SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C. 20549



                                 FORM 8-K

                              CURRENT REPORT


                  PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):   May 8, 1997


                            HSBC AMERICAS, INC.
            (Exact name of registrant as specified in charter)


DELAWARE                      I-2940         22-1093160
(State or other juris-        (Commission    (IRS Employer
diction of incorporation)     File Number)   Identification No.)


ONE MARINE MIDLAND CENTER, BUFFALO, NEW YORK 14203
(Address of principal executive offices)

Registrant's telephone number, including area code:  (716) 841-2424


                              Not Applicable
                      (Former name or former address,
                         if changed since report)





                                                                          2.


Item 2.  Acquisition or Disposition of Assets

  As reported on Form 8-K filed March 14, 1997, HSBC Americas, Inc. (the Company) acquired the common stock of CTUS Inc. (CTUS) effective March 1, 1997.

  The required financial statements relating to the acquisition are provided in Item 7.


Item 7.  Financial Statements and Exhibits

  a. Audited financial statements of CTUS Inc. are included as an Exhibit to this Report.

  b. The following pro forma combined condensed financial statements are provided:

     - Pro Forma Combined Condensed Balance Sheet of HSBC Americas, Inc. as of December 31, 1996.

     - Pro Forma Combined Condensed Income Statement of HSBC Americas, Inc. for the year ended December 31, 1996.

     - Notes to Pro Forma Combined Condensed Financial Information of HSBC Americas, Inc.



                                                                         3.





                           HSBC Americas, Inc.
                 Unaudited Pro Forma Combined Condensed
                          Financial Information


Effective March 1, 1997, the Company acquired the common stock of CTUS. The transaction was accounted for under the purchase method of accounting. The following provides the basis of presentation of the acquisition in the Company's pro forma combined condensed financial information.

The accompanying unaudited pro forma combined condensed balance sheet as of December 31, 1996 includes the assets and liabilities of CTUS at their respective fair values at the date the transaction was consummated.

The accompanying unaudited pro forma combined condensed income statement for the year ended December 31, 1996 presents the pro forma impact of the acquisition of CTUS assuming that the acquisition had been completed as of the beginning of the period presented.

The pro forma information is based on the historical financial statements after giving effect to the impact of purchase accounting adjustments relating to the acquisition. Assumptions and adjustments are set forth in the accompanying notes made in connection with the preparation of the pro forma combined condensed financial information. Purchase accounting adjustments to reflect estimated fair values have been made with respect to the assets and liabilities acquired based upon evaluations as of March 1, 1997.

The pro forma information with respect to CTUS has been prepared by the Company's management based upon the financial statements of CTUS included elsewhere herein and information obtained by the Company during its investigation of the activities acquired. The pro forma financial information should be read in conjunction with the notes thereto. This pro forma information may not be indicative of the results that actually would have occurred if the purchase had been consummated on the date indicated or which may be obtained in the future. While the Company expects to achieve certain operating cost savings as a result of the combination, no adjustment has been included in the pro forma amounts for anticipated operating cost savings or revenue enhancements.

                                                                           4.

                               HSBC Americas, Inc.
                   Pro Forma Combined Condensed Balance Sheet
                              December 31, 1996
                                 (Unaudited)
                                (in millions)

                                       Historical
                                  ------------------
                                        HSBC
                                    Americas    CTUS     Pro Forma   Pro Forma
                                        Inc.    Inc.    Ajustments    Combined
                                  ----------   -----    ----------   ---------
Assets
                                  $          $         $    (29)(1)   $
   Cash and due from banks            2,900      192          2 (2)      3,065
   Federal funds sold and
    securities purchased under
    agreements to resell              1,842                (676)(3)      1,166
   Trading assets                       892                                892
   Securities                         2,870      789          4 (4)      3,663
   Loans                             14,692    5,869         36 (4)     20,597
   Less: allowance for loan loss        418       41                       459
                                    --------   ------    -------       -------
      Loans, net                     14,274    5,828         36         20,138
                                    --------   ------    -------       -------
   Other assets                         694      298        (15)(4)        977
                                                            240 (3)
   Goodwill                             158                  (2)(4)        396
                                    --------   ------    -------       -------
      Total assets                $  23,630  $ 7,107   $   (440)      $ 30,297
                                    ========   ======    =======       =======

Liabilities and Shareholders' Equity
Liabilities
   Deposits - domestic offices    $  15,937  $ 4,389   $     12 (4)   $ 20,338
            - foreign offices         1,773                              1,773
   Federal funds purchased and
    securities sold under
    repurchase agreements             1,284      362                     1,646
                                                            (82)(1)
   Other borrowed funds               2,278    1,857          4 (4)      4,057
   Interest, taxes and
    other liabilities                   385      118          7 (4)        510
                                    --------   ------    -------       -------
      Total liabilities              21,657    6,726        (59)        28,324
                                    --------   ------    -------       -------

                                                           (436)(3)
                                                              2 (2)
Shareholders' Equity                  1,973      381         53 (1)      1,973
                                    --------   ------    -------       -------
      Total liabilities and
       shareholders' equity       $  23,630  $ 7,107   $   (440)      $ 30,297
                                    ========   ======    =======       =======


See Notes to Pro Forma Combined Condensed Financial Information.

(1) Conversion to equity of CTUS Inc. debt of $82 million payable to former parent, net of dividend paid.
(2)  Income earned by CTUS Inc. during 1997 prior to purchase.
(3) Assuming liquidation of short term investments to fund acquisition, including the related goodwill.
(4) Estimated purchase accounting adjustments to reflect fair value and related acquisition liabilities.


                                                                          5.

                             HSBC Americas, Inc.
                Pro Forma Combined Condensed Income Statement
                        Year ended December 31, 1996
                                 (Unaudited)
                                (in millions)


                                 Historical
                            --------------------

                               HSBC
                           Americas        CTUS     Pro Forma      Pro Forma
                               Inc.        Inc.   Adjustments       Combined
                           --------    --------   -----------      ---------
                         $          $           $       (36) (2) $
                                                         (2) (1)
Interest income               1,612         498         (11) (3)       2,061
                                                         (7) (1)
Interest expense                650         326           6  (3)         975
                            --------    --------   ---------        ---------
Net interest income             962         172         (48)           1,086

Provision for loan loss          65          13           -               78
                            --------    --------   ---------        ---------
Net interest income
 after provision for
 loan loss                      897         159         (48)           1,008
Other operating income          311          45          (2) (3)         354
                            --------    --------   ---------        ---------
                              1,208         204         (50)           1,362
Operating expenses              657         147          16  (3)         820
                            --------    --------   ---------        ---------
Income before taxes             551          57         (66)             542
Income taxes (benefit)          171         (17)        (21) (4)         133
                            --------    --------   ---------        ---------
Net income               $      380 $        74 $       (45)     $       409
                            ========    ========   =========        =========



See Notes to Pro Forma Combined Condensed Financial Information.
(1) Reduction of interest expense associated with $82 million debt conversion and reduction of interest income associated with $29 million dividend payment.
(2) Reduction of interest income on short term investments liquidated.
(3) Impact of pro forma purchase accounting adjustments.
(4) Income taxes related to applicable adjustments at 43%.



                                                                       6.


                           HSBC Americas, Inc.
       Notes to Pro Forma Combined Condensed Financial Information
                               (Unaudited)

NOTE 1. Under the purchase agreement relating to the CTUS acquisition, immediately prior to consummation of the acquisition of all of the common stock of CTUS by the Company, CTUS converted senior debt owed to its parent to equity and declared and paid a dividend to its parent, in an amount to reduce shareholder's equity immediately prior to the acquisition to $436 million.
The Company sold a portion of its short term investments to fund the purchase price of the CTUS common shares.

The purchase agreement also provided that at the closing of the purchase of the CTUS common shares by the Company, the Company issued to the former parent of CTUS and the former parent will continue to hold following the purchase, a class of preferred shares of the Company which will provide for a contingent dividend or redemption equal to the amount of recovery, net of taxes and costs if any, by First Federal Savings and Loan Association of Rochester (First Federal), a wholly owned subsidiary of CTUS, (or Marine as its successor) resulting from the pending action against the United States government alleging breaches by the government of contractual obligations to First Federal following the passage of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. The preferred shares issued had a total par value of $100.

NOTE 2. The assumptions underlying the pro forma purchase accounting adjustments are summarized as follows:

(a) The estimated fair value adjustments have been determined by the Company based upon information obtained in the review of the operations of CTUS and various assumptions deemed appropriate by the Company.

       (i) Securities were valued at their estimated fair market value as of March 1, 1997.

      (ii) Loans were valued based upon interest rates as of March 1, 1997. The resulting net premium is being amortized against income over the remaining estimated life of the portfolio utilizing certain prepayment assumptions so as to produce a constant yield to maturity.

     (iii) Premises and equipment included in other assets were recorded at their estimated fair value.

      (iv) Mortgage servicing rights, included in other assets, represent acquired servicing rights and were valued at fair value. The resulting premium is being amortized against income over the remaining life of the servicing portfolio utilizing certain prepayment assumptions.

       (v) Deposits were valued based upon interest rates for comparable deposit liabilities as of March 1, 1997. The resulting premiums are being amortized into interest expense over the remaining contractual term so as to produce a constant cost to maturity.



                                                                           7.




      (vi) Other borrowed funds were valued based upon interest rates for comparable borrowed funds as of March 1, 1997. Outstandings were reduced by amounts received in liquidation of securities.

     (vii) Upon acquisition it is more likely than not that all tax benefits of CTUS will be realized in future periods by the combined entity. Therefore, the valuation allowance for deferred tax assets of CTUS of $11 million was eliminated.

    (viii) Employee benefit liabilities related to employee contracts and severance costs related to the elimination of redundant personnel costs were recorded. Liability for post retirement benefits other than pensions was reduced to the accumulated benefit obligation.

      (ix) Liabilities for lease buyouts of facilities to be vacated were provided.

       (x) Goodwill is being amortized into expense on a straight line basis over 15 years.


(b) The purchase price is estimated to be allocated as described in the table below:

                                                              (in millions)
    Cost of acquisition                                               $676
                                                                       ---
    Net assets acquired                                                436
    Fair value adjustments:
         Securities                                                      4
         Loans                                                          36
         Other assets
          Mortgage servicing rights                                      7
          Premises and equipment                                       (15)
          Write off of intangible assets                                (7)
         Deposits                                                      (12)
         Borrowed funds                                                 (4)
         Reduction in deferred tax
          valuation allowance                                           11
         Other, net                                                     (3)
    Other liabilities
         Acquisition related costs                                     (15)
                                                                       ---
                                                                       438
                                                                       ---
    Goodwill                                                          $238
                                                                       ===


NOTE 3. The Pro Forma Combined Condensed Income Statement for the year ended December 31, 1996 reflects the combination of historical operating results of Company and CTUS and includes the necessary purchase accounting adjustments as if the combination had taken place at the beginning of the period presented.



                                                                           8.




The purchase accounting adjustments used in the preparation of the Pro Forma
Combined Condensed Income Statement are summarized below:

                                                                 Year Ended
                                                          December 31, 1996
                                                          -----------------
                                                              (in millions)
Net income of the Company                                             $380
Net income of CTUS Inc.                                                 74
Pro forma adjustments
  Amortization/accretion of purchase
   accounting adjustments:
     Loans                                                             (11)
     Mortgage servicing rights                                          (2)
     Deposits                                                           (6)
     Goodwill                                                          (16)
  Loss of interest income on short-term
   investments due to their use to fund
   the purchase price                                                  (36)
  Reduction in interest income/expense
   associated with debt conversion net of
   dividend                                                              5
  Net tax effect associated with above
   adjustments excluding amortization of
   goodwill                                                             21
                                                                       ---
Pro forma net income                                                  $409
                                                                       ===


NOTE 4. The following table sets forth the projected effect of purchase accounting adjustments relating to the CTUS acquisition on the operating results of future periods. The annual amortization of goodwill of $16 million relating to the CTUS acquisition is not subject to deduction for Federal and state taxes. The projected amortization and accretion is subject to change if such assets and liabilities are subsequently sold and variations between future prepayments assumed in the preparation of the table and those which may actually occur.

                                       1997    1998    1999   2000    2001
                                       ----    ----    ----   ----    ----
Amortization of:
    Premium on loans                    $11     $10     $ 7    $ 5     $ 3
  Purchased mortgage
   servicing rights                       2       2       1      1       1
  Premium on deposits                     6       6       -      -       -
  Goodwill                               16      16      16     16      16
                                        ---     ---     ---    ---     ---
  Charge to operations                  $35     $34     $24    $22     $20
                                        ===     ===     ===    ===     ===



                                                                       9.

(c)  Exhibits

      2. Stock Purchase Agreement between CT Financial Services Inc. and HSBC Americas, Inc. dated as of August 21, 1996.

     13.  Audited consolidated financial statements for CTUS Inc. -
          December 31, 1996 and 1995, including independent auditors' report thereon.

     23.  Independent Auditors' Consent





                                                                     10.



                                SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.



                              HSBC AMERICAS, INC.

                              (REGISTRANT)



                              /s/ Gerald A. Ronning

                              NAME:   GERALD A. RONNING
                              TITLE:  EXECUTIVE VICE PRESIDENT &
                                      CONTROLLER




Date:  May 8, 1997






                                                           EXHIBIT 2








              AMENDED AND RESTATED STOCK PURCHASE AGREEMENT



                                 between


                       CT FINANCIAL SERVICES INC.
                               ("Seller")

                                   and


                           HSBC AMERICAS, INC.
                              ("Purchaser")


                       dated as of August 21, 1996







                             TABLE OF CONTENTS

                                                                       Page

                                 ARTICLE I

                                DEFINITIONS

     SECTION 1.01.  Certain Defined Terms. . . . . . . . . . . . . . . .  1
     SECTION 1.02.  Additional Defined Terms . . . . . . . . . . . . . .  6

                                ARTICLE II

                             PURCHASE AND SALE

     SECTION 2.01.  Purchase and Sale of CTUS Shares and
                     CTUS Preferred Stock  . . . . . . . . . . . . . . .  8
     SECTION 2.02.  Purchase Price; HSAI Preferred Stock . . . . . . . .  8
     SECTION 2.03.  Closing. . . . . . . . . . . . . . . . . . . . . . .  8
     SECTION 2.04.  Purchase Price Adjustment. . . . . . . . . . . . . .  9
     SECTION 2.05.  Certain Accounting Matters . . . . . . . . . . . . . 12
     SECTION 2.06.  Differential Amount Estimate . . . . . . . . . . . . 12

                                ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE SELLER

     SECTION 3.01.  Organization and Authority of the Seller . . . . . . 12
     SECTION 3.02.  CTUS Representation. . . . . . . . . . . . . . . . . 13
     SECTION 3.03.  Organization and Qualification of CTUS, the Company
                     and the Subsidiaries. . . . . . . . . . . . . . . . 13
     SECTION 3.04.  Capital Stock of CTUS. . . . . . . . . . . . . . . . 14
     SECTION 3.05.  Capital Stock of the Company and the Subsidiaries. . 14
     SECTION 3.06.  Consents and Approvals . . . . . . . . . . . . . . . 15
     SECTION 3.07.  No Conflict. . . . . . . . . . . . . . . . . . . . . 16
     SECTION 3.08.  CTUS Financial Statements. . . . . . . . . . . . . . 16
     SECTION 3.09.  Company Financial Statements . . . . . . . . . . . . 16
     SECTION 3.10.  Absence of Certain Changes or Events . . . . . . . . 17
     SECTION 3.11.  Absence of Litigation. . . . . . . . . . . . . . . . 19
     SECTION 3.12.  Compliance with Laws . . . . . . . . . . . . . . . . 19
     SECTION 3.13.  Contracts. . . . . . . . . . . . . . . . . . . . . . 19
     SECTION 3.14.  Reports. . . . . . . . . . . . . . . . . . . . . . . 19
     SECTION 3.15.  Taxes. . . . . . . . . . . . . . . . . . . . . . . . 20
     SECTION 3.16.  Real Property. . . . . . . . . . . . . . . . . . . . 21
     SECTION 3.17.  Environmental Matters. . . . . . . . . . . . . . . . 22
     SECTION 3.18.  Employee Benefit Matters . . . . . . . . . . . . . . 22
     SECTION 3.19.  Labor Matters. . . . . . . . . . . . . . . . . . . . 25
     SECTION 3.20.  Insurance. . . . . . . . . . . . . . . . . . . . . . 26
     SECTION 3.21.  Minority Shares. . . . . . . . . . . . . . . . . . . 26
     SECTION 3.22.  Intercompany Obligations . . . . . . . . . . . . . . 26
     SECTION 3.23.  Community Reinvestment Act . . . . . . . . . . . . . 26
     SECTION 3.24.  Brokers. . . . . . . . . . . . . . . . . . . . . . . 27

                                ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     SECTION 4.01.  Organization and Authority of the Purchaser;
                     Authorization and Issuance of HSAI Preferred
                     Stock . . . . . . . . . . . . . . . . . . . . . . . 27
     SECTION 4.02.  Organization of Marine . . . . . . . . . . . . . . . 27
     SECTION 4.03.  Consents and Approvals . . . . . . . . . . . . . . . 28
     SECTION 4.04.  No Conflict. . . . . . . . . . . . . . . . . . . . . 28
     SECTION 4.05.  Compliance with Laws . . . . . . . . . . . . . . . . 28
     SECTION 4.06.  Absence of Litigation. . . . . . . . . . . . . . . . 29
     SECTION 4.07.  Securities Law . . . . . . . . . . . . . . . . . . . 29
     SECTION 4.08.  Financing. . . . . . . . . . . . . . . . . . . . . . 29
     SECTION 4.09.  Community Reinvestment Act . . . . . . . . . . . . . 29
     SECTION 4.10.  Brokers. . . . . . . . . . . . . . . . . . . . . . . 29

                                 ARTICLE V

                           ADDITIONAL AGREEMENTS

     SECTION 5.01.  Conduct of Business Prior to the Closing . . . . . . 30
     SECTION 5.02.  Investigation. . . . . . . . . . . . . . . . . . . . 31
     SECTION 5.03.  Access to Information. . . . . . . . . . . . . . . . 32
     SECTION 5.04.  Books and Records. . . . . . . . . . . . . . . . . . 33
     SECTION 5.05.  Confidentiality. . . . . . . . . . . . . . . . . . . 33
     SECTION 5.06.  Authorizations; Consents and Notices . . . . . . . . 34
     SECTION 5.07.  Pre-Closing Payments . . . . . . . . . . . . . . . . 35
     SECTION 5.08.  Notice of Events . . . . . . . . . . . . . . . . . . 35
     SECTION 5.09.  FIRREA Claim . . . . . . . . . . . . . . . . . . . . 35
     SECTION 5.10.  No Solicitation. . . . . . . . . . . . . . . . . . . 37
     SECTION 5.11.  Covenant Not to Compete. . . . . . . . . . . . . . . 37
     SECTION 5.12.  Environmental Audit. . . . . . . . . . . . . . . . . 38
     SECTION 5.13.  Minority Shares. . . . . . . . . . . . . . . . . . . 39
     SECTION 5.14.  FIRTPA Certificate . . . . . . . . . . . . . . . . . 39
     SECTION 5.15.  Further Assurances . . . . . . . . . . . . . . . . . 39
     SECTION 5.16.  Transition . . . . . . . . . . . . . . . . . . . . . 39

                                ARTICLE VI

                             EMPLOYEE MATTERS

     SECTION 6.01.  Provision of Comparable Benefits . . . . . . . . . . 39
     SECTION 6.02.  Succession . . . . . . . . . . . . . . . . . . . . . 40
     SECTION 6.03.  Survival . . . . . . . . . . . . . . . . . . . . . . 41

                                ARTICLE VII

                                TAX MATTERS

     SECTION 7.01.  Tax Indemnities. . . . . . . . . . . . . . . . . . . 41
     SECTION 7.02.  Refunds and Tax Benefits . . . . . . . . . . . . . . 42
     SECTION 7.03.  Contests . . . . . . . . . . . . . . . . . . . . . . 44
     SECTION 7.04.  Preparation of Tax Returns . . . . . . . . . . . . . 46
     SECTION 7.05.  Cooperation and Exchange of Information. . . . . . . 47
     SECTION 7.06.  Conveyance Taxes . . . . . . . . . . . . . . . . . . 47
     SECTION 7.07.  Miscellaneous. . . . . . . . . . . . . . . . . . . . 47

                               ARTICLE VIII

                           CONDITIONS TO CLOSING

     SECTION 8.01.  Conditions to Obligations of the Seller. . . . . . . 48
     SECTION 8.02.  Conditions to Obligations of the Purchaser . . . . . 49

                                ARTICLE IX

                     TERMINATION, AMENDMENT AND WAIVER

     SECTION 9.01.  Termination. . . . . . . . . . . . . . . . . . . . . 50
     SECTION 9.02.  Effect of Termination. . . . . . . . . . . . . . . . 50
     SECTION 9.03.  Waiver . . . . . . . . . . . . . . . . . . . . . . . 51
     SECTION 9.04.  Termination Fee. . . . . . . . . . . . . . . . . . . 51

                                 ARTICLE X

                            GENERAL PROVISIONS

     SECTION 10.01.  Non-Survival of Representations, Warranties,
                      Covenants and Agreements . . . . . . . . . . . . . 51
     SECTION 10.02.  Release and Indemnification . . . . . . . . . . . . 52
     SECTION 10.03.  Indemnification by the Seller . . . . . . . . . . . 52
     SECTION 10.04.  Prior Tax Sharing Agreements. . . . . . . . . . . . 56
     SECTION 10.05.  Expenses. . . . . . . . . . . . . . . . . . . . . . 56
     SECTION 10.06.  Federal Home Loan Bank of New York Advances . . . . 56
     SECTION 10.07.  Notices . . . . . . . . . . . . . . . . . . . . . . 57
     SECTION 10.08.  Public Announcements. . . . . . . . . . . . . . . . 58
     SECTION 10.09.  Headings. . . . . . . . . . . . . . . . . . . . . . 58
     SECTION 10.10.  Severability. . . . . . . . . . . . . . . . . . . . 58
     SECTION 10.11.  Disclosure Schedule; Exhibits . . . . . . . . . . . 58
     SECTION 10.12.  Entire Agreement. . . . . . . . . . . . . . . . . . 58
     SECTION 10.13.  Assignment. . . . . . . . . . . . . . . . . . . . . 59
     SECTION 10.14.  No Third-Party Beneficiaries. . . . . . . . . . . . 59
     SECTION 10.15.  Amendment; Waiver . . . . . . . . . . . . . . . . . 59
     SECTION 10.16.  Governing Law . . . . . . . . . . . . . . . . . . . 59
     SECTION 10.17.  Counterparts. . . . . . . . . . . . . . . . . . . . 59


EXHIBITS

     Exhibit 2.02           Form of Certificate of Designation for HSAI
                             Preferred Stock
     Exhibit 2.05(b)        Sample Calculation of the Audited Book Value of
                             the Company
     Exhibit 3.08           CTUS Financial Statements
     Exhibit 3.09           Company Financial Statements
     Exhibit 5.01(a)(iii)   Requirements for CTUS to Qualify as a "Private
                             Company" Under Canadian Securities Laws
     Exhibit 5.09(a)        Standards of Conduct for FIRREA Plaintiff
     Exhibit 5.09(b)        Form of Certificate of Designation for CTUS
                             Preferred Stock
     Exhibit 5.09(d)        Form of FIRREA Claim Management Agreement





         AMENDED AND RESTATED STOCK PURCHASE AGREEMENT dated as of
August 21, 1996 between CT FINANCIAL SERVICES INC., a federal corporation organized under the Laws of Canada (the "Seller"), and HSBC AMERICAS, INC., a Delaware corporation (the "Purchaser").


                           W I T N E S S E T H :

         WHEREAS, the Seller owns, directly or indirectly, all of the issued and outstanding common shares (the "CTUS Shares") of CTUS Inc., a Delaware corporation ("CTUS");

         WHEREAS, on the date hereof, CTUS owns approximately 99% of the issued and outstanding shares (the "Company Shares") of First Federal Savings and Loan Association of Rochester (the "Company");

         WHEREAS, prior to the Audit Date (as defined herein) CTUS intends to issue to the Seller the CTUS Preferred Stock (as defined herein);

         WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the CTUS Shares and the CTUS Preferred Stock on the terms and conditions set forth herein and wishes to obtain the indirect ownership of all of the issued and outstanding shares of the Company;

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, the Seller and the Purchaser hereby agree as follows:

                                 ARTICLE I

                                DEFINITIONS

         SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

         "Affiliate" of a specified person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

         "Agreed Minimum Audit Date Book Value" means an amount equal to
(a) the sum of (i) U.S.$404,000,000 and (ii) an amount equal to the excess, if any, of (x) the Covered Period Net Earnings plus (y) the Deferred Tax Valuation Amount over the Earnings Amount less (b) the sum of (i) the Employee Amount and (ii) the BIF/SAIF Amount plus (c) the amount, if any, by which the Employee Amount exceeds U.S.$16,000,000 (net of Tax benefit).

         "Agreement" means this Amended and Restated Stock Purchase Agreement dated as of August 21, 1996 (including the exhibits and schedules hereto) and all amendments hereto made in accordance with the provisions of
Section 10.15.

         "BIF/SAIF Amount" means an amount equal to any special one-time assessment or charge (net of any Tax benefit) paid or accrued by the Company prior to the Closing arising out of or related to any Law with respect to insurance of deposits (as defined in the FDIA) of the Company by or through the Savings Association Insurance Fund (SAIF), but not any regular premium paid or accrued prior to the Closing Date, less the present value at the Closing Date of the difference between (a) the premiums paid or accrued in respect of the Company's deposits from the date such one-time assessment or charge was paid or accrued through the Closing Date and (b) the premiums that would have been paid or accrued had no such assessment or charge been paid or accrued.

         "Book Value" means the amount by which total consolidated assets exceeds total consolidated liabilities of an entity as shown on any specified consolidated balance sheet prepared in accordance with GAAP.

         "Business" means the business of providing financial services and related financial products and all other business which is currently being conducted by the indicated person or entity.

         "Business Day" means a day of the year on which banks are not required or authorized to be closed in New York or Toronto.

         "Chemical Substance" means any pollutant, chemical, mixture, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, or any substances, materials or wastes which are regulated under any Environmental Law.

         "Code" means the Internal Revenue Code of 1986, as amended through the date hereof.

         "Covered Period Net Earnings" means the net income of the Company from July 1, 1996 through the Audit Date (calculated without (i) deduction of any amount in respect of the BIF/SAIF Amount and the Employee Amount and (ii) addition of the Deferred Tax Valuation Amount) less U.S.$4,000,000, as determined by the Company's Accountants in accordance with Section 2.04.

         "Deferred Tax Valuation Amount" means an amount equal to U.S.$5,000,000.

         "Earnings Amount" means the sum of (i) the lesser of (x)
U.S.$5,300,000 multiplied by the number of months between July 1, 1996 and the Audit Date and (y) Covered Period Net Earnings and (ii) the Deferred Tax Valuation Amount.

         "Employee Amount" means an amount (net of Tax benefit) equal to the aggregate amount of all severance payments, benefits, bonus amounts relating to all options, completion or stay bonuses, special and long-term incentives paid or payable to employees or former employees of the Company or other employment-related consideration, but only to the extent the same arise out of or result from the transactions contemplated by this Agreement and any amounts in respect of the foregoing whether or not paid or accrued by the Company before the Audit Date.

         "Encumbrance" means a pledge, lien, security interest, mortgage, charge, adverse claim of ownership or use, or other encumbrance of any kind.

         "Environment" means any soil, surface waters, groundwaters, stream sediments, surface or subsurface strata, and ambient air, and any other environmental medium.

         "Environmental Laws" means all applicable federal, state, county and local Laws or regulations relating to human health and safety, protection of the environment or natural resources in existence on the date hereof.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Final Determination" means, as applied to federal income taxes in respect of any item for a Period, (i) a final, unappealable decision by a court of competent jurisdiction with respect to such taxes, (ii) the expiration of the time for filing a claim for refund with respect to such taxes or, if a refund claim with respect to such taxes has been timely filed, the expiration of the time for instituting suit in respect of such refund claim, if no further adjustment to the items of income, gain, deduction, loss or credit for such Period may thereafter be made, (iii) the execution by or on behalf of the taxpayer and the IRS of a closing agreement under Section 7121 of the Code with respect to such taxes, (iv) the acceptance by the IRS of a tender pursuant to an offer in compromise with respect to such taxes pursuant to Section 7122 of the Code, (v) the execution of a Form 870AD with respect to such taxes or (vi) any other final and irrevocable determination of the tax liability with respect to such taxes of a party to this Agreement (or an Affiliate of a party) for the Period. In the context of state or local income taxes in respect of any item for a Period, "Final Determination" means any final, unappealable and irrevocable determination of the tax liability of a party to this Agreement (or an Affiliate of a party) with respect to such taxes for the Period.

         "GAAP" means generally accepted accounting principles in the United States in effect from time to time applied consistently throughout the period involved.

         "Governmental Authority" means any Canadian or United States federal, state, provincial or local government or any other foreign government, or any governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

         "Knowledge of the Seller" or "to the Seller's knowledge" means, with respect to matters relating to the Seller, the actual knowledge of the senior executive officers of the Seller with respect to such matters and, in the case of any matters relating to the Company or any of the Subsidiaries, such knowledge as is obtainable after the Seller's due inquiry of the senior executive officers of the Company set forth in Section 1.01 of the Seller Disclosure Schedule.

         "Law" means any U.S. or Canadian federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, rule of any U.S. or Canadian administrative body, other requirement or rule of law.

         "Leased Property" means any real property listed in
Section 3.16(b) of the Seller Disclosure Schedule.

         "Loan Property" means any property, other than single-family residences and Real Estate Owned, securing a loan held by the Company or any Subsidiary, or, where required by the context, the Company or any Subsidiary is deemed by a court of competent jurisdiction to be the owner or operator of such property.

         "Loss" or "Losses" means any and all losses, liabilities, obligations, damages, claims, awards or judgments actually suffered or incurred by a party including legal costs and expenses to the extent provided in Section 10.03(d), but excluding incidental, special, indirect or consequential damages, loss of profits or similar damages.

         "Material Adverse Effect" means any change in, or effect on, CTUS, the Company or the Subsidiaries, as the case may be, that is materially adverse to the results of operations, financial condition or properties and assets of CTUS, the Company and the Subsidiaries, taken as a whole; provided, however, that changes or effects resulting directly or indirectly from
(i) changes in Laws or GAAP (or interpretations thereof), (ii) changes in the general level of market interest rates, (iii) changes in the economic, financial or market conditions affecting the banking or thrift industry generally in the regions in which CTUS, the Company or the Subsidiaries operate, (iv) the effect of any sale or other disposition of loans or any other transaction affecting CTUS, the Company or the Subsidiaries to the extent the same is made pursuant to, or as permitted or contemplated by, this Agreement or with the Purchaser's prior written consent or at its written direction, or (v) the announcement of this Agreement or the transactions contemplated hereby, shall not constitute or contribute to a Material Adverse Effect.

         "Minority Shares" means any shares of the Company not owned by CTUS on the date hereof.

         "Non-Compete Area" means New York State.

         "Period" means, in respect of a particular Tax, the taxable year or any other period for which such Tax is imposed.

         "Person" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

         "Post-Closing Period" means any Period that begins after the Closing Date, and, with respect to any Period beginning before and ending after the Closing Date, shall mean the portion of such Period commencing on the day following the Closing Date.

         "Pre-Closing Period" means any Period that ends on or before the Closing Date, and, with respect to any Period beginning before and ending after the Closing Date, shall mean the portion of such Period ending on the Closing Date.

         "Purchaser Disclosure Schedule" means the Disclosure Schedule of the Purchaser dated as of the date hereof, delivered by the Purchaser to the Seller upon the execution and delivery of this Agreement.

         "Real Estate Owned" means real estate acquired through foreclosure or through a deed in lieu of foreclosure.

         "Real Property" means any real property currently or formerly owned (but, in the case of formerly owned property only with respect to the period of time owned by CTUS, the Company or any Subsidiary) by CTUS, the Company or any Subsidiary and all improvements related thereto, including but not limited to owned branch offices, but not including Real Estate Owned or Leased Property.

         "Release" shall have the meaning as defined in or pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act.

         "Returns" means any report, information statement, return, declaration or other filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes including any amendments thereto.

         "Seller Disclosure Schedule" means the Disclosure Schedule of the Seller, dated as of the date hereof, delivered by the Seller to the Purchaser upon the execution and delivery of this Agreement.

         "Subsidiary" means each corporation, bank, savings bank, association, partnership or other entity in which the Company owns or controls 25% or more of the voting power of all outstanding voting securities or interests either directly or through an unbroken chain of entities as to each of which 25% or more of the voting power of all outstanding voting securities or interests is owned directly or indirectly by its parent; provided, however, that as used in Article III, other than in the first sentence of
Section 3.05(b), "Subsidiary" shall not include any entity identified in
Section 3.05(b) of the Seller Disclosure Schedule as being an entity the equity securities or interests of which (i) have been acquired through foreclosure or (ii) are owned or controlled in a fiduciary capacity.

         "Tax" or "Taxes" means all taxes, however denominated, including any interest or penalties that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all net income, alternative or add-on minimum, gross income, gross receipts, sales, use, goods and services, ad valorem, earnings, franchise, profits, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, excess or windfall profit or value added tax.

         "U.S.$" means United States dollars.

         SECTION 1.02. Additional Defined Terms. The following additional defined terms shall have the meanings set forth in the sections of this Agreement listed below:

Defined Term                            Section Where Defined

Audit Date                                     2.04(a)
Audit Date Balance Sheet                       2.04(a)
Audited Book Value                             2.04(b)
Audited Financial Statements                   3.09
Claim Deductible                               10.03(b)(ii)
Closing                                        2.03(a)
Closing Date                                   2.03(a)
Company                                        Recitals
Company Financial Statements                   3.09
Company Shares                                 Recitals
Company's Accountants                          2.04(b)
Confidentiality Agreement                      5.05(a)
Contest                                        7.03(b)
CRA                                            3.23
CTUS                                           Recitals
CTUS Certificate of Designation                5.09(b)
CTUS Financial Statements                      3.08
CTUS Preferred Stock                           5.09(b)
CTUS Shares                                    Recitals
Differential Amount                            2.04(b)
Differential Amount Estimate                   2.06
Differential Amount Schedule                   2.06
Electronic Networks                            5.11
FDIA                                           3.03(b)
FDIC                                           3.03(b)
FIRREA Claim                                   5.09(a)
FIRREA Plaintiff                               5.09(a)
FIRREA Recovery                                5.09(a)
FIRREA Claim Management Agreement              5.09(d)
HOLA                                           3.03(b)
HSAI Certificate of Designation                2.02(b)
HSAI Preferred Stock                           2.02(b)
Indemnifiable Amount                           10.03(b)(ii)
Indemnification Event                          7.03(a)
Intercompany Obligations                       3.22
IRS                                            3.18(b)
Maximum Aggregate Indemnity Payment Amount     10.03(b)(iii)
Merrill Lynch                                  3.24
OTS                                            3.03(a)
PBGC                                           3.18(e)
Plans                                          3.18(a)
Post-Closing Date Tax Benefit                  7.02(c)
Public Voting Requirement                      5.11
Purchase Price                                 2.02(a)
Purchaser                                      Preamble
Purchaser Operating Approvals                  4.05(a)
Purchaser's Accountants                        2.04(c)
Purchaser's Required Approvals                 4.03(a)
Reports                                        3.14
Seller                                         Preamble
Seller Indemnified Party                       10.02(b)
Seller Operating Approvals                     3.12(a)
Seller's Accountants                           2.04(c)
Seller's Required Approvals                    3.06(a)
SLHC Act                                       3.03(a)
Straddle Period                                7.01(c)
Subsidiary Shares                              3.05(b)
Tax Liability Threshold Amount                 7.01(d)
Unaudited Financial Statements                 3.09


                                ARTICLE II

                             PURCHASE AND SALE

         SECTION 2.01. Purchase and Sale of CTUS Shares and CTUS Preferred Stock. On the terms and subject to the conditions set forth in this Agreement, the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, on the Closing Date, the CTUS Shares and the CTUS Preferred Stock.

         SECTION 2.02. Purchase Price; HSAI Preferred Stock. (a) The purchase price (the "Purchase Price") for the CTUS Shares shall be payable in New York in cash in the net amount of U.S.$620,000,000, free of any withholding, deduction or adjustment of any nature whatsoever, except as expressly provided for in Sections 2.04, 2.06 and 5.14 of this Agreement or as required by Law. The Purchase Price shall be payable as provided in Section 2.03(c).

         (b) The consideration for the CTUS Preferred Stock shall be newly issued shares of a new series of preferred stock, par value $1.00 per share, of the Purchaser (the "HSAI Preferred Stock") constituted by and having terms and conditions set forth in the form of certificate of designation of the Purchaser annexed hereto as Exhibit 2.02(b) (the "HSAI Certificate of Designation"). The number of shares of HSAI Preferred Stock shall be equal to the number of shares of CTUS Preferred Stock. The HSAI Preferred Stock shall be issuable as provided in Section 2.03(c).

         SECTION 2.03. Closing. (a) Subject to the terms and conditions of this Agreement, the sale and purchase of the CTUS Shares and the CTUS Preferred Stock contemplated hereby shall take place at a closing at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York (the "Closing") at 10:00 a.m., local time, on the first Business Day of the month following the month in which the conditions to Closing set forth in
Article VIII are first satisfied or waived (on the understanding that such conditions shall continue to have been satisfied or waived immediately prior to the Closing) or at such other time or on such other date or at such other place as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

         (b) At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser (i) certificates evidencing the CTUS Shares and the CTUS Preferred Stock, in each case duly endorsed in blank, in proper form for transfer or accompanied by stock powers duly executed in blank and (ii) the certificates and other documents required to be delivered pursuant to Section 8.02(a).

         (c)  At the Closing, the Purchaser shall deliver to the Seller
(i) the Purchase Price and the Differential Amount Estimate by wire transfer in immediately available funds to no more than ten (10) accounts designated by the Seller in writing at least two Business Days prior to the Closing Date,
(ii) certificates evidencing the HSAI Preferred Stock duly registered in the name of the Seller or such Persons as shall have been designated by the Seller in writing at least two Business Days prior to the Closing Date and (iii) the certificates and other documents required to be delivered by the Purchaser pursuant to Section 8.01(a).

         SECTION 2.04. Purchase Price Adjustment. The parties hereto acknowledge that the Purchase Price is to be adjusted as specified in this
Section 2.04 for the purposes described in Section 2.05:

         (a) As promptly as practicable, but not later than 60 days after the Closing Date, the Seller and the Purchaser shall cause CTUS to prepare and deliver to the Seller and the Purchaser an interim consolidated balance sheet for CTUS as of the end of the month immediately preceding the Closing Date in a manner consistent with past practice (for ease of reference being referred to herein as the "Audit Date Balance Sheet" and the date thereof being referred to herein as the "Audit Date").

         (b)  Following preparation of the Audit Date Balance Sheet by
CTUS, the Purchaser shall cause CTUS to request the Company's independent accountants, Deloitte & Touche LLP (the "Company's Accountants"), (i) to audit the Audit Date Balance Sheet in accordance with generally accepted auditing standards, (ii) to prepare a schedule to the Audit Date Balance Sheet showing
(x) the Book Value of CTUS as of the Audit Date on the basis of the Audit Date Balance Sheet (the "Audited Book Value"), (y) the calculation of the Agreed Minimum Audit Date Book Value on the basis of the Audit Date Balance Sheet (including the Covered Period Net Earnings, the Earnings Amount, the Employee Amount and the BIF/SAIF Amount) and (z) the amount, if any, by which the Audited Book Value exceeds or is less than the Agreed Minimum Audit Date Book Value (the "Differential Amount") and (iii) to deliver a copy of the schedule referred to in clause (ii) above and an unqualified report stating that the Audit Date Balance Sheet fairly presents, in all material respects, the financial condition of CTUS as of the Audit Date and such schedule fairly presents, in all material respects, the information contained therein, in each case in accordance with GAAP and on a basis consistent with prior audited
balance sheets of CTUS.   The Seller shall pay the fees and expenses of the
Company's Accountants in preparing the Audit Date Balance Sheet, including the schedule thereto referred to clause (ii) above and in responding to any questions or disputes arising in connection therewith.

         (c) Within 20 Business Days following the receipt by the Purchaser and the Seller of the Audit Date Balance Sheet, each of the Seller's independent accountants, Price Waterhouse LLP (the "Seller's Accountants"), and the Purchaser's independent accountants, KPMG Peat Marwick LLP (the "Purchaser's Accountants"), shall have an opportunity to make such investigation of the accounting, records of CTUS (and the pertinent portions of the relevant work papers of the Company's Accountants) as any of the Purchaser, the Seller, the Seller's Accountants and the Purchaser's Accountants shall deem necessary and, if the Seller's Accountants or the Purchaser's Accountants desire, to meet with the Company's Accountants to discuss the determination of the Audited Book Value, the Agreed Minimum Audit Date Book Value and the Differential Amount. If, within such 20 Business Day period, the Seller's Accountants and/or the Purchaser's Accountants disagree with the amount or calculation of any of the foregoing and/or believe that the Audit Date Balance Sheet does not fairly present the financial condition of CTUS, as of the Audit Date, in all material respects in accordance with GAAP, then, in either such event, either of the Seller's Accountants and/or the Purchaser's Accountants may provide the Company with written notice of any such disagreement or belief (together with relevant supporting details) and thereafter the Seller's Accountants, the Purchaser's Accountants and the Company's Accountants shall promptly attempt to resolve any differences or concerns that may exist, it being agreed that if such accountants shall be unable within a period of 10 Business Days to resolve the differences and reach agreement, then, in such event, the Purchaser and the Seller will endeavor in good faith to resolve the differences amongst themselves during an additional period of 10 Business Days. If, after this additional 10 Business Day period, the Purchaser and the Seller have failed to so agree, the disputed items shall be submitted for final resolution to an independent accounting firm selected and agreed to by the Seller's Accountants and the Purchaser's Accountants or, if such accountant is unavailable, to such other independent accountant as to which the Seller and the Purchaser shall agree, which accountant shall be instructed to apply GAAP (and no other standards unless agreed to by both parties hereto), to attempt to resolve any such dispute and, following any such resolution, determine whether and to what extent, if any, the Audited Book Value or the Agreed Minimum Audit Date Book Value should be modified or changes should be made to the Audit Date Balance Sheet, which determination shall be required to be completed within 15 Business Days and shall be final and binding on the parties hereto absent manifest error. The Seller and the Purchaser shall each bear one-half of the fees and expenses of such other independent accounting firm as is appointed, if any, by the Purchaser and the Seller as contemplated herein.

         (d) Subject to paragraph (c) above and the proviso set forth below (and notwithstanding anything to the contrary in Section 2.02), if there is a Differential Amount the Purchase Price shall be adjusted from the amount actually paid by the Purchaser in accordance with Section 2.03(c), and the Purchaser and the Seller agree to make payments to each other following the Closing as follows:

              (i) if there is a Differential Amount as a result of the Audited Book Value being greater than the Agreed Minimum Audit Date Book Value, then, in any such case, the Purchaser shall make an additional payment to the Seller in respect of the Purchase Price in an amount equal to the sum of the Differential Amount (less the Differential Amount Estimate) and interest at the rate of 6% per annum payable in respect of the period commencing on the Closing Date and continuing through and including the date on which payment in respect of the Differential Amount is made; provided, however, if the Differential Amount Estimate exceeds the Differential Amount, then the Seller shall make a payment to the Purchaser in an amount equal to such difference with interest as provided above; or

              (ii) if there is a Differential Amount as a result of the Audited Book Value being less than the Agreed Minimum Audit Date Book Value, then, in any such case, the Seller shall refund to the Purchaser an amount in respect of the Purchase Price in an amount equal to the sum of the Differential Amount and interest at the rate of 6% per annum payable in respect of the period commencing on the Closing Date and continuing through and including the date on which payment in respect of the Differential Amount is made;

provided, however, that in giving effect to any such increase or decrease in the Purchase Price, the U.S. dollar amounts shall be rounded up or down to the nearest full U.S. dollar. Any payments required to be made pursuant to this paragraph (d) shall be made by wire transfer of immediately available funds to the account of the Purchaser or the Seller, as the case may be, designated in writing not later than 15 Business Days after the date on which the Audit Date Balance Sheet is finally determined in accordance with Section 2.04(c).

         (e) For purposes of this Section 2.04, the Purchaser and the Seller have agreed that each of the accountants referred to in this Section
2.04 is to find any adjustments necessary to cause the Audit Date Balance Sheet to be in accordance with GAAP and the schedule referred to in Section 2.04(b) to be in accordance with this Agreement; provided, however, that such adjustments shall be (i) individual items in excess of $1,000,000 and
(ii) other items in excess of $250,000 but less than $1,000,000 that aggregate $5,000,000 or more.

         SECTION 2.05. Certain Accounting Matters. (a) In addition to the obligation of the Purchaser to pay the Purchase Price, (i) the Seller shall be entitled to the economic benefit of the Covered Period Net Earnings in an average amount of up to $5,300,000 for each month between July 1, 1996 through and including the Audit Date plus the Deferred Tax Valuation Amount but not in excess of $5,000,000, (ii) the Company shall be obligated following the Audit Date to pay the Employee Amount to the extent not paid by the Company prior to the Audit Date and, in the computation of the Agreed Minimum Audit Date Book Value, the after-tax effect of any actual accrual on or prior to the Audit Date with respect to the Employee Amount (but not in excess of U.S.$16,000,000) shall be reversed, and (iii) the Company shall be obligated following the Closing to accrue or pay the BIF/SAIF Amount and, to the extent that the Company has been required on or prior to the Audit Date, to fully expense or pay for such BIF/SAIF Amount, in the computation of the Agreed Minimum Audit Date Book Value, and the after-tax effect of any such payment or required accrual by the Company shall be reversed.

         (b)  For the avoidance of doubt, it is agreed that as a result of
Section 2.05(a), there will be an increase in the retained earnings of the Company between the date hereof and the Audit Date which will be available for the Seller to cause the Company to pay out as an extraordinary dividend as contemplated by and subject to the limitations contained in Section 5.07. For illustrative purposes, Exhibit 2.05(b) provides a sample calculation of the Agreed Minimum Audit Date Book Value of the Company reflecting the principles set out in Section 2.05(a).

         SECTION 2.06.  Differential Amount Estimate.  On or about January
15, 1997, but no later than 7 days prior to the Closing Date, the Seller shall prepare in good faith, and deliver to the Purchaser, a schedule which sets forth an estimate of the Differential Amount (the "Differential Amount Schedule"), in substantially the form of Exhibit 2.05(b). The estimate of the Differential Amount (the "Differential Amount Estimate") to be set forth in the Differential Amount Schedule shall be based on, but not limited to, calculations of (i) the Employee Amount, (ii) the BIF/SAIF Amount, (iii) Covered Period Net Earnings, (iv) Audited Book Value, (v) Agreed Minimum Audit Date Book Value and (vi) any dividends theretofore paid by the Company to CTUS. As an advance payment in respect of the Differential Amount, the Purchaser shall pay to the Seller the Differential Amount Estimate on the Closing Date, which Differential Amount Estimate is believed by the Company to be approximately U.S.$40,400,000.

                                ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller represents and warrants to the Purchaser as follows:

         SECTION 3.01.  Organization and Authority of the Seller.  The
Seller is a corporation duly organized and validly existing under the laws of Canada and has all necessary power (corporate or otherwise) and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (whether considered in a proceeding at law or in equity).

         SECTION 3.02. CTUS Representation. CTUS has no direct or indirect subsidiaries, equity investments or joint ventures except for the Company and the Subsidiaries. CTUS is not a party to any mortgage, lease or other agreement except as set forth in Section 3.02 of the Seller Disclosure Schedule. As of the Closing, CTUS shall have no assets other than the Company Shares and certain Minority Shares, and shall have no liabilities, except as set forth on its unaudited balance sheet as of June 30, 1996 (parent only), a copy of which has heretofore been furnished to the Purchaser and receipt of which is hereby acknowledged. Except as disclosed in Section 3.02 of the Seller Disclosure Schedule, since the date of its organization CTUS has not engaged in any business or operations, except the ownership of the Company Shares and certain Minority Shares and has never had any employees or Plans.

         SECTION 3.03. Organization and Qualification of CTUS, the Company and the Subsidiaries. (a) CTUS is (i) a corporation duly organized and validly existing under the laws of the State of Delaware and (ii) registered as a savings and loan holding company with the Office of Thrift Supervision ("OTS") under the Savings and Loan Holding Company Act, as amended (the "SLHC Act"). True and complete copies of the certificate of incorporation and bylaws (or equivalent organizational documents) of CTUS, as amended to the date of this Agreement, have been made available for review by the Purchaser.

         (b) The Company is a federally chartered stock savings and loan association duly organized, validly existing and in good standing under the laws of the United States of America and engages only in activities (and holds properties only of the types) authorized by the Home Owners' Loan Act of 1933, as amended ("HOLA") and the OTS rules and regulations thereunder and not prohibited by HOLA or the Federal Deposit Insurance Act (the "FDIA") and the rules and regulations promulgated by the Federal Deposit Insurance Corporation (the "FDIC") thereunder for federal savings associations. The Company's deposit accounts are insured to the fullest extent permitted under applicable Law by the Savings Association Insurance Fund as administered by the FDIC.
The Company is a qualified thrift lender under section 10(m) of HOLA and is a member of the Federal Home Loan Bank of New York. True and complete copies of the certificate of incorporation and bylaws (or equivalent organizational documents) of the Company, as amended to the date of this Agreement, have been made available for review by the Purchaser.

         (c) Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. True and complete copies of the certificate of incorporation and bylaws (or equivalent organization documents) of each Subsidiary, each of the foregoing as amended to the date of this Agreement, have been made available for review by the Purchaser. Each Subsidiary engages only in activities permitted for subsidiaries or service corporations, as the case may be, of federal savings associations.

         (d) Each of CTUS, the Company and each of the Subsidiaries has the requisite power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on, in all material respects, that portion of the Business of CTUS, the Company and the Subsidiaries as is currently conducted by CTUS, the Company or such Subsidiary, as the case may be. Each of CTUS, the Company and each Subsidiary is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be qualified and in good standing which, individually or, to the Seller's knowledge, in the aggregate, would not have a Material Adverse Effect.

         SECTION 3.04. Capital Stock of CTUS. The Seller owns, directly or indirectly, all of the CTUS Shares, and as of the date hereof the CTUS Shares constitute all the issued and outstanding shares of capital stock of CTUS. The CTUS Shares have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any pre-emptive rights. Other than the provisions hereof relating to the CTUS Preferred Stock, there are no outstanding options, warrants or rights of conversion or other rights, agreements, arrangements or commitments relating to the capital stock of CTUS obligating CTUS to issue or sell any of its shares of capital stock. The Seller is the record and beneficial owner of the CTUS Shares and, at the Closing Date the Seller will be the record and beneficial owner of the CTUS Preferred Stock, in each case free and clear of all Encumbrances except as a result of the Seller's obligation to transfer the CTUS Shares and the CTUS Preferred Stock to the Purchaser pursuant to this Agreement. On the Closing Date, the Seller will cause to be transferred and delivered to the Purchaser valid title to all the CTUS Shares and the CTUS Preferred Stock, free and clear of all Encumbrances.

         SECTION 3.05.  Capital Stock of the Company and the Subsidiaries.
(a) The Company Shares have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any pre-emptive rights. The Company's issued and outstanding capital stock consists of 23,082,429 shares of common stock, 22,925,671 of which constitute the Company Shares. CTUS is the record and beneficial owner of all of the Company Shares and at the Closing, assuming payment by the Purchaser of the Purchase Price as contemplated herein, will be the record and beneficial owner of the Minority Shares (other than those Minority Shares disclosed in Section 3.21 of the Seller Disclosure Schedule as to which the Seller is unable, using reasonable efforts, between the date hereof and the Closing Date to enter into agreements or arrangements to acquire), in each case free and clear of all Encumbrances, except as a result of the Seller's obligation to transfer the CTUS Shares to the Purchaser pursuant to this Agreement. Except as disclosed in Section 3.05(a) of the Seller Disclosure Schedule, as of the date hereof, there are, and Seller has made or will make arrangements so that at the Closing, assuming payment by the Purchaser of the Purchase Price as contemplated herein, there will be, no outstanding options, warrants or rights of conversion or other rights, agreements, arrangements or commitments relating to the capital stock of the Company obligating the Company to issue or sell any of its shares of capital stock, except as a result of the Seller's obligation to transfer the CTUS Shares to the Purchaser pursuant to this Agreement.

         (b)  Section 3.05(b) of the Seller Disclosure Schedule sets forth, with respect to each Subsidiary, the authorized capital stock and the number and type of its issued and outstanding shares of capital stock
(collectively, the "Subsidiary Shares").   The Subsidiary Shares constitute
all the issued and outstanding shares of capital stock of the respective Subsidiaries. The Subsidiary Shares have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any pre-emptive rights. There are no outstanding options, warrants or rights of conversion or other rights, agreements, arrangements or commitments relating to the Subsidiary Shares obligating any Subsidiary to issue or sell any of its Subsidiary Shares. The Company owns the Subsidiary Shares issued by the respective Subsidiaries, free and clear of all Encumbrances, except as set forth on Section 3.05(b) of the Seller Disclosure Schedule, and except for any restrictions on transfer to others arising out of this Agreement.

         (c)  Except as set forth in Section 3.05(c) of the Seller
Disclosure Schedule, there are no stockholder agreements, voting trusts, proxies or other similar agreements or understandings in effect with respect to the voting or transfer of any of the CTUS Shares, the Company Shares or the Subsidiary Shares.

         (d)  Except as set forth in Section 3.05(d) of the Seller
Disclosure Schedule, the Company does not own more than 5% of the voting power of all outstanding voting securities or interests of any corporation, limited liability company, business trust, limited partnership or other entity.

         SECTION 3.06. Consents and Approvals. (a) The execution and delivery of this Agreement by the Seller does not, and the performance of this Agreement by the Seller will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, or any other Person, except for such consents, approvals, authorizations, actions, filings or notifications (i) as are described in
Section 3.06 of the Seller Disclosure Schedule (the "Seller's Required Approvals"), (ii) the failure to make or obtain which would not, individually or, to the Seller's knowledge, in the aggregate either (x) prevent or delay the Seller from performing any of its material obligations under this Agreement or (y) in the case of Seller's Required Approvals from Persons other than any Governmental Authority, have a Material Adverse Effect, and (iii) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser.

         (b) The Seller has no reason to believe that it will not be able to make or, on a timely basis, obtain all Seller's Required Approvals.

         SECTION 3.07. No Conflict. Assuming all consents, approvals, authorizations and other actions contemplated in Section 3.06 have been obtained and all filings and notifications listed in Section 3.06 of the Seller Disclosure Schedule have been made, and except as may result from any facts or circumstances relating solely to the Purchaser, and except as disclosed in Section 3.07 of the Seller Disclosure Schedule, the execution, delivery and performance of this Agreement by the Seller does not and will not
(a) violate or conflict with the charter or by-laws or other organizational documents of the Seller, CTUS, the Company or the Subsidiaries, (b) except as would not (i) prevent the Seller from performing its material obligations under this Agreement or (ii) individually or, to the Seller's knowledge, in the aggregate, have a Material Adverse Effect, conflict with or violate any Law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Seller, CTUS, the Company or the Subsidiaries or (c) except as would not (i) prevent the Seller from performing any of its material obligations under this Agreement or (ii) individually or, to the Seller's knowledge, in the aggregate, have a Material Adverse Effect, result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Seller, CTUS, the Company or any of the Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which the Seller, CTUS, the Company or any of the Subsidiaries is a party or by which any of such assets or properties is bound or affected.

         SECTION 3.08.  CTUS Financial Statements.  The audited
consolidated financial statements of CTUS as of December 31, 1995 and the unaudited consolidated financial statements of CTUS as of June 30, 1996, each attached hereto as Exhibit 3.08 (the "CTUS Financial Statements"), have been prepared in accordance with GAAP and fairly present in all material respects the financial position and results of operations of CTUS as of the respective dates thereof and for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal year-end adjustments) in conformity with GAAP.

         SECTION 3.09. Company Financial Statements. The audited consolidated financial statements of the Company and the Subsidiaries as of December 31, 1995 (the "Audited Financial Statements"), and the unaudited consolidated financial statements of the Company and the Subsidiaries as of June 30, 1996 (the "Unaudited Financial Statements"; together with the Audited Financial Statements, the "Company Financial Statements"), each attached hereto as Exhibit 3.09, have been prepared in accordance with GAAP and fairly present in all material respects the financial position and results of operations of the Company and the Subsidiaries as of the respective dates thereof and for the periods covered thereby (subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments) in conformity with GAAP.

         SECTION 3.10. Absence of Certain Changes or Events. (a) Except as disclosed in Section 3.10 of the Seller Disclosure Schedule, from June 30, 1996 to the date of this Agreement, the Business of CTUS, the Company and the Subsidiaries has been conducted in the ordinary course and consistent with past practice.

         (b) From June 30, 1996 to the date of this Agreement, except as set forth in Section 3.10 of the Seller Disclosure Schedule or as contemplated by this Agreement, there has not been:

         (i) any instances of damage, destruction or loss to any of the assets or properties of CTUS, the Company or any Subsidiary which, either individually or in the aggregate, have had a Material Adverse Effect;

         (ii) except in the ordinary course of business in connection with advances from the Federal Home Loan Bank of New York, any material Encumbrance of any kind created by CTUS, the Company or any Subsidiaries or, to the knowledge of the Seller, created by any third party or by operation of Law on any property or asset (whether tangible or intangible) of CTUS, the Company or any Subsidiary;

         (iii) any establishment, amendment to or increase in any bonus, insurance, severance, compensation, fringe benefit, welfare, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, any grant of any stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plans applicable to current or former employees, directors or consultants of CTUS, the Company or any Subsidiary (or with respect to which CTUS, the Company or any Subsidiary may have any liability), or other increase in the compensation payable or to become payable to any officer, director, employee or consultant of CTUS, the Company or any Subsidiary, except, in any case described above, (x) in the ordinary course of business consistent with past practice or (y) as may be required by applicable Law;

         (iv) any employment, consulting, stay bonus, severance or similar agreement entered into, amended, renewed or terminated with any officer, employee, director or consultant of CTUS, the Company or any Subsidiary (or with respect to which CTUS, the Company or any Subsidiary may have any liability);

         (v) any sale, assignment, transfer, lease or other disposition or agreement to sell, assign, transfer, lease or otherwise dispose of any of the fixed assets of CTUS, the Company or any Subsidiary having an aggregate value exceeding U.S.$1,000,000;

         (vi) any acquisition (by merger, consolidation, or acquisition of stock or assets) by CTUS, the Company or any Subsidiary of any corporation, partnership or other business organization or division thereof;

         (vii) except in the ordinary course of business in respect of deposits taken, advances from the Federal Home Loan Bank of New York, sales of securities with agreements to repurchase and endorsement of instruments in the course of collection, (x) any incurrence by the Company or any Subsidiary of any indebtedness for borrowed money, (y) any issuance by the Company or any Subsidiary of any debt securities or
    (z) any assumption, granting, guarantee or endorsement of, or other accommodation arrangement making the Company or any Subsidiary responsible for, the obligations of any individual or legal entity (other than the Company or another Subsidiary), in the case of (x), (y) and (z) above, having an aggregate value exceeding U.S.$1,000,000;

         (viii) any change in any method of accounting or accounting practice used by the Company or any Subsidiary, other than changes required by GAAP or regulatory accounting requirements;

         (ix) any reclassification, combination, split, subdivision or any redemption, repurchase or other acquisition of the capital stock of, or other equity interests in, CTUS, the Company or any Subsidiary, any declaration or payment of any dividends or distributions (whether in cash, securities or other property) with respect to the shares of the Company, any issuance or sale of additional shares of the capital stock of, or other equity interests in, CTUS, the Company or any Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or issuance or granting of any options, warrants, calls, subscription rights or other rights of any kind to acquire additional shares of such capital stock, such other equity interests, or such securities;

         (x) any amendment of organizational or governing documents of CTUS (except as provided in Section 5.09 with respect to the CTUS Preferred Stock), the Company or any Subsidiary or any alteration or restructuring of the capitalization of CTUS, the Company or any Subsidiary;

         (xi)  any Material Adverse Effect; or

         (xii) except for this Agreement, any agreement to take any actions specified in this Section 3.10.

         SECTION 3.11.  Absence of Litigation.  Except as disclosed in
Section 3.11 of the Seller Disclosure Schedule, there are no claims, actions, proceedings or investigations pending or, to the Seller's knowledge, threatened against the Seller, CTUS, the Company or any Subsidiary, or any of their respective assets or properties, before any court, arbitrator or administrative, governmental or regulatory authority that, individually or, to the Seller's knowledge, in the aggregate, would have a Material Adverse Effect or which seek to delay, prevent or restrict the consummation of the transactions contemplated hereby. None of CTUS, the Company or any Subsidiary or any of their respective assets or properties is subject to any order, writ, judgment, injunction, decree, determination or award that would have a Material Adverse Effect.

         SECTION 3.12.  Compliance with Laws.  (a)  Except as disclosed in
Section 3.12 of the Seller Disclosure Schedule, and except as would not have a Material Adverse Effect or a material adverse effect on the Seller's ability to perform its obligations under this Agreement, (i) each of CTUS, the Company and the Subsidiaries has obtained or made all permits, licenses, approvals, authorizations, registrations, qualifications and filings with and under all U.S. and foreign laws, authorities and agencies that are required to enable it to carry on its Business as currently conducted (the "Seller Operating Approvals"), (ii) all Seller Operating Approvals are in full force and effect and no suspension of such Seller Operating Approvals has been threatened in writing and (iii) none of CTUS, the Company or any Subsidiary is in violation of any applicable Law.

         (b) None of the Seller, CTUS, the Company or any of the Subsidiaries is subject to any cease and desist order, written agreement or memorandum of understanding with, is a party to any commitment letter or similar undertaking to, is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any extraordinary board resolution at the request of, any Governmental Authority charged with the supervision or regulation of thrifts or thrift holding companies or engaged in the insurance of thrift deposits.

         SECTION 3.13. Contracts. Except as disclosed in Section 3.13 of the Seller Disclosure Schedule, none of CTUS, the Company or any of the Subsidiaries is, or has received written notice that any other party thereto is, in default of any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which CTUS, the Company or any Subsidiary is a party or by which CTUS, the Company or any of the Subsidiaries, or any of their assets, business or operations, may be bound or affected except for such defaults which individually or, to the Seller's knowledge, in the aggregate would not have a Material Adverse Effect.

         SECTION 3.14. Reports. Except as disclosed in Section 3.14 of the Seller Disclosure Schedule, the Seller, CTUS, the Company and each Subsidiary have filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with the OTS, the FDIC and any other applicable banking authorities (the "Reports"). As of their respective dates, the Reports complied in all material respects with all the rules and regulations promulgated by the OTS, the FDIC or other applicable banking authorities, as the case may be. Copies of all the Reports have been made available for review by the Purchaser.

         SECTION 3.15. Taxes. Except as set forth in Section 3.15 of the Seller Disclosure Schedule or except as would not have a Material Adverse
Effect:

         (a) Each of CTUS, the Company and each Subsidiary has filed, or has had filed on its behalf, in a timely manner (within any applicable extension periods) with the appropriate taxing authority all Returns with respect to Taxes of CTUS, the Company and each of the Subsidiaries other than those Returns on which an immaterial amount of Taxes would properly be shown;

         (b) All such Returns are true, complete and accurate in all material respects;

         (c) All material Taxes due and payable by or with respect to CTUS, the Company and the Subsidiaries have been paid in full or have been provided for in the books and records of CTUS, the Company or the Subsidiaries, as the case may be, in accordance with GAAP;

         (d) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Returns required to be filed by or with respect to CTUS, the Company or any of the Subsidiaries;

         (e) None of the Returns of or with respect to CTUS, the Company or any of the Subsidiaries is currently being audited or examined by any taxing authority;

         (f) No deficiency for any income Taxes has been assessed with respect to CTUS, the Company or any of the Subsidiaries that has not been abated or paid in full;

         (g) The federal income tax returns of CTUS, the Company and each of the Subsidiaries have been audited and settled, or are closed to assessment, for all years through 1991;

         (h) There is no claim or assessment outstanding, or, to the Seller's knowledge, threatened against CTUS, the Company or any of the Subsidiaries for any alleged deficiency in Taxes, and to the Seller's knowledge there are no audits or investigations with respect to any liability of CTUS, the Company or any of the Subsidiaries for Taxes;

         (i) Each of CTUS, the Company and each of the Subsidiaries has to the extent material withheld from its employees (and timely paid to the appropriate taxing authority) the required amounts for all periods since 1991 in compliance with all tax withholding provisions of applicable federal, state, local and foreign Laws (including, without limitation, income, social security and employment tax withholding);

         (j) Each of CTUS, the Company and each of the Subsidiaries has to the extent material withheld (and timely paid to the appropriate taxing authority) the required amounts for all periods since 1991 in compliance with all tax withholding provisions of applicable federal, state, local and foreign Laws other than provisions relating to employee withholding (including, without limitation, withholding) of tax on dividends, interest and royalties and similar income earned by nonresident aliens and foreign corporations and withholding of tax on dispositions of United States real property interest);

         (k) The Seller has furnished or made available to the Purchaser complete and accurate copies of all federal, state and local income and franchise tax returns, and any amendments thereto, filed by CTUS, the Company and the Subsidiaries for taxable years ending 1993 and 1994;

         (l) There is no contract or agreement in existence under which CTUS, the Company or the Subsidiaries have, or may at any time in the future have, an obligation to contribute to the payment of any portion of a Tax (or pay any amount calculated with reference to any portion of a Tax) determined on a consolidated, combined or unitary basis with respect to a group of corporations of which CTUS was not the common parent corporation; and

         (m) No consent has been filed relating to CTUS or the Company pursuant to Section 341(f) of the Code.

         SECTION 3.16. Real Property. Each parcel of real property, including without limitation those properties set forth on Section 3.16(a) of the Seller Disclosure Schedule (which lists owned properties) and Section 3.16(b) of the Seller Disclosure Schedule (which lists leased properties), owned or leased by the Company or any Subsidiary is owned or leased, free and clear of all Encumbrances, except (a) as disclosed in Section 3.16(a) or
Section 3.16(b) of the Seller Disclosure Schedule, (b) with respect to liens for Taxes and assessments not yet payable, (c) with respect to liens for Taxes, assessments and charges and other claims, the validity of which is being contested in good faith by appropriate proceedings and which are also identified in Section 3.16(c) of the Seller Disclosure Schedule, and (d) with respect to imperfections of title and other Encumbrances, the existence of which, individually and in the aggregate, would not have a Material Adverse Effect.

         SECTION 3.17.  Environmental Matters.  Except as set forth in
Section 3.17 of the Seller Disclosure Schedule or except as would not have a Material Adverse Effect:

         (a) CTUS, the Company and each Subsidiary are and have been in compliance with all applicable Environmental Laws;

         (b) There is no suit, claim, action or proceeding pending or, to the knowledge of the Seller, threatened, before any Governmental Authority or other forum in which CTUS, the Company or any Subsidiary has been or, with respect to threatened proceedings, is reasonably likely to be named as a defendant (i) for alleged noncompliance (including by any predecessor) with an Environmental Law or (ii) relating to the Release into or presence in the Environment of any Chemical Substance;

         (c) To the knowledge of the Seller, there are no facts or circumstances which would provide a reasonable basis for any suit, claim, action or proceeding as described in Section 3.17(b);

         (d) To the knowledge of the Seller, there has been no release of a Chemical Substance in, on, under or affecting any Real Property, Leased Property, Real Estate Owned or Loan Property;

         (e) None of the Real Properties or, to the knowledge of the Seller, none of the Leased Properties, Real Estate Owned or Loan Properties, is on the National Priority List (NPL) or the Comprehensive Environmental Response Compensation and Liability Information System (CERCLIS), or is the subject of any investigation, remediation or cleanup of any contamination or potential contamination;

         (f) None of the Real Properties is subject to, or as a result of this transaction would be subject to, the requirements of the New Jersey Industrial Site Recovery Act or the New Jersey Environmental Cleanup Responsibility Act or, to the knowledge of the Seller, to any other state or local Environmental Laws which require notice, disclosure, cleanup or approval prior to transfer of such assets, properties, businesses or operations or which would impose liens on such assets, properties, businesses or operations; and

         (g) Seller does not participate in the management of any Loan Property within the meaning of 40 C.F.R. Section 300.1100(c).

         SECTION 3.18. Employee Benefit Matters. (a) Section 3.18(a) of the Seller Disclosure Schedule contains a true and complete list as of the date of this Agreement of all employee benefit plans and all bonus, stock option, stock purchase, incentive, deferred compensation, retiree medical or other welfare plans or life insurance, supplemental retirement, severance or other employee benefit plans, programs, arrangements, agreements, commitments or payroll practices, in each case that are maintained by the Company and/or the Subsidiaries or to which the Company and/or the Subsidiaries contribute, that benefit or relate to current or former employees of CTUS, the Company and/or the Subsidiaries, or with respect to which CTUS, the Company and/or the Subsidiaries may incur any liability (including, without limitation, "employee benefit plans" within the meaning of Section 3(3) of ERISA, salary continuation for disability, sick leave, employment agreements, consulting agreements, incentive compensation plans, company awards and executive compensation plans) (collectively, the "Plans").

         (b) With respect to each Plan, the Seller has delivered or made available to the Purchaser a true and correct copy of the following documents relating to the Plans, as applicable; (i) the most recent annual report
(Form 5500) filed or required to be filed with the Internal Revenue Service (the "IRS"); (ii) the Plan document and all amendments thereto; (iii) the trust agreement or funding vehicle and all amendments thereto; (iv) the Summary Plan Description and any Summary of Material Modification required under ERISA; (v) the most recent actuarial report or valuation relating to any Plan subject to Title IV of ERISA or any other defined benefit Plan; (vi) the most recent determination letter, if any, issued by the IRS with respect to any Plan intended to be qualified under Section 401(a) of the Code; (vii) all material, written communications to employees or former employees within the past three years relating to any Plan or any other communication in the past five years that was materially inconsistent with any Plan document or that could cause the Company to incur significant liability; and (viii) written descriptions of all non-written plans.

         (c)  Except as set forth in Section 3.18(c) of the Seller
Disclosure Schedule, the Plans that are intended to qualify under Section 401(a) of the Code are so qualified, the trusts maintained pursuant thereto are exempt from federal taxation under Section 501 of the Code and have received a determination letter from the IRS to that effect and, to the Seller's knowledge, no event has occurred with respect to the operation of the Plans which could cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

         (d) Neither the Company nor any of the Subsidiaries nor any of its or their ERISA Affiliates (meaning any trade or business, whether or not incorporated, under common control with the Seller, CTUS, the Company or the Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the
Code) has contributed or been obligated to contribute within the six-year period ending on the Closing Date to any multiemployer plan which is described in Section 4001(a)(3) of ERISA. None of the Plans are or have been subject to
Section 4063 or 4064 of ERISA.

         (e)  Except as set forth in Section 3.18(e) of the Seller
Disclosure Schedule, there has been no "reportable event" as that term is defined in Section 4043 of ERISA and the regulations thereunder with respect to any Plans subject to Title IV of ERISA (nor will the transactions contemplated by this Agreement result in the occurrence of a reportable event described in Section 4043(c)(9), (10), (11), (12) or (13) of ERISA), nor has there been any event requiring disclosure under Sections 4041(c)(3)(C) and 4063(a) of ERISA, excluding reportable events for which notice has been waived by the Pension Benefit Guaranty Corporation (the "PBGC").

         (f)  Except as set forth in Section 3.18(f) of the Seller
Disclosure Schedule, neither CTUS, the Company, the Subsidiaries, the Seller nor any "party in interest" or "disqualified person" with respect to any Plan, nor any Plan has engaged in a "prohibited transaction" within the meaning of
Section 4975 of the Code or Section 406 of ERISA which would result in a material liability to it.

         (g) Neither CTUS, the Company nor any of the Subsidiaries nor any of the ERISA Affiliates has any outstanding liability or is expected to incur any liability under or arising out of Title IV of ERISA to the PBGC, to a trust established under Section 4041 or 4042 of ERISA or to a trustee appointed under Section 4042 of ERISA, to any Plan or to any other Person (other than premiums due the PBGC, which premiums have been paid when due).

         (h) With respect to each Plan, all contributions and premiums required by Law or by the terms of any Plan or any agreement related thereto have been timely made (without regard to any waivers granted with respect thereto), no accumulated funding deficiency (whether or not waived) or liquidity shortfall exists with respect to any Plan subject to Section 412 of the Code or Section 302 of ERISA, all amounts properly accrued to date or as of the Closing Date as liabilities of CTUS, the Company or any Subsidiary that have not been paid have been properly recorded on the books of CTUS, the Company or the Subsidiary, as the case may be, and each payment required to be made by any Plan has been made when due and none of the assets of CTUS, the Company nor any of the Subsidiaries are the subject of any lien arising under
Section 302(f) of ERISA or Section 412(n) of the Code, and neither CTUS, the Company nor any of the Subsidiaries have been required to post security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code and, to the Seller's knowledge, facts do not exist which could be expected to give rise to such a lien or such posting of security.

         (i) Each of the Plans has been maintained, in form and operation, in all material respects, in accordance with its terms and all provisions of applicable Law, including, without limitation, ERISA and the Code. CTUS, the Company and each Subsidiary have complied in all material respects with the notice and continuation requirements of Section 4980B of the Code.

         (j)  Except as set forth in Section 3.18(j) of the Seller
Disclosure Schedule, there are no material pending or, to the Seller's knowledge, threatened claims, or lawsuits which have been asserted or instituted (and, to the Seller's knowledge, there are no facts or circumstances on which any such claims or lawsuits could be based) with regard to any of the Plans (other than claims for benefits made in the ordinary course of administration of the Plans).

         (k)  Except as disclosed in Section 3.18(k) of the Seller
Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not: (i) entitle any employee, former employee or any other person to any payment or (ii) accelerate the time of payment or vesting or increase the amount of compensation payable to any person or (iii) otherwise result in any "parachute payment" within the meaning of Section 280G of the Code.

         (l) No event has occurred, or is expected to occur, as a result of or in connection with the transactions contemplated by this Agreement, in connection with which CTUS, the Company, any Subsidiary or any ERISA Affiliate, directly or indirectly, could be subject to any material liability under ERISA, the Code or any other Law applicable to any Plan, including, without limitation, Section 4971, 4975 or 4976 of the Code or Section 406, 502(i), 502(l) or 4069 of ERISA, or under any agreement or Law pursuant to or under which CTUS, the Company, the Subsidiaries or any ERISA Affiliate has agreed to indemnify or is required to indemnify any person against liability incurred under, or for a violation of or failure to satisfy the requirements of, any such agreement, instrument or Law.

         (m) Except as set forth in Section 3.18(m) of the Seller Disclosure Schedule, no Plan provides benefits, including death or medical benefits (whether or not insured) with respect to any current or former employee of CTUS, the Company or any Subsidiary beyond his or her retirement or other termination of service (other than (i) coverage mandated by applicable Law, (ii) retirement or death benefits under any employee pension plan, (iii) disability benefits under any welfare plan that have been fully provided for by insurance or otherwise, (iv) deferred compensation benefits accrued as liabilities on the books of CTUS, the Company or the Subsidiaries or (v) benefits in the nature of severance pay).

         (n) Except as disclosed in writing by the Company to the OTS with no objection from the OTS, each employment agreement entered into by CTUS, the Company or the Subsidiaries complies with OTS Regulation Section 563.39, the compensation of officers, directors and employees of CTUS, the Company and the Subsidiaries complies with OTS Regulation Section 563.161(b), and the compensation arrangements of CTUS, the Company and the Subsidiaries are consistent with OTS Regulatory Bulletin RB27a.

         (o) Except as described in Section 3.18(o) of the Seller Disclosure Schedule, there is no announced plan, promise or legally binding commitment to create any additional Plans or to amend or modify any existing Plan.

         (p) There has been no material adverse change in the funding status of the First Federal Savings and Loan Association of Rochester Pension Plan from the status reflected in such plan's actuarial report dated as of January 1, 1995.

         SECTION 3.19. Labor Matters. None of CTUS, the Company nor any of the Subsidiaries is party to any labor agreements with respect to its employees with any labor organization, group or association and no labor organization or group of employees has made a pending demand for recognition, and there is no organizing activity involving the employees of CTUS, the Company or the Subsidiaries pending, or, to the Seller's knowledge, threatened, by any labor organization or group of employees. Except as disclosed in Section 3.19 of the Seller Disclosure Schedule, or as would not have a Material Adverse Effect as of the date of this Agreement, (a) there is no unfair labor practice charge or complaint against the Company or any of the Subsidiaries pending, or to the Seller's knowledge threatened, before the National Labor Relations Board, any comparable state agency or any other Governmental Authority, (b) there is no labor strike, labor disturbance, work stoppage or other material labor dispute pending or to the Seller's knowledge threatened against the Company or any of the Subsidiaries and (c) there are no complaints, charges or claims pending or, to the Seller's knowledge, threatened for which the Seller, CTUS or the Company has received notice, based on, arising out of, in connection with or otherwise related to the employment by CTUS, the Company or the Subsidiaries of any of their employees, including any claim relating to employment discrimination, equal pay, employee safety and health, wages and hours or workers' compensation. Except as disclosed in Section 3.19 of the Seller Disclosure Schedule, each of the Company and each Subsidiary is in material compliance with all applicable Laws respecting employment practices, terms and conditions of employment and wages and hours.

         SECTION 3.20. Insurance. Except as set forth in Section 3.20 of the Seller Disclosure Schedule, all material properties and risks of CTUS, the Company and the Subsidiaries are covered by valid and currently effective insurance policies or binders of insurance or programs of self-insurance in such types and amounts as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of CTUS, the Company and the Subsidiaries.

         SECTION 3.21. Minority Shares. The Seller has entered into such arrangements and/or agreements as shall be necessary to cause CTUS to be the record and beneficial owner of all of the outstanding Minority Shares as of the Closing Date, except as disclosed in Section 3.21 of the Seller Disclosure Schedule. Certificates evidencing all of the Minority Shares, other than those disclosed in Section 3.21 of the Seller Disclosure Schedule, are being held in escrow by the Company pending delivery of the same to CTUS on the Closing Date.

         SECTION 3.22.  Intercompany Obligations.  Except as disclosed in
Section 3.22 of the Seller Disclosure Schedule, as of the date hereof, there are no intercompany agreements or arrangements between CTUS, the Company and the Subsidiaries, on the one hand, and the Seller or any of its Affiliates, on the other hand (the "Intercompany Obligations").

         SECTION 3.23. Community Reinvestment Act. The Company (a) received a rating of "outstanding" in its most recent examination with respect to the Community Reinvestment Act (the "CRA") and (b) has not been notified in writing with respect to supervisory concerns regarding its compliance with the CRA or, to the extent applicable, the New York Community Reinvestment Act.

         SECTION 3.24.  Brokers.  Except for Merrill Lynch, Pierce, Fenner
& Smith Incorporated ("Merrill Lynch"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller. The Seller is solely responsible for the fees and expenses of Merrill Lynch.


                                ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the Seller as follows:

         SECTION 4.01. Organization and Authority of the Purchaser; Authorization and Issuance of HSAI Preferred Stock. (a) The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power (corporate or otherwise) and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and by general principles of equity (whether considered in a proceeding at law or in equity). The Purchaser directly owns all of the issued and outstanding shares of capital stock of Marine.

         (b) The authorized capital stock of the Purchaser includes ten million (10,000,000) shares of the par value of $1.00 each designated "Preferred Stock" which may be issued from time to time in one or more series by resolution of the Board of Directors of the Purchaser. At the date hereof, an aggregate of 1,916,950 of such shares of Preferred Stock are issued and outstanding. Subject to delivery to the Purchaser of certificates for the CTUS Preferred Stock as contemplated by Section 2.03(b), the shares of HSAI Preferred Stock will be duly and validly authorized and issued, fully paid and non-assessable and have the relative rights, privileges and preferences set forth in the HSAI Certificate of Designation.

         SECTION 4.02. Organization of Marine. Marine is a New York State chartered commercial bank, duly organized, validly existing, and in good standing under the laws of the State of New York, and has the requisite corporate power and authority to own its assets and carry on its business as currently conducted. The deposits of Marine are insured to the fullest extent permitted under applicable law by the Bank Insurance Fund of the FDIC.

         SECTION 4.03. Consents and Approvals. (a) The execution and delivery of this Agreement by the Purchaser do not, and the performance of this Agreement by the Purchaser will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, or any other Person, except for such consents, approvals, authorizations, actions, filings or notifications (i) as are described in Section 4.03 of the Purchaser Disclosure Schedule (the "Purchaser's Required Approvals"), (ii) the failure to make or obtain which would not, individually or in the aggregate, prevent or delay the Purchaser from performing any of its material obligations under this Agreement and
(iii) as may be necessary as a result of any facts or circumstances relating solely to the Seller.

         (b) The Purchaser has no reason to believe that it will not be able to make or, on a timely basis, obtain all the Purchaser's Required Approvals.

         SECTION 4.04. No Conflict. Assuming all consents, approvals, authorizations and other actions contemplated in Section 4.03 have been obtained and all filings and notifications listed in Section 4.03 of the Purchaser Disclosure Schedule have been made and, except as may result from any facts or circumstances relating solely to the Seller, the execution, delivery and performance of this Agreement by the Purchaser do not and will not (a) violate or conflict with the charter or by-laws or other organizational documents of the Purchaser, (b) except as would not prevent the Purchaser from performing its material obligations under this Agreement, conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Purchaser, or
(c) except as would not prevent the Purchaser from performing any of its material obligations under this Agreement, result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which the Purchaser or any of its respective subsidiaries is a party or by which any of such assets or properties is bound or affected.

         SECTION 4.05.  Compliance with Laws.  (a)  (i) Each of the
Purchaser, Marine and each subsidiary of Marine has or has obtained or made all permits, licenses, approvals, authorizations, registrations, qualifications and filings with and under all U.S. and foreign laws, authorities and agencies that are required to enable it to carry on its Business as currently conducted (the "Purchaser Operating Approvals"),
(ii) all the Purchaser Operating Approvals are in full force and effect, and no suspension of such Purchaser Operating Approvals has been threatened in writing and (iii) none of the Purchaser, Marine or any subsidiary of Marine is in violation of any applicable Law, except for such failures to obtain or have in full force and effect such Purchaser Operating Approvals, such suspensions of Purchaser Operating Approvals and such violations of Law as would not individually or, to the best of the Purchaser's knowledge, in the aggregate prevent the Purchaser from performing its material obligations under this Agreement.

         (b) None of the Purchaser, Marine or any subsidiary of Marine is subject to any cease and desist order, written agreement or memorandum of understanding with, is a party to any commitment letter or similar undertaking to, is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any extraordinary board resolution at the request of, any Governmental Authority charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of thrift deposits which would have a material adverse effect on the Purchaser's ability to perform its obligations under this Agreement.

         SECTION 4.06. Absence of Litigation. There are no claims, actions, proceedings or investigations pending or, to the Purchaser's knowledge, threatened against the Purchaser, Marine or any subsidiary of Marine, or any of its or their assets or properties, before any court, arbitrator or administrative, governmental or regulatory authority which seek to delay, prevent or restrict the consummation of the transactions contemplated hereby.

         SECTION 4.07. Securities Law. The Purchaser understands and agrees that it may not sell or dispose of any of the CTUS Shares or the Company Shares other than pursuant to an effective registration statement under the Securities Act of 1933, as amended, or pursuant to an available exemption therefrom.

         SECTION 4.08. Financing. The Purchaser currently has, and at the Closing will continue to have, all funds necessary to satisfy all of its obligations hereunder and to consummate the transactions contemplated by this Agreement on the terms set forth herein, and its ability to consummate such transactions is not dependent or conditional upon receipt of financing from any third party.

         SECTION 4.09. Community Reinvestment Act. Marine received a rating of "satisfactory" in its most recent examination with respect to the CRA. Marine has not been notified in writing with respect to supervisory concerns regarding its compliance with the CRA or, to the extent applicable, the New York Community Reinvestment Act.

         SECTION 4.10. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser or any of its affiliates.


                                 ARTICLE V

                           ADDITIONAL AGREEMENTS

         SECTION 5.01. Conduct of Business Prior to the Closing. (a) Except as otherwise provided or contemplated herein or in Section 5.01(a) of the Seller Disclosure Schedule, the Seller agrees that, between the date hereof and the Closing Date and without the prior written consent of the
Purchaser:

         (i) it will not permit CTUS, the Company or the Subsidiaries to conduct their Businesses other than in all material respects in the ordinary course and consistent with prior practice;

         (ii) it will cause CTUS, the Company and each Subsidiary to use reasonable efforts to preserve substantially intact the business organization of their respective Businesses, to keep available to the Purchaser the services of the employees of the Company and each Subsidiary (but the Seller shall have no liability to the Purchaser for the failure to keep the services of any employees who voluntarily resign from employment by the Company or the Subsidiaries) and to use reasonable efforts to preserve the current relationships with their respective customers, suppliers and other persons with which they have significant business relationships;

         (iii) it will not permit CTUS (except as provided in Section 5.09, with respect to the CTUS Preferred Stock, and in Exhibit 5.01(a)(iii), with respect to satisfying such requirements as are necessary for CTUS to qualify as a "private company" for purposes of Canadian securities laws) the Company or any Subsidiary to amend their respective charters, by-laws or similar organizational documents or merge or consolidate, or obligate themselves to do so, with or into any other entity;

         (iv) it will cause the Board of Directors of CTUS to approve the transfer of the CTUS Shares and the CTUS Preferred Stock to HSAI by resolution;

         (v)  it will not permit either CTUS, the Company or a Subsidiary:
    (x) to change its accounting methods, principles or practices (other than such changes required by GAAP or by applicable Law), (y) to establish or increase any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or otherwise increase the compensation payable or to become payable to any officers or employees of either CTUS, the Company or a Subsidiary, except in the ordinary course of business consistent with past practice or as may be required by applicable Law or applicable collective bargaining agreements or (z) enter into any employment or severance agreement with any of its employees or establish, adopt, enter into or amend any collective bargaining agreement; and

         (vi) it will not permit CTUS, the Company or a Subsidiary to adopt any new Plan or to amend, modify or terminate any Plan (or commit, promise or communicate any intention to adopt any new Plan or amend, modify or terminate any Plan), except as may be required by Law.

         (b) Notwithstanding anything to the contrary in this Agreement and for the purpose of facilitating the establishment or maintenance of an insured depository institution and operation of a thrift or banking business in the United States, at any time on or prior to the Closing, CTUS may, with the consent of the Purchaser (which consent shall not be unreasonably withheld), but subject to compliance with all applicable Law, cause the Company to either (i) sell, transfer, assign or otherwise dispose of, to the Seller, or such of the Seller's Affiliates as the Seller shall have the right to determine up to U.S.$5,000,000 in fair market value of mortgage and other residential real estate or similar assets of the Company identified by the Seller together with the assumption by any such transferee of an equivalent amount of non-deposit liabilities of the Company so long as, after giving effect to the foregoing, the Book Value of the Company shall not be diminished by an amount greater than U.S.$5,000,000 from the amount thereof immediately prior to any such action or (ii) sell, transfer, assign or otherwise dispose of all of the Company's assets and liabilities to a newly-established insured depository institution to be owned by CTUS (other than the limited amount of assets and liabilities contemplated in the preceding clause (i) and the FIRREA Claim) and thereafter transfer ownership of all of the Company Shares to the Seller and/or such of the Seller's Affiliates as the Seller may designate, in which event the purchase and sale contemplated hereunder shall, without any further action on the part of the parties hereto, be deemed to be amended to relate solely to the CTUS Shares and the CTUS Preferred Stock and, indirectly, the shares of the newly-established insured depository institution contemplated herein.

         SECTION 5.02. Investigation. (a) The Purchaser acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, CTUS, the Company and the Subsidiaries, (ii) has been furnished with or given adequate access to such information about CTUS, the Company and the Subsidiaries and the respective Businesses of CTUS, the Company and the Subsidiaries as it has requested, and (iii) will not assert any claim against the Seller, CTUS or the Company (except as contemplated or otherwise permitted by this Agreement) or any of their directors, officers, employees, agents, stockholders, affiliates, consultants, investment bankers, attorneys or representatives, or hold the Seller, CTUS or the Company or any such persons liable, for any inaccuracies, misstatements or omissions with respect to information (other than, in the case of the Seller, with respect to the representations, warranties and information contained in this Agreement, including the Seller Disclosure Schedule or in any certificate or other document delivered to the Purchaser which certificate or other document was prepared in connection with the sale of the CTUS Shares and the CTUS Preferred Stock) furnished by the Seller or such persons concerning the Seller, CTUS, the Company and the Subsidiaries or the Businesses of CTUS, the Company and the Subsidiaries.

         (b) In connection with the Purchaser's investigation of CTUS, the Company and the Subsidiaries and the Businesses of CTUS, the Company and the Subsidiaries, the Purchaser received from the Seller certain estimates, projections and other forecasts for CTUS, the Company and the Subsidiaries, and certain plan and budget information. The Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that the Purchaser is familiar with such uncertainties, that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and that the Purchaser will not assert any claim against the Seller or any of its affiliates or any of their directors, officers, employees, agents, stockholders, affiliates, consultants, investment bankers, attorneys or representatives, or hold the Seller or any such persons liable with respect thereto except as otherwise permitted under Section 10.03. Accordingly, the Seller makes no representation or warranty with respect to any estimates, projections, forecasts, plans or budgets referred to in this section other than as contemplated in Sections 3.08 and 3.09.

         SECTION 5.03. Access to Information. (a) From the date hereof until the Closing Date, upon reasonable notice, the Seller shall, and shall cause CTUS and each of CTUS', the Company's and the Subsidiaries' officers, directors, employees, auditors and agents to, (i) afford the officers, employees and authorized agents and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, books and records of CTUS, the Company and the Subsidiaries and (ii) furnish to the officers, employees and authorized agents and representatives of the Purchaser such additional financial and operating data and other information regarding the assets, properties, goodwill and Business of CTUS, the Company and the Subsidiaries as the Purchaser may from time to time reasonably request; provided, however, that such investigation shall not unreasonably interfere with any of the Business or operations of the Seller, CTUS, the Company, the Subsidiaries or any Affiliate of the Seller; and provided further that the Seller, CTUS, the Company and any Subsidiary shall not be required to breach or violate any confidentiality obligation contained in a written agreement, binding on any of the Seller, CTUS, the Company and any Subsidiary.

         (b) In order to facilitate the resolution after the Closing of any claims made by or against or incurred by the Seller prior to the Closing arising out of or relating to its ownership of CTUS, the Company or any of the Subsidiaries, the Purchaser shall (i) afford the officers, employees and authorized agents and representatives of the Seller reasonable access, during normal business hours, to the offices, properties, books and records of the Purchaser, CTUS, the Company and the Subsidiaries, (ii) furnish to the officers, employees and authorized agents and representatives of the Seller such additional financial and other information regarding CTUS, the Company and the Subsidiaries and the Businesses of CTUS, the Company and the Subsidiaries as the Seller may from time to time reasonably request and
(iii) to the extent it does not unreasonably interfere with the discharge of their regular duties make available to the Seller, the employees of CTUS, the Company and the Subsidiaries whose assistance, testimony or presence is necessary to assist the Seller in evaluating any such claims and in defending such claims, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the business or operations of the Purchaser, CTUS, the Company, the Subsidiaries or any Affiliate of the Purchaser or in the case of CTUS, the Company and the Subsidiaries, their respective successors; provided further that the Seller shall pay all out-of-pocket costs of the Purchaser, CTUS, the Company, the Subsidiaries or in the case of CTUS, the Company and the Subsidiaries, their respective successors and such employees incurred in connection with any such investigation and shall reimburse the Purchaser, CTUS, the Company, the Subsidiary or in the case of CTUS, the Company and the Subsidiaries, their respective successors by which each such employee is employed on a per diem basis based on the annual salary and benefits, fully costed, of all employees if, in the aggregate, such employees are required to devote more than fifty hours to responding to requests from the Seller pursuant to this Section 5.03(b).

         SECTION 5.04. Books and Records. (a) From the Closing Date until six years from the Closing Date or such longer period, if any, as is required by applicable Law relating to the Businesses and activities of CTUS, the Company and the Subsidiaries, the Purchaser agrees that it shall preserve and keep all books and records of CTUS, the Company and the Subsidiaries relating to the Pre-Closing Period. Prior to expiration of six years from the Closing Date, before disposing of any of such books and records, the Purchaser shall give the Seller at least 90 calendar days' prior written notice of the proposed destruction specifying in reasonable detail in the manner currently employed by the Company to catalog their books and records the books and records to be disposed of, and the Seller shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records as the Seller may select. During such 90-day period, duly authorized representatives of the Seller shall, upon reasonable notice, have access thereto during normal business hours to examine, inspect and copy such books and records.

         (b) If, in order properly to prepare documents required to be filed with Governmental Authorities or its financial statements, it may be necessary that either of the parties hereto or any successors be furnished with additional information relating to CTUS, the Company and the Subsidiaries or their respective Businesses, and such information is in the possession of the other party hereto, such other party agrees to use its best efforts to furnish such information to such party, at the cost and expense of the party being furnished such information.

         SECTION 5.05. Confidentiality. (a) The terms of the letter agreement dated as of June 17, 1996 (the "Confidentiality Agreement") between Merrill Lynch, on behalf of the Seller, and the Purchaser are hereby incorporated by reference and shall continue in full force and effect, except as inconsistent with the terms of this Agreement and provided that, if this Agreement shall terminate, as provided herein, the Confidentiality Agreement shall remain in full force and effect.

         (b) Except to the extent disclosure is required by Law, or in response to any governmental or regulatory authority, or in connection with any litigation relating to an alleged breach of this Agreement, each party shall maintain the confidentiality of all information obtained from the other party hereto other than information that is otherwise publicly available and shall use such information only for purposes reasonably related to this Agreement and the transactions contemplated hereby. If this Agreement is terminated, each of the parties hereto agrees to return promptly upon request all documents received from the other party that contain or embody information subject to this paragraph.

         (c) The Seller acknowledges that, from and after the Closing, all proprietary and confidential information of CTUS, the Company and the Subsidiaries shall be and become the property of the Purchaser, and the Seller agrees that it will not, and it will not permit any of its Affiliates to, use or disseminate such information for any purpose whatsoever.

         SECTION 5.06. Authorizations; Consents and Notices. (a) Each party hereto shall use reasonable efforts to obtain all authorizations, consents, orders and approvals of, and to give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for such party's execution and delivery of, and the performance of such party's obligations pursuant to, this Agreement and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings. The Purchaser acknowledges that it shall be solely responsible for obtaining the Purchaser's Required Approvals, and the Seller agrees to use reasonable efforts to assist the Purchaser in obtaining the Purchaser's Required Approvals on or prior to the Closing Date. The Seller acknowledges that it will be solely responsible for obtaining the Seller's Required Approvals and the Purchaser agrees to use reasonable efforts to assist the Seller in obtaining the Seller's Required Approvals on or prior to the Closing Date. The parties hereto acknowledge that time shall be of the essence in this Agreement and agree not to take any action that will have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals.

         (b) The Purchaser and its subsidiaries will use reasonable efforts to assist the Seller in obtaining at or prior to the Closing any consents of third parties (other than Governmental Authorities) under any lease or contract to which the Company or any Subsidiary is a party, which consent is in the reasonable judgment of the Seller necessary or advisable in connection with the transactions contemplated by this Agreement, including, without limitation, (i) providing to such third parties (A) guarantees by the Purchaser of the obligations of CTUS, the Company or any Subsidiary under the subject lease or contract and (B) such financial statements and other financial information with respect to the Purchaser as such third parties may reasonably request and (ii) agreeing to such adjustments to the terms of the subject lease or contract as would not, individually or in the aggregate, have a Material Adverse Effect.

         SECTION 5.07. Pre-Closing Payments. At or prior to the Closing Date, the Seller shall have the right, and shall have the right to cause CTUS, the Company and the Subsidiaries, to terminate all of the Intercompany Obligations, it being understood that (a) at the Seller's discretion the Seller shall (to the extent permitted by applicable Law and regulation) cause the Company to pay one or more extraordinary dividends to CTUS at least sufficient to allow CTUS to satisfy or repay any Intercompany Obligations and, subject to regulatory approval, to pay a dividend or dividends such that, after giving effect thereto, the Book Value as of the date which is expected to be the Audit Date is not less than the Agreed Minimum Audit Date Book Value on such date and (b) to facilitate the transactions contemplated herein, the Seller may, but shall not be obligated to, cause CT North America L.L.C. to forgive, convert or otherwise restructure in accordance with applicable Law the intercompany debt in an amount of approximately U.S.$82,200,000 owed to it by CTUS so long as the foregoing shall result in an increase to the Book Value of CTUS in an amount not less than the aggregate outstanding principal amount of such debt and any accrued interest thereon; provided, however, that (i) the Seller shall give the Purchaser five Business Days' prior written notice of any transaction described in this Section 5.07 specifying in reasonable detail the actions to be taken, (ii) after giving effect to the transactions described in such notice, the Book Value of CTUS shall be the Agreed Minimum Audit Date Book Value on such date and (iii) any Taxes arising from the payment of any dividend or the forgiveness, conversion or restructuring of any debt as contemplated in this Section 5.07 shall be expressly deemed to accrue, arise and be payable during a Pre-Closing Period. In accordance with this
Section 5.07, on or prior to December 30, 1996 the Company paid a dividend in the amount of U.S.$32,000,000, notice of which dividend pursuant to the terms of this Section 5.07 is hereby acknowledged by the Purchaser.

         SECTION 5.08. Notice of Events. The Seller and the Purchaser shall promptly notify each other of any event or circumstance which shall occur prior to the Closing which shall constitute a breach of a representation or warranty or a covenant or agreement of either the Seller or the Purchaser, such that it is reasonably likely that the conditions set forth in Section 8.01(a) or Section 8.02(a), as the case may be, will be incapable of being satisfied by the Closing Date.

         SECTION 5.09. FIRREA Claim. (a) Assuming that the action contemplated in Section 5.01(b)(ii) shall not have been taken and notwithstanding anything herein to the contrary, the parties hereto agree (i) that any recovery (the "FIRREA Recovery") on the litigation filed by the Company in the United States Court of Federal Claims styled First Federal Savings and Loan Association of Rochester v. United States, No. 95-517C (Fed. Cl. filed August 7, 1995), and any claim, right or administrative or judicial proceeding comprising, arising out of, or resulting from, that litigation (any such claim, right or proceeding is referred to herein as the "FIRREA Claim") shall be for the account of the Seller, (ii) that the Seller shall have the sole and exclusive right to direct the prosecution , including without limitation the settlement thereof, of the FIRREA Claim for and on behalf of the Purchaser, the Company and/or any successor in interest thereto which holds the FIRREA Claim (the "FIRREA Plaintiff"), (iii) that the FIRREA Plaintiff shall take all action reasonably requested by the Seller from time to time with respect to the FIRREA Claim, it being understood and agreed that, in furtherance thereof, the FIRREA Plaintiff's actions shall be subject to the conditions set forth in Exhibit 5.09(a), (iv) that the FIRREA Plaintiff shall be under no obligation whatsoever to take any action in respect of the FIRREA Claim in the absence of direction from the Seller, (v) that the FIRREA Plaintiff shall take no action subsequent to the Closing with respect to the FIRREA Claim that reasonably can be expected to adversely affect the likelihood, timing, nature, or amount of any such recovery and (vi) that the Seller shall pay all costs and expenses of prosecution of the FIRREA Claim at the direction of the Seller, including, without limitation, all costs and expenses of the FIRREA Plaintiff, the Purchaser or any subsidiary of the Purchaser incurred in connection therewith, including, without limitation, all fees and disbursements of counsel to the FIRREA Plaintiff chosen by Seller as provided in Section 5.09(c).

         (b) In furtherance of the foregoing (and without in any way intending to limit the right and ability of the Seller and the Purchaser to consider and agree on other appropriate courses of action, including any action or arrangement that is intended to maximize or preserve the value of the FIRREA Claim to the Seller, the Purchaser understands and agrees that, prior to the Closing, the Seller shall cause CTUS to amend its organizational documents to provide for the issuance of, and to cause CTUS to issue by way of dividend or otherwise, shares of a new class of non-voting preferred stock (the "CTUS Preferred Stock") having the terms and conditions set forth in the form of the certificate of designation (the "CTUS Certificate of Designation") annexed hereto as Exhibit 5.09(b). Notwithstanding the foregoing, (x) at any time prior to the Closing, the Company shall have the right, without the consent of the Purchaser, to transfer the FIRREA Claim to the Seller, any of its Affiliates or a newly-created or existing Subsidiary of the Company and the right to transfer the shares of any such Subsidiary to the Seller, or any of its Affiliates and (y) at any time following the Closing, at the request of the Seller, the Purchaser shall transfer or cause the FIRREA Plaintiff to transfer the FIRREA Claim to the Seller or such Affiliate of the Seller as the Seller shall designate.

         (c) So long as, following the Closing, the FIRREA Claim shall be held in the name of the FIRREA Plaintiff, (i) the Seller shall have the right to direct the FIRREA Plaintiff with respect to the prosecution of the FIRREA Claim, through counsel of the Seller's own choosing, at the Seller's own expense, and (ii) the FIRREA Claim shall not be collected, settled, compromised, abandoned or otherwise resolved by the FIRREA Plaintiff except on terms and conditions to which the Seller shall have provided its express written consent. Subject to clauses (a)(iii), (a)(iv) and (a)(vi) above, the Purchaser shall cooperate and, following the Closing, for so long as the FIRREA Plaintiff is a subsidiary of the Purchaser, shall cause the FIRREA Plaintiff, CTUS and/or the appropriate Subsidiaries to cooperate fully (including joining as a party) in the prosecution of such FIRREA Claim. For so long as the FIRREA Plaintiff is a subsidiary of the Purchaser, the Purchaser shall promptly empower, and shall cause the FIRREA Plaintiff promptly to empower (by power of attorney and such other documentation as may be necessary and appropriate), such representatives of the Seller as the Seller may designate to represent the FIRREA Plaintiff in the FIRREA Claim, including the power to enter into any settlement or compromise concerning such claim.

         (d) Immediately prior to the Closing, the Seller, the Company and the Purchaser shall each execute and deliver a FIRREA Claim Management Agreement, dated as of the Closing Date, substantially in the form annexed hereto as Exhibit 5.09(d) (the "FIRREA Claim Management Agreement").

         SECTION 5.10. No Solicitation. Except for the individuals listed on Section 5.10 of the Seller's Disclosure Schedule, the Seller agrees that, from the date hereof until the expiration of the two-year period following the Closing (a) the Seller shall not, directly or indirectly, solicit or induce any employee of CTUS, the Company or the Subsidiaries to leave such employment and become an employee of the Seller or any of its Affiliates and (b) the Purchaser, CTUS, the Company and the Subsidiaries shall not, directly or indirectly, solicit or induce any employee of the Seller or any Affiliate of the Seller to leave such employment and become an employee of the Purchaser, CTUS, the Company or the Subsidiaries or any of their Affiliates; provided, however, that nothing in this Section 5.10 shall prohibit the Seller or any of its Affiliates or the Purchaser, CTUS, the Company or the Subsidiaries or any of their Affiliates from employing any person (i) who contacts them on his or her initiative and without any direct or indirect solicitation by the Seller or any of their Affiliates or the Purchaser, CTUS, the Company or the Subsidiaries or any of their Affiliates, as the case may be, or (ii) after expiration of the two-year period following the Closing Date.

         SECTION 5.11. Covenant Not to Compete. The Seller and its subsidiaries shall not (a) for a three-year period commencing on the Closing Date, establish a savings and loan association operating in the Non-Compete Area, (b) commencing on the Closing Date, utilize the name or current logos of the Company or use in any way any proprietary customer list or other similar record of the Company as of the Closing Date or (c) for a three-year period commencing on the date hereof, open or establish any new permanent offices or branches of a physical nature or any physical proprietary ATM system (which for greater certainty excludes any shared electronic, telephonic or computer-related networks, ATM system, Interac or internet systems ("Electronic Networks")) for deposit-gathering activities within the Non-Compete Area; provided, however, that nothing herein shall in any way limit the ability of the Seller or any of any such subsidiaries, including, without limitation, any new savings and loan association, savings bank, commercial bank or commercial or consumer lending company hereafter established by or for the benefit of the Seller or any of its Affiliates, to (w) establish a permanent head office or other place of business within the Non-Compete Area, but only if required for the Seller to obtain a license or charter to establish and/or operate an insured depository institution (as defined in the FDIA) to enable the Seller, in its discretion, to continue to operate a banking or thrift business in the United States, or (x) subject to compliance with clause (b) above, solicit deposits from any location outside the Non-Compete Area by any means or from within the Non-Compete Area by electronic means, computer-related or telephonic activity, whether or not through Electronic Networks, or
(y) subject to compliance with clause (b) above, offer or solicit loans or other financial products or other services whether or not within the Non-Compete Area or (z) acquire any Person that has an existing permanent office, branch or branches of a physical nature or physical proprietary ATM system (excluding any Electronic Networks) for deposit-gathering, lending or other financial services activities within the Non-Compete Area which competes with the Company within the Non-Compete Area. Notwithstanding the foregoing,
(A) in the event of an assignment contemplated in Section 10.13, the restriction imposed by this Section 5.11 shall not bind the assignee but shall continue solely to bind CT Financial Services Inc. and its subsidiaries and
(B) the restrictions imposed on the Seller and its subsidiaries under clauses
(a) and (c) above shall automatically cease to be of any further force and effect and the Seller and its subsidiaries shall have no further obligation hereunder to the Purchaser or any of its subsidiaries in the event that at any time during such three-year period, from the Closing Date, in the case of clause (a), or from the date hereof, in the case of clause (c):

         (i) there is a "change in control" of the Seller, Canada Trustco Mortgage Company or The Canada Trust Company (whether directly or indirectly through a change in control of the direct or indirect controlling shareholder of the Seller, Canada Trustco Mortgage Company or The Canada Trust Company) which shall be deemed to have occurred if any Person or combination of Persons other than a Person currently controlling any of the foregoing through any transaction or series of transactions (whether by purchase, merger, consolidation, amalgamation or otherwise) beneficially acquiring, directly or indirectly, (x) 75% or more of the issued and outstanding voting securities or shares of the Seller or The Canada Trust Company, or (y) 75% or more of the issued and outstanding voting securities or shares of Canada Trustco Mortgage Company until such date (currently June 1, 1997) as the Canada Trustco Mortgage Company is required to satisfy the 35% or other specified public voting requirement (the "Public Voting Requirement") under the Loan and Trust Companies Act (Canada) or (z) after the satisfaction of the Public Voting Requirement, 65% (or such other percentage of voting shares remaining after the Public Voting Requirement has been met) of the issued and outstanding voting securities or shares of Canada Trustco Mortgage Company; or

         (ii) there is a sale, transfer, assignment or other disposition of all or substantially all of the assets of the Seller, Canada Trustco Mortgage Company or The Canada Trust Company through any transaction or a series of transactions to a Person or combination of Persons other than a Person currently controlling any of the foregoing.

         SECTION 5.12. Environmental Audit. Between the date hereof and the Closing Date, in the event that, at the time of foreclosure on any real property securing any loan, the Seller has actual knowledge that any Chemical Substance was or is present, manufactured, generated, used, recycled, reclaimed, released, stored, treated or disposed of at, in or from such property, the Seller shall (a) provide notice thereof to the Purchaser, (b) at the written request and expense of the Purchaser, conduct an environmental audit prior to foreclosure to the extent that doing so will not adversely affect such foreclosure and (c) provide the results of such audit to, and consult with, the Purchaser regarding the significance of such audit prior to foreclosure on any such property.

         SECTION 5.13. Minority Shares. Between the date hereof and the Closing Date, the Seller shall attempt to enter into such arrangements and/or agreements with the holders of the Minority Shares listed in Section 3.21 of the Seller Disclosure Schedule, on terms disclosed or made available to the Purchaser, as shall be necessary for CTUS to acquire at its sole cost and expense all of the outstanding Minority Shares as of the Closing Date.

         SECTION 5.14. FIRTPA Certificate. The Seller shall provide the Purchaser with a certificate that, as of the Closing Date, the CTUS Shares do not constitute a U.S. real property interest within the meaning of Section 1445 of the Code, such certification to satisfy the requirements of Treasury regulation Sections 1.897-2(h) and 1.1445-2(c)(3). If such certificate is not received, the Purchaser shall be entitled to withhold 10 percent of the purchase price as required by Section 1445 of the Code.

         SECTION 5.15. Further Assurances. Each party shall cooperate with the other, and execute and deliver, or use its best efforts to cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and take all such other actions consistent with the terms of this Agreement, as such party may reasonably be requested to take by the other party hereto from time to time, in order to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby.

         SECTION 5.16. Transition. Each party shall cooperate with the other during the period from the date hereof to the Closing Date to effectuate the purposes of this Agreement and the transactions contemplated hereby and shall negotiate in good faith and in a commercially reasonable manner to resolve any issues which may arise during such period in order to enable the transactions contemplated hereby to be consummated.


                                ARTICLE VI

                             EMPLOYEE MATTERS

         SECTION 6.01.  Provision of Comparable Benefits.  (a)  The
Purchaser agrees that, for a period of one year after the Closing Date, the Purchaser shall (or shall cause any other appropriate subsidiary of the Purchaser to) provide each employee and each former employee of the Company and the Subsidiaries who was an employee of the Company or the Subsidiaries on the Closing Date with benefits (including, without limitation, welfare benefits) that are comparable in the aggregate, in the good faith determination of the Purchaser, to the benefits generally provided by the Purchaser to its own similarly situated employees. Consistent with providing comparable benefits for one year as is set forth above, nothing in this Section shall affect the Purchaser's ability to determine the benefits to provide to any employee or former employee, or restrict the Purchaser's ability to terminate, modify or amend any Plan, program, arrangement or fringe benefit or to terminate, modify or amend the terms and conditions of employment of any individual. In no event shall the arrangements set forth herein in any way remove or diminish the Purchaser's obligation to comply with, and to provide benefits to the extent required by, Section 4980B of the Code with respect to any former employee of the Company or its Subsidiaries.

         (b) With regard to those former employees of the Company or the Subsidiaries who are receiving retiree health benefits as of the Closing Date, for a period of one year following the Closing Date, the Purchaser agrees to elect either to continue the retiree health benefits such former employees were receiving immediately prior to the Closing Date or to provide such former employees with the retiree health benefits provided from time to time to similarly situated retirees of the Purchaser.

         (c) To the extent service is relevant for vesting or benefit calculations or allowances (including, without limitation, entitlement to vacation and sick days) under any plan or arrangement maintained by the Purchaser in which employees or former employees of the Company or Subsidiaries who were employed by the Company or the Subsidiaries on the Closing Date participate, and to the extent permitted by applicable Law, in order to provide the benefits described in paragraph (a) above, such plan or arrangement shall credit employees with service on or prior to the Closing Date with the Company or any of the Subsidiaries, if and to the same extent such service was credited under comparable plans of the Company or the Subsidiaries prior to the Closing Date in which such employees participated; provided, however, that the Purchaser shall have the right to offset the amount of any accrued benefit under any of the Purchaser's defined benefit pension plans in which an employee participates, by the accrued benefit under any defined benefit pension plan sponsored by the Company or its Subsidiaries as of the Closing Date. Nothing herein shall require any such service to be credited to the extent it would result in an employee receiving duplicate benefits.

         SECTION 6.02. Succession. In the event the Purchaser, CTUS, the Company or any of the Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Purchaser, CTUS, the Company or the Subsidiaries, as the case may be, shall assume the obligations set forth in this Article VI.

         SECTION 6.03. Survival. This Article VI shall survive the Closing as provided in Section 10.01.


                                ARTICLE VII

                                TAX MATTERS

         SECTION 7.01. Tax Indemnities. (a) Subject to Section 7.01(d), the Seller shall indemnify the Purchaser and its Affiliates and hold them harmless from and against any liability for Taxes (other than conveyance taxes, which are allocated pursuant to Section 7.06) (i) imposed on CTUS, the Company and the Subsidiaries in respect of their income, business, property or operations for any Pre-Closing Period, (ii) attributable to any change in accounting method employed by CTUS, the Company or any Subsidiary prior to the Closing Date, (iii) attributable to discharge of indebtedness, if any, that may result from any capital contributions by the Seller (or any Affiliate of the Seller) to CTUS, the Company or any Subsidiary of any intercompany indebtedness owed by CTUS, the Company or any Subsidiary to the Seller (or any Affiliate of the Seller) or (iv) attributable to the issuance or redemption of the CTUS Preferred Stock and the receipt of the FIRREA Recovery (to the extent not taken into account in determining the distribution(s) in respect of the HSAI Preferred Stock)(but only to the extent that the amount of such Taxes is in excess of the amount accrued for Taxes (including for greater certainty any reserve for bad debts) in the books and records of CTUS, the Company and the Subsidiaries as of the Closing Date); provided, however, that no indemnity shall be provided under this Agreement for any Taxes resulting from (x) a breach by the Purchaser of its obligations under this Agreement, (y) a reduction in any net operating loss, capital loss or tax credit carryover allocable to CTUS, the Company, or any Subsidiary or (z) any transaction of CTUS, the Company or any Subsidiary occurring after the Closing on the Closing Date.

         (b) From and after the Closing Date, the Purchaser, its Affiliates, CTUS and the Company shall indemnify the Seller and its Affiliates and hold them harmless from and against all Taxes imposed on or with respect to CTUS, the Company or its Subsidiaries that are not subject to indemnification pursuant to paragraph (a) of this Section 7.01.

         (c) Any Taxes for a Period beginning before the Closing Date and ending after the Closing Date (a "Straddle Period") shall be apportioned between the Seller and the Purchaser, in the case of real and personal property taxes, and franchise taxes not based on gross or net income, capital (including net worth or long-term debt) or gross or net assets, on a per diem basis and, in the case of other Taxes (including sale and transfer Taxes not described in Section 7.06), shall be determined based on the actual operation of CTUS, the Company and the Subsidiaries, as the case may be, during the portion of such period that is a Pre-Closing Period and the portion of such period that is a Post-Closing Period. Each such Pre-Closing Period and Post-Closing Period shall be deemed to be a Period subject to the provisions of Sections 7.01(a) and 7.01(b) above. Notwithstanding the foregoing, in the case of any Tax based upon or measured by capital (including net worth or long-term debt), gross or net assets or intangibles, the amount of such Tax allocated to the Pre-Closing Period shall be computed by reference to the average level of such items during the Pre-Closing Period; provided, however, that such method shall apply only where the relevant Law requires the use of average amounts and, in such a case, the frequency and method of averaging shall be as required by such Law. In any other event, the amount of such Tax shall be computed by reference to the level of such items on the Audit Date.

         (d) The respective indemnification obligations of the Purchaser and the Seller pursuant to this Section 7.01 shall not be effective until the aggregate dollar amount of all Taxes which would otherwise be payable pursuant to this Article VII by such party exceeds U.S.$250,000 (the "Tax Liability Threshold Amount") and then only to the extent such aggregate amount exceeds the Tax Liability Threshold Amount.

         (e)  Payment by an indemnitor of any amount due under this
Section 7.01 shall be made within 30 days following written notice by the indemnitee that payment of such amounts to the appropriate tax authority is due, provided that the indemnitor shall not be required to make any payment earlier than two days before it is due to the appropriate tax authority. If the Seller receives an assessment or other notice of Taxes due with respect to CTUS, the Company or any of its Subsidiaries for any Pre-Closing Period for which the Seller is not responsible, in whole or in part, pursuant to paragraph (a) of this Section 7.01 because all or a part of such Tax does not exceed the amount accrued for Taxes in the books and records of CTUS, the Company and its Subsidiaries as of the Closing Date, and the Seller pays such Tax, then the Purchaser, CTUS or the Company shall pay to the Seller, in accordance with the first sentence of this Section 7.01(e), the amount of such Tax for which the Seller is not responsible under Section 7.01(a). In the case of a Tax that is contested in accordance with the provisions of Section 7.03, payment of such Tax to the appropriate tax authority will not be considered to be due earlier than the date of a Final Determination with respect to such Tax.

         SECTION 7.02. Refunds and Tax Benefits. (a) The Purchaser shall promptly pay to the Seller any refund or credit (including any interest paid or credited with respect thereto) received by the Purchaser, CTUS, the Company or any Subsidiary of Taxes relating to Pre-Closing Periods or attributable to an amount paid by or on behalf of the Seller under Section 7.01 or 5.09 but only if and to the extent that the aggregate amount of refunds and credits exceeds the aggregate amount that is included as an asset in respect of Taxes on the Audit Date Balance Sheet (not taking account of any aggregate valuation allowances against deferred tax assets remaining after giving effect to the Deferred Tax Valuation Amount) (reduced by any Taxes thereon); provided, however, that payments with respect to credits shall be made no earlier than the time at which such credit reduces or could reduce the Tax liability of the Purchaser and its Affiliates, including CTUS, the Company or any Subsidiary. In the event that any refund or credit of Taxes for which a payment has been made pursuant to this Section 7.02 is subsequently reduced or disallowed, the Seller shall indemnify and hold harmless the payor for any Tax liability, including interest, assessed against such payor by reason of the reduction or disallowance. The Purchaser shall, if the Seller so requests and at the Seller's expense, cause the relevant entity to file for and obtain any refund to which the Seller is entitled under this Section 7.02. Subject to
Section 7.03, the Purchaser shall permit the Seller to control (at the Seller's expense) the prosecution of any such refund claim, and shall cause the relevant entity to authorize by appropriate power of attorney such persons as the Seller shall designate to represent such entity with respect to such refund claim. The obligations of the Purchaser pursuant to this Section 7.02(a) shall not be effective until the aggregate dollar amount of all amounts refunded and credited exceeds $250,000, and then only to the extent that such aggregate amount exceeds $250,000.

         (b) In the event and to the extent that the Seller receives a refund or credit of federal, state or local taxes for any Pre-Closing Period attributable solely to the carryback of losses, credits or similar items arising in any Post-Closing Period and attributable to CTUS, the Company or any Subsidiary, the Seller shall promptly pay to the Purchaser the amount of such refund or credit, together with any interest paid or credited with respect thereto. In the event that any refund or credit of Taxes for which a payment has been made pursuant to this Section 7.02(b) is subsequently reduced or disallowed, the Purchaser shall indemnify and hold harmless the payor for any Tax liability, including interest, assessed by reason of the reduction or disallowance.

         (c)  Any amount otherwise payable by the Seller under Section
7.01 shall be reduced by any Tax benefit realized by the Purchaser, CTUS, the Company, any Subsidiary or any of their Affiliates in a Post-Closing Period (a "Post-Closing Date Tax Benefit") as a result of either an adjustment to Taxes for which the Seller is responsible under Section 7.01 (such as a timing adjustment resulting in a Tax deduction for CTUS, the Company or any Subsidiary for a Post-Closing Period) or a Tax deduction resulting from an indemnifiable payment of Taxes. The amount of any Post-Closing Date Tax Benefit shall be computed at the maximum applicable marginal statutory tax rate in effect at the time of computation. Post-Closing Date Tax Benefits determined to be substantially likely to be realized not later than the taxable year during which an indemnity payment is determined to be due shall be considered to be realized currently for purposes of netting against such indemnity payment hereunder. If a payment is made by the Seller in accordance with Section 7.01, and if in a subsequent taxable year an actual Post-Closing Date Tax Benefit is realized by the Purchaser, CTUS, the Company, any Subsidiary or any of their Affiliates (that was not previously taken into account pursuant to the preceding sentence to reduce an amount otherwise payable by the Seller under Section 7.01), the Purchaser, CTUS, the Company, any such Subsidiary or any such Affiliate shall pay to the Seller at the time of such realization the amount of such Post-Closing Date Tax Benefit to the extent that the Post-Closing Date Tax Benefit would have resulted in a reduction in the amount paid by the Seller under Section 7.01 if the Post-Closing Date Tax Benefit had been obtained in the year of such payment. Subject to the foregoing a Post-Closing Date Tax Benefit will be considered to be realized for purposes of this Section 7.02 at the time that it is reflected on a Tax return of the Purchaser, CTUS, the Company, any Subsidiary or any of their Affiliates.

         SECTION 7.03.  Contests.  (a)  After the Closing Date, the
Purchaser shall notify the Seller in writing promptly and in any event within 30 days of the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on the Purchaser, CTUS, the Company or a Subsidiary (an "Indemnification Event"), which could give rise to a claim for indemnification under Section 7.01. Such notice shall contain factual information (to the extent known to the Purchaser, CTUS, the Company or a Subsidiary) with respect to the Indemnification Event in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect thereof. If the Purchaser fails to give the Seller notice within a reasonable period of time or in sufficient detail to apprise the Seller of the nature of the claim (in each instance taking into account the facts and circumstances with respect to such claim), the Seller shall not be liable under this Agreement for such claim to the extent, if any, that the rights of the Seller with respect to such claim are actually prejudiced.

         (b) Subject to Section 7.03(d) below, the Seller may elect to direct, through counsel of its own choosing and at its own expense, any audit, claim for refund and administrative or judicial proceeding involving any Tax Periods with respect to which indemnity may be sought from the Seller under Sections 7.01 or 5.09 (any such audit, claim for refund or proceeding is referred to herein as a "Contest"). If the Seller elects to direct a Contest, it shall within 30 calendar days of receipt of the notice of the Indemnification Event relating to such Contest notify the Purchaser of its intent to do so and, if requested by the Purchaser, the Seller shall furnish to the Purchaser in due course, as a condition to further pursuing such Contest, an opinion of the Seller's independent tax counsel to the effect that the Seller has a reasonable basis to pursue such Contest. If the Purchaser or an Affiliate is requested (or, if an election by the Seller is not timely made, shall determine) to pay the Tax claimed and sue for a refund, the Seller shall make a tentative indemnity payment to the party making such payment. In the case of any Contest, the Purchaser or its Affiliate, as the case may be, shall not make payment of the Tax in question for at least 30 days (or such shorter period as may be required by applicable law) after the giving of notice to the Seller of its intention to do so (and if the Seller has elected to direct the Contest shall not make payment unless requested by the Seller), shall give to the Seller any information reasonably requested by the Seller relating to such Contest and otherwise shall cooperate with the Seller in good faith in order to contest effectively any such Contest, and to the extent not inconsistent with the Purchaser's or its Affiliates' control over the portion of proceedings that relate to issues other than those subject to this indemnity (as described below), shall permit the Seller to control such proceedings relating to any Contest. The Seller shall, on demand, reimburse all "out of pocket" costs and expenses which the Purchaser or its Affiliate may incur in connection with such Contest (but not in connection with exercising the right of attendance described below), including, without limitation, reasonable attorneys' and accountants' fees and disbursements.
The Purchaser or its duly appointed representatives shall be allowed to attend all meetings between the Seller and the taxing authority in question and shall be provided with copies of all correspondence and documents relating to such Contest. If the Seller fails to notify the Purchaser of its election as herein provided, then until receiving notification as to the Seller's intentions, the Purchaser, CTUS, the Company and/or the appropriate Subsidiary shall take such reasonable steps as may be prudent and within its capacity (with due allowance being given to the circumstances) to preserve the right of the relevant entity to contest the asserted Tax liability, may pay, compromise or contest, such asserted Tax liability and shall be reimbursed by the Seller for the reasonable cost of outside professionals and outside disbursements incurred pursuant to this sentence to the extent attributable to a Tax liability indemnifiable by the Seller hereunder. However, in each such case, neither the Purchaser nor CTUS nor the Company nor the Subsidiary may settle or compromise any asserted Tax liability over the objection of the Seller; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. If the Purchaser, CTUS, the Company or any Subsidiary assumes control of a Contest with respect to Taxes pursuant to the foregoing, provided that the Seller has acted in good faith, the Seller shall retain the right, at any time thereafter and immediately upon notice to the entity that shall have assumed control of such Contest, to assume itself, at the Seller's expense, sole direction and control of such Contest, as set forth above. If the Seller chooses to direct the Contest, the Purchaser shall promptly empower and shall cause CTUS, the Company and/or the appropriate Subsidiaries promptly to empower (by power of attorney and such other documentation as may be necessary and appropriate) such representatives of the Seller as it may designate to represent the Purchaser, CTUS, the Company and/or the Subsidiaries in the Contest insofar as the Contest involves an asserted Tax liability for which the Seller could be liable under Section 7.01.

         (c) The Seller may cause such a Contest to be prosecuted to a determination in a court of initial jurisdiction and, if the Seller shall have furnished the Purchaser with an opinion of independent tax counsel to the effect that there is a reasonable basis to appeal the determination of any court, the Seller may cause such Contest to be prosecuted to a determination in an appellate court. Notwithstanding any other provision of this
Section 7.03 the Seller shall not settle, compromise or abandon without the Purchaser's prior written consent any Contest which would materially and adversely affect the Tax liability of the Purchaser or its Affiliates in any Post-Closing Period (including material adverse changes resulting from the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods or the denial of amortization or depreciation deductions) determined taking into account the then present value of any Tax benefits available to the Purchaser, CTUS, the Company or any Subsidiary by reason of any such settlement (taken into account as and when the Purchaser reasonably believes such Tax benefits could be utilized to reduce the Tax liability of the Purchaser, CTUS, the Company or any Subsidiary). Such consent shall not be unreasonably withheld.

         (d) With respect to Contests relating to any Post-Closing Period (including any Contest relating to, or arising out of, any FIRREA Recovery described in Section 5.09) the Purchaser shall control all proceedings taken in connection with such Contests except that the Seller shall control such proceedings to the extent that they relate to a matter in respect of which the Seller has indemnified the Purchaser under Section 7.01 or 5.09 (including, for greater certainty, any Tax proceedings with respect to a matter that could affect the amount of any amounts to be paid to the holder(s) of the CTUS Preferred Stock and the HSAI Preferred Stock pursuant to the terms of the CTUS Preferred Stock and HSAI Preferred Stock, respectively); provided, however, that if the Seller shall request in writing in a timely manner and furnish the Purchaser an opinion of independent tax counsel to the effect that the Seller has a reasonable basis to pursue such Contest, the Seller may cause such Contest to be prosecuted to a determination in a court of initial jurisdiction; and, provided further that if the Seller shall request in writing in a timely manner and furnish the Purchaser an opinion of independent tax counsel to the effect that the Seller has a reasonable basis to appeal the determination of any court, the Seller may cause such Contest to be prosecuted to a determination in an appellate court.

         (e) If, after actual receipt by the Purchaser or its Affiliates of an amount paid by the Seller as a tentative indemnity pursuant to paragraph
(b), the extent of the liability of the Purchaser or its Affiliates with respect to the indemnified matter shall be established by a Final Determination, the Purchaser or its Affiliates, as the case may be, shall promptly pay to the Seller all or the portion of any refund received by or credited to the Purchaser or its Affiliates with respect to the indemnified matter (together with any interest paid or credit thereon by the taxing authority) plus (i) the amount of the Tax savings, if any, realized by the Purchaser or its Affiliates as a result of such payment, and (ii) interest at the rate which shall be applicable under section 6621(a)(1) of the Code in respect of federal income taxes and at the rate provided by applicable law in respect of other Taxes from time to time from the date of actual collection by the Purchaser or its Affiliates of such refund (and any such interest thereon) to the date of payment to the Seller hereunder.

         (f) Nothing contained herein shall require the Purchaser or its Affiliates, as the case may be, (i) to pursue a Contest which it would not otherwise be required to pursue pursuant to this Agreement or (ii) to permit the Seller to control any such Contest, if the Purchaser shall waive the payment by the Seller of any amount that might otherwise be payable by the Seller hereunder by way of indemnity in respect of such Contest. Upon any such waiver, the Purchaser or its Affiliates, as the case may be, shall repay to the Seller any payments made with respect to such Contest pursuant to
Section 7.03(b) above together with interest at the rate which shall be applicable under section 6621(a)(1) of the Code from time to time from the date the payment was paid by the Seller to the date of repayment by the Purchaser or its Affiliate.

         SECTION 7.04. Preparation of Tax Returns. The Seller shall prepare and timely file, or cause to be prepared and timely filed, all Returns relating to CTUS, the Company and the Subsidiaries that are due (taking into account any applicable extension periods) no more than 30 days after the Closing Date. The Purchaser shall prepare and timely file or cause CTUS and the Company and the Subsidiaries to prepare and timely file all Returns relating to CTUS and the Company or any of the Subsidiaries that are due (taking into account any applicable extension period) more than 30 days after the Closing Date. Returns required to be filed by the Purchaser in respect of a Pre-Closing Period shall be prepared on a basis consistent with those prepared for prior tax years unless a different treatment of any item is required by an intervening change in Law. The Purchaser shall furnish the Seller with a copy of any Return prepared by it for a Pre-Closing Period at least 20 days before the anticipated filing date thereof and, in preparing such Returns, shall accept any comments made by the Seller with respect to any issue or item which could give rise to a claim for indemnification; provided, however, that this sentence shall not apply in respect of any comments for which the Seller does not provide the Purchaser, if so requested in writing to do so, with an opinion of counsel to the effect that there is a reasonable basis for Seller's comment.

         SECTION 7.05. Cooperation and Exchange of Information. Following the Closing, the Seller and the Purchaser shall provide each other, and the Purchaser shall cause CTUS and the Company to provide the Seller, with such cooperation and information as reasonably may be requested in filing any Tax Return, amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. Each of the Seller, the Purchaser and the Company shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. The Seller, on the one hand, and the Purchaser, CTUS and the Company, on the other, shall each retain all Returns, schedules and work papers and all material records or other documents that are in its possession immediately following the Closing, or created by or on behalf of it thereafter, relating to Tax matters of CTUS, the Company and the Subsidiaries for the taxable period of each relevant jurisdiction first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (ii) eight years following the due date (without extension) for such returns. Any information obtained under this Section 7.05 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Returns or claims for refund or in conducting an audit or other proceeding.

         SECTION 7.06. Conveyance Taxes. Notwithstanding any provision herein to the contrary, the Seller agrees to assume liability for and to pay a maximum of U.S.$500,000 of all sales, use, transfer, stamp, stock transfer, withholding, real property transfer or gains, registration, recording taxes or fees, or any similar Taxes or fees incurred as a result of the sale of the transactions contemplated hereby, and the Purchaser agrees to assume liability for and to pay any such Taxes in excess of such amount.

         SECTION 7.07. Miscellaneous. (a) The parties agree that all payments made under this Article VII, under any other indemnity provision contained in this Agreement, and for any misrepresentations or breach of warranties or covenants shall constitute adjustments to the Purchase Price and that they shall report all such payments on that basis in all Returns filed with any taxation authority for purposes hereof. If, contrary to the intent of the parties as expressed in the preceding sentence, any indemnity payment made pursuant to this Agreement is treated as taxable income of the recipient, then the payor shall indemnify and hold harmless the recipient from any liability for Taxes attributable to the receipt of such payment.

         (b) Except as expressly provided otherwise and except for the representations contained in Sections 3.15 and 3.18 of this Agreement, this
Article VII shall be the sole provision governing Tax matters and indemnities therefor under this Agreement.

         (c) For purposes of this Article VII, all references to the Purchaser, the Seller, CTUS, the Company or the Subsidiaries include successors in interest, whether by operation of Law or otherwise.

         (d) The covenants and agreements of the parties hereto contained in this Article VII shall survive the Closing and shall remain in full force and effect until the expiration of all statutes of limitations with respect to any Taxes that would be indemnifiable by the Seller under Section 7.01(a) of this Agreement or by the Purchaser under Section 7.01(b) of this Agreement.


                               ARTICLE VIII

                           CONDITIONS TO CLOSING

         SECTION 8.01. Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

         (a) Representations and Warranties; Covenants. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, and all the covenants contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects, and the Seller shall have received a certificate of the Purchaser to such effect signed by a duly authorized officer of the Purchaser;

         (b) No Orders or Litigation. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent), which is in effect preventing or prohibiting consummation of any of the transactions contemplated by this Agreement (nor shall any proceeding for any such statute, rule, regulation, order, decree or injunction be pending), nor shall there be any proceeding initiated or pending by any Governmental Authority or any other Person seeking the prevention or prohibition of the consummation of any of the transactions contemplated by this Agreement or money damages as a result thereof, including any actions to be taken by either party pursuant hereto, except for any such proceeding pending or threatened by a Person (other than a Governmental Authority) seeking only money damages; provided, however, that the provisions of this Section 8.01(b) shall not apply if the Seller has directly or indirectly solicited or encouraged any such action; and provided further that the Seller may invoke this condition, only if it shall have used its reasonable efforts to have any such order vacated;

         (c) Approvals and Consents. The Seller's Required Approvals shall have been made or obtained and any waiting period (and any extension thereof) with respect thereto shall have expired or terminated (except where the failure to obtain any such Seller's Required Approval from a Person other than a Governmental Authority would not result in a Material Adverse Effect) and all such Seller's Required Approvals shall still be in effect; and

         (d) FIRREA Claim Management Agreement. The Purchaser shall have executed and delivered the FIRREA Claim Management Agreement.

         SECTION 8.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

         (a) Representations and Warranties; Covenants. The representations and warranties of the Seller contained in this Agreement shall be true and correct as of the Closing (without regard to any Material Adverse Change/Effect exceptions, thresholds or knowledge qualifiers contained therein) with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date (including Section 3.10(b)) and except for such inaccuracies as, individually or in the aggregate, do not have a Material Adverse Effect, and all material covenants contained in this Agreement to be complied with by the Seller on or before the Closing shall have been complied with in all material respects, and the Purchaser shall have received a certificate of the Seller to such effect signed by a duly authorized officer of the Seller;

         (b) No Orders or Litigation. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent), which is in effect preventing or prohibiting consummation of any of the transactions contemplated by this Agreement (nor shall any proceeding for any such statute, rule, regulation, order, decree or injunction be pending), nor shall there be any proceeding initiated or pending by any Governmental Authority or any other Person seeking the prevention or prohibition of the consummation of any of the transactions contemplated by this Agreement or money damages as a result thereof, including any actions to be taken by either party pursuant hereto, except for any such proceeding pending by a Person (other than a Governmental Authority) seeking only money damages; provided, however, that the provisions of this
    Section 8.02(b) shall not apply if the Purchaser has directly or indirectly solicited or encouraged any such action; and provided further that the Purchaser may invoke this condition only if it shall have used its reasonable efforts to have any such order vacated;

         (c) Approvals and Consents. The Purchaser's Required Approvals shall have been made or obtained and any waiting period (and any extension thereof) with respect thereto shall have expired or terminated (except where the failure to obtain any such Purchaser's Required Approval from a Person other than a Governmental Authority would not result in a Material Adverse Effect) and all such Purchaser's Required Approvals shall still be in effect; and

         (d) FIRREA Claim Management Agreement. The Seller and the Company shall have executed and delivered the FIRREA Claim Management Agreement.


                                ARTICLE IX

                     TERMINATION, AMENDMENT AND WAIVER

         SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Closing:

         (a) by the mutual written consent of the Seller and the Purchaser; or

         (b) by either the Seller or the Purchaser, if the Closing shall not have occurred prior to the date one year after the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date.

         Time shall be of the essence in this Agreement.

         SECTION 9.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto
(i) except as set forth in Section 5.05 and Section 10.05 and (ii) nothing herein shall relieve either party from liability for any willful breach hereof.

         SECTION 9.03. Waiver. At any time prior to the Closing, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein.

         SECTION 9.04. Termination Fee. In the event that the Seller unilaterally terminates this Agreement by repudiating its obligations in writing following the acceptance of an unsolicited offer for the acquisition (whether by purchase of shares or assets, merger or otherwise) of CTUS, the Company and the Subsidiaries, the Seller shall promptly pay to or on behalf of the Purchaser $35,000,000, payable in immediately available funds to an account designated by the Purchaser. The Purchaser acknowledges that, upon receipt of such payment, the Purchaser shall be deemed to have waived all claims, demands, damages and causes of action, and shall have no further recourse, against the Seller pursuant to this Agreement, and the Seller shall have no further obligation to the Purchaser or any other Person pursuant to this Agreement.


                                 ARTICLE X

                            GENERAL PROVISIONS

         SECTION 10.01. Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained herein shall be deemed to be conditions to the purchase and sale of the CTUS Shares and CTUS Preferred Stock as contemplated in Sections 8.01(a) and 8.02(a) and, following the Closing and/or the termination of this Agreement pursuant to Section 9.01, shall not survive, shall expire, be terminated and extinguished and the Purchaser's sole and exclusive remedy for breach of any representation or warranty by the Seller hereunder or failure by the Seller to comply with its covenants shall be (a) to exercise its rights under the indemnity provided pursuant to Section 7.01 in the case of any matter relating to Taxes and (b) in the case of any other matter, including any matters covered by any representations and warranties of the Seller contained herein (other than relating to Taxes, which shall be subject only to indemnification as contemplated in clause (a) above), solely to exercise its rights to indemnification under Section 10.03; provided, however, that (i) consistent with the foregoing, following the Closing the representations and warranties contained in Sections 3.02, 3.03, 3.04, 3.05, 3.10, 3.11 and 3.17 (but only to the extent set forth in Section 10.03 hereof) shall remain in full force and effect for eighteen months solely for purposes of providing the basis for the indemnity contemplated in Section 10.03, (ii) the covenants and agreements set forth in Sections 4.08, 5.02, 5.03(b), 5.04, 5.05, 5.09, 5.10 and 5.11 and Articles VI, VII and X, shall remain in full force and effect for the applicable periods specified in such Sections or Articles or, if in any such case no such period is specified, until the applicable period under the statute of limitations therefor has expired and
(iii) following termination of the Agreement, the covenants and agreements set forth in Sections 9.02 and 10.05 shall survive until the applicable statute of limitations thereof has expired.

         SECTION 10.02. Release and Indemnification. (a) The Purchaser agrees to use its reasonable efforts (not including prepayment or renegotiation of the terms of any indebtedness) to cause the Seller or any Affiliate of the Seller (other than CTUS, the Company or the Subsidiaries) to be absolutely and unconditionally released on or effective as of the Closing Date from each liability and other obligation, direct or indirect, primary or secondary, for the payment of money or otherwise, including purchase or indemnification, guarantees or performance bonds, in respect of any outstanding indebtedness or contingent liabilities of CTUS, the Company, or the Subsidiaries, or issued for the account of or on behalf of a customer of CTUS, the Company of the Subsidiaries. The Purchaser agrees to continue to use its reasonable efforts after the Closing Date to relieve the Seller and its Affiliates of any such liabilities or obligations that are not released or otherwise discharged on or effective as of the Closing Date. The Seller agrees promptly upon demand to reimburse the Purchaser, CTUS, the Company or a Subsidiary, as the case may be, for all out-of-pocket costs and expenses incurred by it in securing any such release or discharge.

         (b) The Purchaser shall indemnify and hold harmless the Seller and each of its Affiliates, officers, directors, employees, successors and assigns (each, a "Seller Indemnified Party") for any and all liabilities, obligations, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' and consultants' fees and expenses) suffered or incurred by them (including, without limitation, any claim, action, proceeding or investigation brought or otherwise initiated by any of them) to the extent arising solely out of, or resulting from, the conduct of the Businesses by CTUS, the Company or the Subsidiaries or the Purchaser following the Closing or the operations of CTUS, the Company or the Subsidiaries or the Purchaser subsequent to the Closing; provided, however, that the foregoing shall not apply to any transaction entered into between any Seller Indemnified Party and the Purchaser, CTUS, the Company or any subsidiary of the Purchaser subsequent to the Closing.

         SECTION 10.03. Indemnification by the Seller. (a) Subject to the procedures set forth in this Section 10.03, the Seller shall indemnify the Purchaser, its Affiliates, officers, directors, employees, successors and assigns and hold the Purchaser harmless for Losses (other than with respect to Taxes the indemnity for which is solely and exclusively as provided in Article
VII) which relate to a matter or circumstance arising prior to the Closing Date and which are discovered and communicated in writing to the Seller within eighteen months from the Closing Date (or, in the case of any matter covered by clauses (i) and (ii) below, the end of the applicable statute of limitations period) solely with respect to Losses arising out of:

         (i) any transaction contemplated by this Agreement relating to the Minority Shares, including, but not limited to, any liability with respect to any payment required by law to be made by the Purchaser and/or its Affiliates subsequent to the Closing to those holders of Minority Shares that shall not have sold their shares, options and/or other similar interests in the Company to the Seller prior to the Closing as contemplated in Section 5.13;

         (ii) the prosecution of the FIRREA Claim in accordance with the directions of the Seller on the condition that the Purchaser strictly complies with the Seller's instructions in accordance with the standards contained in Section 5.09;

         (iii) any fraudulent activity of employees of the Seller not disclosed to the Purchaser in the Seller Disclosure Schedule (or otherwise in writing) that is not otherwise covered by insurance (but subject to any deductibles applicable thereto); and

         (iv) any breach of the representations and warranties contained in Sections 3.02, 3.03, 3.04, 3.05, 3.11 and 3.17 (subject to the knowledge qualifiers set forth therein but, excluding, for purposes of this Section 10.03, any Material Adverse Effect qualifier set forth therein), and in the case of Section 3.10 certain clauses thereof, consisting solely of (A) clause (b)(i) to the extent relating to fixed assets, (B) clause (b)(ii) to the extent relating to Encumbrances on Real Property but, for the avoidance of doubt, excluding any other properties or assets and (C) clauses (b)(iii), (b)(iv), (b)(v), (b)(vi),
    (b)(ix) and (b)(x).

         (b) Notwithstanding anything in the Agreement to the contrary, the obligation of the Seller to indemnify the Purchaser shall be subject to the following limitations:

         (i)  for purposes of calculating the amount of any Loss (A) in the case of a Loss arising out of or in connection with a claim asserted by a third party against the Purchaser, a Loss shall not be required to be indemnified hereunder until the earlier of (x) such time as the Purchaser is required by judicial action or otherwise to pay the Loss (or any portion thereof) to such third party or (y) a liability is conclusively established rather than when payment is claimed by such third party, (B) in the case of any other Loss, such Loss shall not be required to be indemnified hereunder until such time as liability is reasonably demonstrated by the Purchaser to the Seller rather than when payment is claimed by the Purchaser except as otherwise provided for in paragraph (e) of this Section 10.03, and (C) the amount of a Loss shall be reduced by:

              (1) the amount of the reserve (if any) of such Loss or category of Loss in the Company's financial statements, as the case may be, but any such reserved Losses shall not be included in the Claim Deductible (as defined below);

              (2) the financial effect of any Tax benefit obtainable as a result of the recognition of such Loss as contemplated in paragraph (c) below;

              (3) the amount of any insurance proceeds and any indemnity, contribution or other similar payment in fact recoverable by the Purchaser or any Affiliate from any third party with respect thereto; and

              (4) the amount of any Loss that results from or arises out of actions taken by the Purchaser, the Company or their respective Affiliates after the Closing Date (other than with respect to the defense or settlement of claims relating to periods prior to the Closing Date);

    it being understood and agreed that the Purchaser shall take, and following the Closing shall cause the Company to take, all reasonable steps to mitigate their Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses;

         (ii) the indemnification obligations of the Seller pursuant to this Section 10.03 shall not be effective with respect to any Loss, as the case may be, unless (x) in the case of any Loss associated with any matter described in clause (a)(i) or (a)(ii) above, the amount of each such Loss exceeds U.S.$1,000, (y) in the case of any Loss arising out of a breach of the representation and warranty in Section 3.02, the amount of each such Loss exceeds U.S.$10,000 and (z) in the case of any Loss arising out of clause (a)(iii) above or a breach of the representations and warranties listed in clause (a)(iv) above (other than Section 3.02), the amount of each such Loss exceeds U.S.$2,500,000 (each, a "Claim Deductible"), it being understood and agreed that only the amount of any such Loss that exceeds the Claim Deductible shall be covered by the indemnity covered in this Section 10.03 and shall be referred to herein as the "Indemnifiable Amount" with respect to such Loss; and

         (iii) the maximum aggregate payment that the Seller shall be liable to pay out under this Section 10.03 in respect of any Loss or all Losses (other than in respect of any Loss arising out of the matters set forth in clauses (a)(i) and (a)(ii) above) in the aggregate whether in respect of the Indemnified Amounts or otherwise shall be U.S.$60,000,000 (the "Maximum Aggregate Indemnity Payment Amount").

         (c) The amount of any Tax benefit shall be computed at the maximum applicable marginal statutory tax rate in effect at the time of computation. Tax benefits determined to be substantially likely to be realized not later than the taxable year during which an indemnity payment is determined to be due shall be considered to be realized currently for purposes of netting against such indemnity payment hereunder. If a payment is made by the Seller in accordance with this Section 10.03, and if in a subsequent taxable year an actual Tax benefit is realized by the Purchaser, CTUS, the Company, any Subsidiary or any of their Affiliates (that was not previously taken into account to reduce an amount otherwise payable by the Seller under
Section 10.03), the Purchaser, CTUS, the Company, any such Subsidiary or any such Affiliate shall pay to the Seller at the time of such realization the amount of such Tax benefit to the extent that the Tax benefit would have resulted in a reduction in the amount paid by the Seller under this Section
10.03 if the Tax benefit had been obtained in the year of such payment. Subject to the foregoing, a Tax benefit will be considered to be realized for purposes of this Section 10.03 at the time that it is reflected in a Tax Return of the Purchaser, CTUS, the Company, any Subsidiary or any of their Affiliates.

         (d) For purposes of determining the Seller's liability under this Section 10.03, the Purchaser shall have the right initially to undertake the defense, appeal or settlement of any claim, assertion, event or proceeding for which indemnity is provided for hereunder; provided, however, that (i) prior to the Purchaser undertaking the defense, appeal or settlement of any claim, assertion, event or proceeding for which indemnity may be available pursuant hereto the Seller shall have the right to undertake such defense, appeal or settlement at its own cost and expense and, if the Seller shall not have undertaken any such defense, appeal or settlement, Seller shall have the right to consult, through counsel of its own choosing, on such defense, appeal or settlement negotiations at its own expense and (ii) in the event that, prior to or following the undertaking by the Purchaser of the defense, appeal or settlement of any claim, assertion, event or proceeding for which indemnity may be available pursuant hereto, the Seller determines that the defense, appeal or settlement of a third party claim by the Purchaser is likely to result in an increase in the Seller's liability under the indemnity provided for herein, then the Seller shall be entitled to undertake the defense, appeal, prosecution or settlement negotiations at its own cost and expense. All legal fees and expenses regarding the defense of any claim, assertion, event or proceeding by or in respect of a third party as to which the Purchaser may request indemnification shall be includable in the definition of "Loss" contained herein subject to the limitation on the Maximum Aggregate Indemnity Payment Amount set forth herein, it being understood and agreed, however, that (i) the Seller shall fully reimburse the Purchaser and/or its subsidiaries for legal fees and expenses incurred in retaining counsel to provide assistance in connection with the prosecution of the FIRREA Claim, in accordance with the requirements of Section 5.09 and the FIRREA Claim Management Agreement, so long as the Seller shall have approved in advance the selection and retention of such counsel and (ii) the Seller shall fully reimburse the Purchaser and/or its subsidiaries for reasonable legal fees and expenses incurred in connection with any litigation relating to the Minority Shares not acquired by the Seller prior to the Closing.

         (e)  In no event shall the Purchaser settle any claim or demand
(or part thereof) for which indemnification may be sought hereunder without the prior written consent of the Seller (which consent shall not be unreasonably withheld and which shall be deemed to have been given absent a response within 10 Business Days from the date of receipt by the Seller of the relevant notice), and the Seller shall not, without the prior written consent of the Purchaser (which shall not be unreasonably withheld and which shall be deemed to have been given absent a response within 10 Business Days from the date of receipt by the Purchaser of the relevant notice), effect any settlement of any pending or threatened proceeding in respect of which the Purchaser is or could have been a party and indemnity could have been sought hereunder by the Purchaser unless (i) such proceeding involves only monetary claims and (ii) the settlement includes an unconditional release of the Purchaser from all liability in respect of such claims.

         (f) In the event the Seller shall make a payment hereunder, the Seller shall be deemed to be subrogated fully to the rights of the Purchaser against any and all third parties.

         (g) Except as set forth in this Agreement, the Seller is not making any representation, warranty, covenant or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Purchaser, after the consummation of the purchase and sale of the CTUS Shares and the Minority Shares contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby and the Purchaser hereby acknowledges and agrees that, as contemplated in Section 10.01, from and after the Closing, its sole and exclusive remedy with respect to any and all claims relating to or arising out of this Agreement shall be pursuant to the indemnification provisions set forth in this Section 10.03. In furtherance of the foregoing, the Purchaser hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all other rights, claims and causes of action it (or, after the Closing, any Company) may have against the Seller or its officers, directors, employees, agents, representatives and Affiliates relating to the subject matter of this Agreement; provided, however, that, except as otherwise contemplated in Section 9.04, the foregoing waiver shall not preclude legal action by the Purchaser for knowing misrepresentation by the Seller or willful noncompliance by the Seller with the terms of this Agreement.

         SECTION 10.04. Prior Tax Sharing Agreements. This Agreement terminates and supersedes any and all other tax sharing or allocation agreements in effect on the date hereof as between the Seller or any predecessor or Affiliate (other than an identified Affiliate for which CTUS is a common parent corporation) thereof on the one hand, and CTUS, the Company and any of the Subsidiaries on the other hand, for all taxes imposed by any federal, state, foreign or local government or taxing authority, regardless of the Period for which such taxes are imposed.

         SECTION 10.05. Expenses. Except as otherwise provided in Sections 2.04, 5.03(b), 5.09, 5.12, 5.13, 7.03(b) and 7.06, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.


         SECTION 10.06. Federal Home Loan Bank of New York Advances. Notwithstanding anything herein to the contrary, it is understood and agreed by the Seller and Purchaser that solely with respect to any of the advances to, or maintained by, the Company on the Closing Date from the Federal Home Loan Bank of New York, the Purchaser shall pay and be responsible for any fees and expenses of any kind or nature, arising out of or resulting from the consummation of the transactions contemplated by this Agreement or any repayment or prepayment or change in any of the terms of any such advances and such fees and expenses shall not be used in any adjustment pursuant to Section 2.04, Section 2.05 or otherwise or in any way become payable or suffered in any way by the Seller or the Company.

         SECTION 10.07. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)  if to the Seller:

              CT Financial Services Inc.
              Canada Trust Tower
              161 Bay Street, 35th Floor
              Toronto, Ontario M5J 2T2
              Attention: Diane E. Walker, Esq.
                         Senior Vice President,
                         Law & Governmental Relations
              Telecopy:  (416) 361-5465

              with a copy to:

              Shearman & Sterling
              599 Lexington Avenue
              New York, New York  10022
              Attention: Stuart K. Fleischmann, Esq.
              Telecopy:  (212) 848-7179

         (b)  if to the Purchaser:

              One Marine Midland Center
              24th Floor
              Buffalo, New York  14203
              Attention: Philip S. Toohey, Esq.
                         General Counsel and Secretary
              Telecopy:  (716) 841-5391

              with a copy to:

              Cleary, Gottlieb, Steen & Hamilton
              One Liberty Plaza
              New York, New York  10006
              Attention:  James F. Munsell, Esq.
              Telecopy:  (212) 225-3999

         SECTION 10.08. Public Announcements. Unless otherwise required by stock exchanges, regulatory agencies or under any Law, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated herein or otherwise communicate with any news media without prior notification to the other party, and the parties shall cooperate as to the timing and contents of any such announcement.

         SECTION 10.09. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 10.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

         SECTION 10.11. Disclosure Schedule. Disclosure of information by the Seller in any portion of the Seller Disclosure Schedule, and disclosure of information by the Purchaser in any portion of the Purchaser Disclosure Schedule, shall be deemed disclosure in any other portion of the Seller Disclosure Schedule or the Purchaser Disclosure Schedule, as the case may be.

         SECTION 10.12. Entire Agreement. This Agreement and the FIRREA Claim Management Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement between the Seller and the Purchaser with respect to the subject matter hereof and except as otherwise expressly provided herein.

         SECTION 10.13. Assignment. This Agreement may not be assigned by either party hereto without the consent of the other party hereto (whether by operation of law or otherwise unless specifically provided herein); provided, however, that the Seller may transfer or assign any or all of its CTUS Shares, the CTUS Preferred Stock and/or any or all of its rights and obligations under this Agreement, in whole or in part, to Imasco Limited or any direct or indirect subsidiary of Imasco Limited or the Seller so long as (i) CT Financial Services Inc., shall remain liable for all of such assignee's obligations under this Agreement and (ii) the representations and warranties made at Closing shall be deemed to have been made by CT Financial Services Inc. except that, to the extent the CTUS Shares or the CTUS Preferred Stock are assigned to any assignee, Section 3.04 shall be revised to reflect the transfer of record and beneficial ownership to such assignee, and Section 5.11 which, for the avoidance of doubt, shall only be a covenant of CT Financial Services, Inc. and by no other Person, including any permitted assignee as contemplated herein.

         SECTION 10.14. No Third-Party Beneficiaries. Except as provided in Article VII and Sections 5.02(a) and 10.02, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         SECTION 10.15. Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by the Seller and the Purchaser. Waiver of any term or condition of this Agreement shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or a waiver of any other term or condition of this Agreement.

         SECTION 10.16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of New York applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a New York state or federal court sitting in the Southern District of New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

         SECTION 10.17. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, including via telecopier, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.


         IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.



                                  CT FINANCIAL SERVICES INC.


                                  By:  /s/ W. Edmund Clark


                                  By:  /s/ Paul Derksen



                                  HSBC AMERICAS, INC.


                                  By:  /s/ James H. Cleave



                                  By:  /s/ Philip S. Toohey







                                            EXHIBIT 13





CTUS AND SUBSIDIARIES

Consolidated Financial Statements for the
Years Ended December 31, 1996 and 1995
and Independent Auditors' Report






INDEPENDENT AUDITORS' REPORT

To the Stockholder and Board of Directors
CTUS

We have audited the accompanying consolidated balance sheet of CTUS and subsidiaries as of December 31, 1996 and the related consolidated statements of income, changes in stockholder's equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements for the year ended December 31, 1995 were audited by other auditors whose report dated January 12, 1996 on those statements included an explanatory paragraph that described the adoption of a new accounting pronouncement discussed in Note 1 to the consolidated financial statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1996 consolidated financial statements present fairly, in all material respects, the financial position of CTUS and subsidiaries as of December 31, 1996, and results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

As described in Note 1 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 122, Accounting for Mortgage Servicing Rights, on January 1, 1996.



/s/ Deloitte & Touche LLP

January 10, 1997





CTUS AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1996 AND 1995
(Amounts in thousands except share amounts)
------------------------------------------------------------------------------

ASSETS                                                             1996          1995
Cash and cash equivalents                                    $  192,345     $ 227,185
Securities available for sale, at fair value                         83       629,395
Securities held to maturity                                     788,829       300,460
Loans                                                         5,868,882     5,777,051
  Less:  Allowance for loan losses                               40,740        38,842
                                                              ---------     ---------
         Net loans                                            5,828,142     5,738,209

Federal Home Loan Bank stock, at cost                            92,125        85,838
Accrued interest receivable                                      43,912        44,291
Premises and equipment, net                                      52,844        56,785
Mortgage servicing rights, at lower of cost or fair value        74,342        74,113
Other assets                                                     34,529        40,444
                                                              ---------     ---------
TOTAL ASSETS                                                 $7,107,151    $7,196,720
                                                              =========     =========

LIABILITIES AND STOCKHOLDER'S EQUITY

LIABILITIES:
  Deposits                                                   $4,268,377    $4,210,502
  Advances from Federal Home Loan Bank                        1,767,698     1,710,955
  Securities sold under agreements to repurchase                361,559       570,648
  Collateralized mortgage obligations                             7,165         8,531
  Senior and subordinated debt                                   82,000        82,000
  Advances from borrowers for taxes and insurance               120,267       125,799
  Accrued interest payable                                       48,357        47,566
  Other liabilities                                              68,008       126,861
  Minority interest in subsidiary                                 2,946         2,710
                                                              ---------     ---------
     Total liabilities                                        6,726,377     6,885,572
                                                              ---------     ---------

STOCKHOLDER'S EQUITY:
  Common stock, $.01 par value, 10,000 shares authorized;
    100 shares issued and outstanding                                 -             -
  Additional paid in capital                                    163,000       163,000
  Retained earnings                                             220,910       146,714
  Unrealized gain (loss) on securities available for sale,
   net of tax (benefit) expense of ($3,623) and $1,858           (3,136)        1,434
                                                              ---------    ----------
       Total stockholder's equity                               380,774       311,148
                                                              ---------    ----------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                   $7,107,151    $7,196,720
                                                              =========     =========


See notes to consolidated financial statements.



CTUS AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1996 AND 1995
(Amounts in thousands)
-----------------------------------------------------------------------------
                                                           1996           1995
INTEREST INCOME:
  Loans - interest and fees                            $429,942       $396,178
  Securities                                             45,889         67,492
  Cash equivalents                                        7,648          7,569
  Other                                                  14,892          9,964
                                                        -------        -------
           Total interest income                        498,371        481,203
                                                        -------        -------

INTEREST EXPENSE:
  Deposits                                              179,256        172,177
  Federal Home Loan Bank advances                       114,260        100,183
  Securities sold under agreements to repurchase         24,113         33,181
  Other borrowings                                        9,166          9,330
                                                        -------        -------
           Total interest expense                       326,795        314,871
                                                        -------        -------
  Net interest income before provision                  171,576        166,332

PROVISION FOR LOAN AND MORTGAGE-BACKED
  SECURITY LOSSES                                        12,616         15,756
                                                        -------        -------

  Net interest income after provision                   158,960        150,576
                                                        -------        -------

OTHER OPERATING INCOME:
  Loan fees                                               6,371          5,166
  Loan servicing income, net                             13,363         11,376
  Customer service fees                                  15,225         14,685
  Net gain on sale of mortgage loans and securities       3,416          6,194
  Other                                                   6,706          5,939
                                                        -------        -------
           Total other operating income                  45,081         43,360
                                                        -------        -------

OTHER OPERATING EXPENSES:
  Employee compensation and benefits                     58,984         59,206
  Office occupancy and equipment                         22,109         23,048
  General and administrative                             25,894         25,520
  Marketing                                               2,806          3,800
  Deposit insurance premiums                              9,674         10,831
  Savings Association Insurance Fund assessment          26,692              -
                                                        -------        -------
           Total other operating expenses               146,159        122,405
                                                        -------        -------

Minority interest in net income of subsidiary               554            280
                                                        -------        -------

INCOME BEFORE INCOME TAX (BENEFIT) EXPENSE               57,328         71,251

INCOME TAX (BENEFIT) EXPENSE                            (16,868)        29,043
                                                        -------        -------
NET INCOME                                             $ 74,196       $ 42,208
                                                        =======        =======

See notes to consolidated financial statements.


CTUS AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
YEARS ENDED DECEMBER 31, 1996 AND 1995
(Amounts in thousands)
-----------------------------------------------------------------------------------

                                             Common                           Net
                                              Stock                    Unrealized
                                                and                 Gain(Loss) on
                                         Additional                    Securities
                                               Paid     Retained    Available for
                                         In Capital     Earnings             Sale        Total
                                         ----------     --------    -------------        -----
BALANCE, DECEMBER 31, 1994                 $163,000     $104,506         $(1,030)     $266,476

Net income, 1995                                  -       42,208               -        42,208


Net change in unrealized gain (loss)
  on securities available for sale, net
  of tax effect of $1,858                         -            -           2,464         2,464
                                            -------      -------           -----       -------
BALANCE, DECEMBER 31, 1995                  163,000      146,714           1,434       311,148


Net income, 1996                                          74,196                        74,196

Net change in unrealized gain (loss)
  on securities available for sale, net
  of tax effect of $(3,623)                       -            -          (5,107)       (5,107)

Amortization of unrealized loss,
  subsequent to reclassification of
  securities from available for
  sale to held to maturity                        -            -             537           537
                                            -------      -------          ------        ------
BALANCE, DECEMBER 31, 1996                 $163,000     $220,910         $(3,136)     $380,774
                                            =======      =======          ======       =======


See notes to consolidated financial statements.



CTUS AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1996 AND 1995
(Amounts in thousands)
-----------------------------------------------------------------------------------------------

                                                                           1996           1995
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                         $   74,196    $    42,208
  Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation, amortization and accretion                           23,641         22,325
      Provision for loan and mortgage-backed security losses             12,616         15,756
      Deferred income taxes                                              (4,608)        (4,991)
      Net gain on sale of mortgage loans and securities                  (3,416)        (6,194)
      Loan fees and discounts deferred - net                             (8,183)       (13,710)
      Decrease (increase) in mortgage loans held for sale - net          40,638        (77,920)
      Net change in:
        Other assets and accrued interest receivable                      6,294         (8,172)
        Other liabilities and accrued interest payable                  (53,453)        41,178
        Other items                                                        (392)           788
                                                                     ----------     ----------
        Net cash provided by operating activities                        87,333         11,268
                                                                     ----------     ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of portfolio loans                                191,020         84,665
  Proceeds from sales of securities available for sale                  147,089        143,028
  Principal payments of loans for portfolio                           1,678,249        835,279
  Investments in loans                                               (2,001,773)    (1,659,142)
  Purchases of securities available for sale                           (198,795)       (49,000)
  Purchases of securities held to maturity                                    -        (20,000)
  Increase in servicing rights                                          (12,122)       (36,132)
  Purchase of FHLB stock, net                                            (6,287)       (10,213)
  Purchase of premises and equipment, net                               (13,973)       (10,311)
  Proceeds from maturities of and principal collected
   on securities                                                        191,799        224,250
                                                                     ----------      ---------
        Net cash used in investing activities                           (24,793)      (497,576)
                                                                     ----------      ---------



  (Continued)

                                   -5-



CTUS AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1996 AND 1995
(Amounts in thousands)
-----------------------------------------------------------------------------------------------
                                                                         1996          1995
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in deposits                                                 57,875       179,305
  Proceeds from FHLB advances                                       2,727,689     2,242,489
  Payments on FHLB advances                                        (2,666,957)   (2,038,236)
  (Decrease) increase in securities sold under agreement
    to repurchase                                                    (209,089)       72,571
  Increase in subordinated debt                                             -        29,000
  Net (decrease) increase in advances from borrowers for
   taxes and insurance                                                 (5,532)       14,388
  Decrease in collateralized mortgage obligations                      (1,366)       (1,387)
                                                                    ---------     ---------
        Net cash (used in) provided by financing activities           (97,380)      498,130
                                                                    ---------     ---------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                  (34,840)       11,822

CASH AND CASH EQUIVALENTS, AT BEGINNING OF YEAR                       227,185       215,363
                                                                    ---------     ---------
CASH AND CASH EQUIVALENTS, AT END OF YEAR                          $  192,345    $  227,185
                                                                    ---------     ---------

SUPPLEMENTAL DISCLOSURE OF CASH
  FLOW INFORMATION:
    Cash paid during the year for:
      Interest                                                     $  325,976    $  293,023
                                                                    ---------     ---------
      Income taxes                                                 $   39,913    $   22,595
                                                                    ---------     ---------

NON CASH INVESTING ACTIVITIES:
  Change in net unrealized (loss) gain on securities
   available for sale                                              $   (4,570)   $    2,464
                                                                    ---------     ---------
  Transfer of foreclosed real estate                               $   23,845    $   19,547
                                                                    ---------     ---------
  Transfer of investments from available for sale to
   held to maturity                                                $  600,000    $        -
                                                                    ---------     ---------
  Transfer of investments from held to maturity to
   available for sale                                              $        -    $  684,823
                                                                    ---------     ---------

See notes to consolidated financial statements.
  (Concluded)

CTUS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1996 AND 1995
-----------------------------------------------------------------------------


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Nature of Operations - The Company's primary business consists of attracting deposits from the general public and originating residential mortgage loans. The Company also undertakes mortgage banking activities, in selling mortgage loans to private investors and governmental agencies, and servicing a significant amount of mortgage loans for others. The Company's principal market for deposit products is New York State, while its' market for residential mortgage loan products is nationwide. The Company serves as a financial intermediary by gathering funds from a variety of sources and investing such funds in loans and other investments with the objective of maximizing the interest differential received within acceptable risk parameters. The Subsidiary of the Company is a Federally regulated savings and loan association and as such is subject to regulatory capital requirements administered by the Federal banking agencies. As of its most recent notification from bank regulators the Subsidiary is classified as well capitalized under the regulatory capital requirements and the Subsidiary has not received any notification that has changed that classification. The Subsidiary meets all of its regulatory requirements as of December 31, 1996 as follows: Tier 1 Leverage 5.88%, Tier 1 Risk-Based 11.90%, Total Risk-Based Capital 12.63% and Tangible Capital 5.88%. The minimum requirements as of December 31, 1996 are as follows: Tier 1 Leverage 3.0%, Tier 1 Risk-Based 6.0%, Total Risk-Based Capital 8.0% and Tangible Capital 1.5%.

    Basis of Presentation - CTUS, a unitary thrift holding company (the "Company"), is the parent of First Federal Savings and Loan Association of Rochester and subsidiaries (the "Subsidiary") and is owned by CT Financial Services, Inc. (the "Parent").

    Use of Estimates in the Preparation of Financial Statements - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its Subsidiary. All significant intercompany accounts and transactions have been eliminated.

    Cash Equivalents - Cash equivalents consist of federal funds sold, certificates of deposit and funds due from banks. For purposes of the statements of cash flows, all highly liquid debt instruments with original maturities of three months or less are considered cash equivalents.

    Securities - The Company classifies its debt securities as either available for sale or held to maturity, as the Company does not hold any securities considered to be trading.

    Held to maturity securities are those that the Company has the positive intent and ability to hold to maturity. Held to maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts.

    Available for sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and are reported as a separate component of stockholder's equity until realized.

    A decline in the fair value of any security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

    Interest income includes interest earned on the securities and the amortization of premiums and accretion of discounts of the related securities as an adjustment to yield using the effective interest method. Realized gains or losses on securities sold are recognized on the trade date using the specific identification method.

    Loans - Loans are stated at the principal amount outstanding adjusted for unearned discounts, unamortized premiums and net deferred fees. Loan origination fees and certain direct origination costs are deferred and amortized over the contractual life of the related loans using the interest method.

    Mortgage Banking Activities - Mortgage loans held for sale are recorded at the lower of aggregate cost or estimated fair value. Net unrealized losses are recognized through a valuation allowance by charges to earnings.

    Gains and losses on loan sales are recognized on trade date and are determined by the difference between net sales proceeds and the carrying value of the mortgage loans sold. When servicing is retained, an additional gain or loss may be recognized based upon the net present value of expected amounts to be received or paid resulting from the difference between the contractual interest rates received from the borrowers and the rates paid to the buyers excluding a normal loan servicing fee, securitization fees and costs, and considering estimated prepayments on such loans. The resulting excess loan interest income (excess loan servicing fees capitalized) is amortized over the estimated remaining life of the loans using a method approximating the interest method.

    The cost of acquiring the right to service mortgage loans is capitalized and amortized in proportion to and over the period of estimated net servicing income.

    Fees related to the servicing of mortgage loans for the benefit of others are determined on the basis of loans serviced and are recorded as income when payments are received.

    The Company adopted Statement of Financial Accounting Standards No. 122, Accounting for Mortgage Servicing Rights, on January 1, 1996. Mortgage servicing rights ("MSR") represent the cost of acquiring the right to service mortgage loans. These costs are initially capitalized and subsequently amortized in proportion to, and over the period of, estimated net loan servicing income. SFAS 122 requires that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others that have been acquired through either the purchase or origination of a loan. A mortgage banking enterprise that sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans based on their relative fair values. Additionally, SFAS 122 requires that MSR's be reported on the Consolidated Balance Sheet at the lower of cost or fair value. The Company is required to assess its capitalized MSR's for impairment based upon the fair value of the rights. MSR's are stratified based upon one or more of the predominant risk characteristics of the underlying loans. Impairment is recognized through a valuation allowance for each impaired stratum. The provisions of the Statement were applied prospectively beginning in fiscal 1996. The ongoing impact of SFAS 122 is dependent upon, among other things, the volume of loan originations, the general levels of market interest rates and the rate of estimated loan prepayments. Accordingly, management is unable to predict with any reasonable certainty what effect SFAS 122 will have on the Company's future results of operations or its financial condition. SFAS 122 prohibits restatement of prior years financial statements.

    Allowance for Loan Losses - The Company's provision for loan losses charged to operations is based upon management's evaluation of the loan portfolio. The allowance for loan losses is maintained at an amount management deems adequate to provide for potential loan losses considering the character of the loan portfolio, economic conditions, analysis of specific loans and historical loss experience. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

    The accrual of interest on impaired loans is discontinued when loans are contractually ninety days past due or in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Income is subsequently recognized only to the extent cash payments are received and the principal balance is expected to be recovered. Such loans are restored to an accrual status only if the loan is brought contractually current and the borrower has demonstrated the ability to make future payments of principal and interest.

    The Company adopted the provisions of Statement of Financial Accounting Standards No. 114, Accounting for Creditors for Impairment of a Loan as amended by FASB Statement No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures on January 1, 1995. The Statement provides guidance in defining and measuring loan impairment. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts of principal and interest under the original terms of the agreement. Accordingly, the Company measures certain impaired commercial mortgage loans based on the present value of expected future cash flows, discounted at the loan's effective interest rate or, at the loan's observable market price or fair value of collateral. The Statement does not apply to large groups of small balance, homogeneous loans that are collectively evaluated for impairment. The adoption of this statement did not have a material impact on the Company's 1995 consolidated financial statements.

    Premises and Equipment - Premises and equipment are recorded at acquired cost less accumulated depreciation. Depreciation and amortization are calculated primarily using the straight-line method over the estimated useful lives of the depreciable asset. The lives used to compute depreciation and amortization are 30 to 50 years for buildings, the lesser of the lease term or estimated useful life for leasehold improvements, and 5 to 10 years for equipment.

    Foreclosed Real Estate - Foreclosed real estate represents property acquired through, or in lieu of, foreclosure. At acquisition, foreclosed real estate is valued at the lower of fair value or the carrying amount, including related costs incurred to acquire the property at acquisition. Subsequent to acquisition, foreclosed real estate is carried at the lower of the carrying amount or fair value less estimated costs to sell. Foreclosed real estate is included in other assets.

    Financial Instruments - The Company holds various derivative financial instruments to hedge exposure to fluctuating interest rates. The Company is not an issuer of any financial instrument derivatives.

      Interest-Rate Exchange Agreements. Interest-rate exchange agreements (swaps) used in asset/liability management activities are accounted for using the accrual method. Net interest income (expense) resulting from the differential between exchanging floating and fixed-rate interest payments is recorded on a current basis. Gains or losses, if any, on terminated swaps used in asset/liability management activities are deferred and amortized into interest income or expense over the original maturity period of the swap.

      Interest Rate Caps. Premiums paid for interest rate caps are capitalized and amortized into interest expense over the contractual terms of the cap. Interest received under the terms of the caps is accrued and recorded as a reduction of interest expense.

      Options. Option premiums paid are capitalized and amortized to income over the exercise period of the option, while realized gains on exercised options are deferred and amortized over the term of the expected benefit.

      Other Off-Balance-Sheet Instruments. In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and forward commitments to sell securitized loans. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

      Although off-balance sheet derivative financial instruments do not expose the Company to credit risk equal to the notional amount, the Company is exposed to credit risk to the extent of the fair value gain of an off-balance sheet derivative financial instrument if the counterparty fails to perform. The Company minimizes the credit risk in these instruments by dealing only with highly rated counterparties who have credit ratings of investment grade as rated by the major rating agencies. Each transaction is specifically approved for applicable credit exposure.

    Securities Sold under Agreements to Repurchase - The Company enters into sales of mortgage-backed securities under agreements to repurchase. These agreements are financing transactions, and as a result, sales proceeds are treated as borrowings and reflected as liabilities in the consolidated balance sheets. The amount of the securities underlying the agreements remains in the asset account. The securities underlying the agreements were delivered to dealers who arranged the transactions. The dealers may have sold, loaned or otherwise disposed of the securities to other parties in the normal course of their operations, and have agreed to return substantially identical securities to the Company at the maturity of these agreements.

    Income Taxes - Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

    On August 20, 1996, legislation was signed into law which repealed the percentage of taxable income method tax bad debt deduction available for thrift institutions. This repeal is effective for the Subsidiary's taxable year beginning January 1, 1996. In addition, the legislation requires the Subsidiary to include in taxable income its bad debt reserves in excess of its base year reserve over a 6-8 year period depending upon the maintenance of certain loan origination levels. Since the percentage of taxable income method tax bad debt deduction and the corresponding increase in the tax bad debt reserve in excess of the base year have been treated as temporary differences pursuant to SFAS 109, this change in tax law will have no effect on the Company's future consolidated statement of operations.

    On July 30, 1996, New York State ("the State") enacted legislation, effective January 1, 1996, which generally retains the percentage of taxable income method tax bad debt deduction and does not require the Subsidiary to recapture into income its excess tax bad debt reserves over its base year reserve for New York State tax purposes. The effect of this State tax legislation was to reduce the State tax liability by approximately $2 million which is shown as a reduction of income tax expense. At present, New York City has not officially stated whether the recently enacted State tax legislation will be adopted.

    Other Standards - The Company maintains compensation plans which provide for grants of stock options to officers. As described in Note 16, the Company currently follows Accounting Principles Board Opinion No. 25 (Opinion 25), Accounting for Stock Issued to Employees in accounting for its plans. In October 1995, the FASB issued Statement No. 123 entitled Accounting for Stock-Based Compensation which encourages, but does not require, companies to use a fair value based method of accounting for stock-based employee compensation plans. Under this method, compensation cost is measured as of the date stock awards are granted based on the fair value rather than the intrinsic value of the award, and such cost is recognized over the service period, which is usually the vesting period. The Company has elected to continue using the intrinsic value based method under Opinion 25. Pro forma disclosures of net income, as if the fair value based method had been applied, have been included in these financial statements.

    In June 1996, the FASB issued Statement No. 125 Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Statement 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. Statement 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and will be applied prospectively. The FASB has issued FASB Statement 127 that defers the effective date of certain provisions of Statement 125 related to secured borrowings and collateral, repurchase agreements, dollar-rolls, securities lending, and similar transactions until after December 31, 1997. Adoption of this Statement and the impact on the financial condition or results of operations has not been evaluated by the Company at this time.

    Reclassifications - Reclassifications are made to prior year financial statements whenever necessary to conform with the current year presentation.


2.  CASH AND CASH EQUIVALENTS

    Cash and cash equivalents as of December 31, 1996 and 1995 follows
    (amounts in thousands):

                                                 1996           1995
                                                 ----           ----
      Federal funds sold-overnight           $ 53,025       $ 77,025
      Federal funds sold-term                  30,000         65,800
      Time deposits                            31,000              -
      Other interest bearing accounts          28,940         26,813
                                              -------        -------
                                              142,965        169,638
      Cash                                     49,380         57,547
                                              -------        -------

                                             $192,345       $227,185
                                              =======        =======

3.  SECURITIES
    The amortized costs and estimated fair values of securities as of December 31, 1996 and 1995 follows (amounts in thousands):


                                                               Gross         Gross
                                            Amortized     Unrealized    Unrealized     Estimated
      December 31, 1996                          Cost          Gains        Losses    Fair Value
                                            ---------     ----------    ----------    ----------
    Securities held to maturity:
      U.S. Treasury notes                    $166,550         $  149         $   -      $166,699
      Mortgage-backed securities:
        FHLMC                                 284,679            948         1,083       284,544
        FNMA                                  200,496            546           301       200,741
        GNMA                                   13,218            142             -        13,360
        Conventional                          123,886          1,251         6,001       119,136
                                              -------          -----         -----       -------
    Total securities held to maturity        $788,829         $3,036        $7,385      $784,480
                                              =======          =====         =====       =======

    Securities available for sale:
      Equity securities                      $     83         $    -         $   -      $     83
                                              -------          -----         -----       -------

    Total securities available for sale      $     83         $    -         $   -      $     83
                                              =======          =====         =====       =======


                                                               Gross         Gross
                                            Amortized     Unrealized    Unrealized     Estimated
      December 31, 1995                          Cost          Gains        Losses    Fair Value
                                            ---------     ----------    ----------    ----------
    Securities held to maturity:
      U.S. Treasury bills                     $ 4,964         $   12        $    -      $  4,976
      U.S. Treasury notes                      45,038            199            10        45,227
      U.S. Government and agency
        bonds                                      24              -             -            24
      Mortgage-backed securities:
        FHLMC                                 128,064            797           249       128,612
        FNMA                                   54,685            141           152        54,674
        GNMA                                      207             17             -           224
        Conventional                           67,478              8         1,448        66,038
                                              -------          -----         -----       -------
    Total securities held to maturity        $300,460         $1,174        $1,859      $299,775
                                              =======          =====         =====       =======

    Securities available for sale:
        U.S. Treasury notes                  $ 29,018         $  224         $   -      $ 29,242
        Mortgage-backed securities:
          Conventional                         94,145          1,255             -        95,400
          FHLMC                               285,877          2,047           728       287,196
          FNMA                                201,919            870         1,362       201,427
          GNMA                                 15,705            210             -        15,915
                                              -------          -----         -----       -------
            Total debt securities             626,664          4,606         2,090       629,180

      Equity securities:
        Other securities                          215              -             -           215
                                              -------          -----         -----       -------
    Total securities available for sale      $626,879         $4,606        $2,090      $629,395
                                              =======          =====         =====       =======

    In August of 1996, mortgage-backed and Treasury securities classified as available for sale with a fair value of approximately $600,000,000 were transferred to held to maturity. The reclassification was undertaken due to a change in management intent (facilitated by the pending sale of the Company as discussed in Note 20). The securities were transferred to held to maturity at their fair value, which reflects their new carrying value. Stockholder's equity reflected an unrealized loss of $3,700,000 (net of taxes), as of the date of transfer. The unrealized loss, and corresponding discount included in the carrying value, are being amortized over the expected life of the securities.

    In November of 1995, under the one-time opportunity allowed by the Financial Accounting Standards Board ("FASB") to reassess the designation of securities, the Company transferred securities with an amortized cost of $684,823,465 and a fair value of $690,293,630 from held to maturity to available for sale. As provided in the FASB guidance, the one-time transfer does not call into question management's ability and intent to hold securities to maturity.

    Proceeds from the sale of securities available for sale for the years ended December 31, 1996 and 1995 were $141,853,000 and $143,028,000 respectively. Gross gains and (gross losses) realized on these sales of securities available for sale were $1,558,000 and $896,000 respectively, for the year ended December 31, 1996 and $3,974,000 and $-0-, respectively, for the year ended December 31, 1995.

    GNMA, FHLMC and FNMA mortgage-backed certificates with a carrying value of $282,747,000 and $545,910,000 at December 31, 1996 and 1995 were sold under agreements to repurchase (See Note 10).

    FHLMC mortgage-backed certificates with a carrying value of $7,760,000 and $9,230,000 at December 31, 1996 and 1995 were pledged as collateral for the collateralized mortgage obligations issued by the Company (See Note
    11).


    The amortized cost and estimated fair value of debt securities at December 31, 1996 by contractual maturity follows (amounts in thousands):


                                            Held to Maturity           Available for Sale
                                        Amortized      Estimated     Amortized     Estimated
                                             Cost     Fair Value          Cost    Fair Value
                                         --------     ----------     ---------    ----------
    One year or less                     $ 59,926       $ 59,896          $ 83          $ 83
    After one year through five years     433,177        432,895             -             -
    After five years through ten years     91,398         91,414             -             -
    After ten years                       204,328        200,275             -             -
                                          -------        -------           ---           ---

                                         $788,829       $784,480          $ 83          $ 83
                                          =======        =======           ===           ===


4.  LOANS

    A summary of loans as of December 31, 1996 and 1995 follows (amounts in thousands):

                                                         1996         1995
                                                         ----         ----
      Mortgage loans:
        Conventional
          One to four family residential-fixed     $  156,133   $  199,878
          One to four family residential-variable   4,801,829    4,697,820
          Commercial and construction                 421,390      401,125
        FHA insured and VA guaranteed                  87,965      106,015
                                                    ---------    ---------

      Total mortgage loans                          5,467,317    5,404,838
                                                    ---------    ---------

      Other loans:
        Second mortgage                               230,101      220,952
        Home improvement                                6,222        7,557
        Student                                        92,959       82,629
        Other consumer                                 26,142       23,117
                                                    ---------    ---------

      Total other loans                               355,424      334,255
                                                    ---------    ---------
     Total loans                                    5,822,741    5,739,093
      Allowance for loan losses                       (40,740)     (38,842)
      Unearned net loan premiums and fees              46,141       37,958
                                                    ---------    ---------


      Loans, net                                   $5,828,142   $5,738,209
                                                    =========    =========


    The interest rates on adjustable-rate residential mortgage loans held in the Company's portfolio generally float at designated spreads above indices based on U.S. Treasury securities. The loans are generally subject to caps on increases in the rate of interest. Adjustable-rate loans may provide for initial rates of interest below the rates that would prevail if the market rate indices used for repricing were applied initially. Adjustable-rate mortgages pose potential additional risks, primarily because as interest rates rise, the mortgage payments by the borrowers rise as a result of periodic repricing, increasing the potential for default.


    The following summarizes activity in the allowance for loan losses for the years ended December 31, 1996 and 1995 (amounts in thousands):

                                                      1996            1995
                                                      ----            ----
      Balance, beginning of year                  $ 38,842        $ 35,373
      Provision for loan losses                     12,300          15,336
      Loans charged-off                            (12,881)        (14,020)
      Recoveries                                     2,479           2,153
                                                   -------         -------

      Balance, end of year                        $ 40,740        $ 38,842
                                                   =======         =======


    The principal balance of residential mortgage loans not accruing interest as of December 31, 1996 and 1995 amounted to $26,975,000 and $32,857,000.
    The effect on interest income for non-accrual residential loans was $2,388,000 and $2,942,000 for the years ended December 31, 1996 and 1995.

    At December 31, 1996 and 1995, impaired commercial mortgage loans were $3,677,000 and $4,536,000 and the total allowance for loan losses related to these loans was $2,325,000 and $2,797,000, respectively. Commercial mortgage loans with modified payment terms were immaterial at December 31, 1996 and 1995. The effect on interest income of impaired loans was not material to the consolidated financial statements in 1996 and 1995. The Company is not committed to lend additional funds to these borrowers.

    As of December 31, 1996, approximately 24.7% of the outstanding principal balance of the Company's residential mortgage loan portfolio was located in New York State, 8.8% in Michigan, 8.6% in Maryland, 8.6% in Virginia and 8.5% in New Jersey. The balance was secured by properties located in 44 states, with no other state or territory accounting for 6.7% or more of the portfolio. As of December 31, 1996, approximately 83.7% of the outstanding principal balance of the Company's portfolio of multi-family, commercial and construction mortgage loans was secured by properties located in New York State, and 11.6% in New Jersey. The balance was secured by properties located in 16 states, with no other state accounting for 1.6% or more of the portfolio.


    Total non-performing mortgage loans (including residential, commercial, and construction real estate loans) by geographic region as of December 31, 1996 and 1995 follows (amounts in thousands):

                                               December 31
                                      1996                    1995
                                -----------------       -----------------
                                 Amount         %        Amount         %
                                 ------        --        ------        --
      New York                  $14,621      47.7       $20,678      55.3
      New Jersey                  4,812      15.7         5,011      13.4
      Connecticut                 2,514       8.2         4,151      11.1
      All other states            8,705      28.4         7,553      20.2
                                 ------     -----        ------     -----
      TOTAL                     $30,652     100.0       $37,393     100.0
                                 ======     =====        ======     =====


5.  MORTGAGE BANKING ACTIVITIES

    Mortgage loans includes loans held for sale (which are principally residential loans) of $55,336,000 and $95,974,000 as of December 31, 1996 and 1995. Proceeds from the sale of loans held for sale were $714,674,000 and $439,714,000 for the years ended December 31, 1996 and 1995. Net gain
    (loss) on sales of loans was $2,700,000 and $2,220,000 for the years ended December 31, 1996 and 1995. No significant income statement impact is anticipated from the disposition of the loans held for sale.

    Loans serviced for others, amounting to $6.2 billion and $6.1 billion at December 31, 1996 and 1995 are not included in the consolidated financial statements. Custodial escrow balances maintained in connection with the foregoing loan servicing were $83,178,255 and $87,143,932 at December 31, 1996 and 1995.


    The following analysis reflects the changes in mortgage servicing rights acquired (purchased) for the years ended December 31, 1996 and 1995
    (amounts in thousands):

      Carrying Value December 31, 1994                            $ 46,293

        Additions                                                   36,132
        Amortization                                                (8,312)
                                                                   -------

      Carrying Value December 31, 1995                              74,113

        Additions                                                   12,122
        Amortization                                               (11,815)
        Net change in valuation allowance                              (78)
                                                                   -------

      Carrying Value, December 31, 1996                           $ 74,342
                                                                   =======


    The fair value of MSR's as of December 31, 1996 was $95,050,000.  Fair
    value is estimated by discounting the net servicing income to be received over the estimated servicing term using a current market rate.  The significant risk characteristic of the underlying loans used to stratify
    MSR's for impairment measurement was loan type.  The activity in the valuation allowance for the year ended December 31, 1996 follows (amounts
    in thousands):
      Valuation allowance, January 1, 1996                             $ -
      Net additions (reductions)                                        78
      Writedowns                                                         -
                                                                        --
      Valuation allowance, December 31, 1996                           $78
                                                                        ==


    In June 1995, the Company, through the Subsidiary, acquired the outstanding common stock of Sibley Mortgage Corporation (Sibley) for $20 million in cash. Sibley's primary business was the origination, purchase, sale and servicing of residential and multi-family loans. The acquisition was recorded using the purchase method of accounting. Accordingly, purchased mortgage servicing rights of $14.3 million and goodwill of $4.2 million were recorded. Goodwill is being amortized on a straight-line method over 10 years.


6.  ACCRUED INTEREST RECEIVABLE

    Accrued interest receivable as of December 31, 1996 and 1995 follows
    (amounts in thousands):

                                                         1996         1995
                                                         ----         ----
      Loans                                           $37,344      $37,048
      Securities                                        3,781        6,126
      Other assets                                      2,787        1,117
                                                       ------       ------
                                                      $43,912      $44,291
                                                       ======       ======


7.  PREMISES AND EQUIPMENT

    A summary of premises and equipment as of December 31, 1996 and 1995 follows (amounts in thousands):

                                                         1996         1995

      Land                                           $  3,369     $  3,369
      Office buildings                                 30,040       30,117
      Furniture and equipment                          44,741       41,575
      Leasehold improvements                           16,147       15,272
                                                      -------      -------
                                                       94,297       90,333
      Less accumulated depreciation and amortization  (41,453)     (33,548)
                                                      -------      -------
                                                     $ 52,844     $ 56,785
                                                      =======      =======

    Depreciation and amortization expense was $9,654,000 and $9,361,000 for the years ended December 31, 1996 and 1995.


8.  DEPOSITS

    A summary of deposits and interest rates as of December 31, 1996 and 1995 follows (amounts in thousands):

                                                 1996                      1995
                                        -----------------------   -----------------------
                                                       Year End                  Year End
                                                       Interest                  Interest
                                            Amount         Rate        Amount        Rate
                                            ------     --------        ------    --------


      Demand deposits and
        NOW accounts                    $  378,792       0.81%     $  389,423        0.78%
                                         ---------       ----       ---------        ----

      Passbook, statement and
        club accounts                      973,341       2.77       1,048,225        2.95
      Insured money market funds           531,187       3.68         509,021        3.71
                                         ---------       ----       ---------        ----
                                         1,504,528       3.09       1,557,246        3.20
                                         ---------       ----       ---------        ----

      Certificates of deposit maturing:
        12 months or less                1,945,082       5.48       1,842,879        5.89
        13-24 months                       323,518       6.00         201,238        5.97
        25 months or longer                116,457       6.10         219,716        6.21
                                         ---------       ----       ---------        ----
                                         2,385,057       5.58       2,263,833        5.93
                                         ---------       ----       ---------        ----

                                        $4,268,377       4.28      $4,210,502        4.44
                                         =========       ====       =========        ====


    Jumbo certificates of deposit were $268,457,000 and $210,961,000 at December 31, 1996 and 1995.


    Interest expense on deposits for the years ended December 31, 1996 and 1995 follows (amounts in thousands):

                                                         1996         1995
                                                         ----         ----
      Demand deposits and NOW accounts               $  3,024     $  3,444
      Passbook, statement and club accounts            28,626       33,286
      Insured money market funds                       19,619       17,793
      Certificates of deposit                         128,205      119,488
      Interest on swaps, net                             (218)      (1,834)
                                                      -------      -------

                                                     $179,256     $172,177
                                                      =======      =======



9.  ADVANCES FROM FEDERAL HOME LOAN BANK

    Advances from the Federal Home Loan Bank of New York as of December 31,
    1996 and 1995 consisted of the following (amounts in thousands):

                              1996                                 1995
                  -------------------------------    -------------------------------
                                 Weighted Average                    Weighted Average
    Due Date          Amount      Interest Rate           Amount      Interest Rate
    --------          ------      -------------           ------      -------------
      1996        $        -             -            $  889,742          5.97%
      1997         1,218,956          5.87%              378,161          6.25
      1998           457,864          6.48               352,174          6.68
      1999             8,500          7.94                 8,500          7.94
      2000            50,000          6.07                50,000          6.07
      2001            20,518          6.95                25,518          6.95
      2002               702          2.67                   702          2.67
      2004             5,000          6.65                     -             -
      2005             5,500          6.35                 5,500          6.35
      2006               256          6.02                   256          6.02
      2007               402          6.45                   402          6.45
                   ---------                           ---------
                  $1,767,698                          $1,710,955
                   =========                           =========

    The Company has pledged qualifying collateral, primarily mortgage loans, with a market value of at least 110% of the amount of the advances. The Company has an available line of credit with Federal Home Loan Bank of New York equal to 30% of total assets exclusive of withdrawal advances. The Company is required to hold stock in the Federal Home Loan Bank of New York in an amount equal to the greater of 5% of the outstanding advance balance or 1% of eligible mortgage loans.


10. SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

    Securities sold under agreements to repurchase as of December 31, 1996 and 1995 were $361,559,000 and $570,648,000, respectively. These securities are collateralized by mortgage-backed securities with a fair value of $282,441,000 and $545,227,000 at December 31, 1996 and 1995.

    The securities sold under agreements to repurchase had a weighted average borrowing rate of 5.44% and 6.04% for the years ended December 31, 1996 and 1995. Such borrowings had an average outstanding balance of approximately $447,649,000 from Board report year-to-date average and $545,928,000 for the years ended December 31, 1996 and 1995 with the maximum amounts outstanding at any month end during these periods of
    approximately $621,602,000 and $611,883,000.   All such borrowings mature
    within one year.


11. COLLATERALIZED MORTGAGE OBLIGATIONS

    In April and August 1986, First Federal Capital Corporation, a wholly owned subsidiary of the Subsidiary issued collateralized mortgage bonds ("Bonds") of $12,496,000 and $19,542,000. The Bonds are general obligations of the corporation and are collateralized by a pledge of FHLMC mortgage-backed certificates with a carrying value of $7,760,000 and $9,230,000 at December 31, 1996 and 1995. All payments received on the pledged mortgage-backed securities, net of certain costs, must be applied to repay the Bonds. It is expected that the actual life of the Bonds will be less than their stated maturity. A schedule of the Bonds outstanding as of December 31, 1996 and 1995 follows (amounts in thousands):

                                           1996                  1995
                                   -----------------     -----------------
                                              Stated                Stated
      Maturity                     Amount       Rate     Amount       Rate
      --------                     ------     ------     ------     ------
      January, 2000                $1,918       7.33%    $2,864       7.33%
      September, 2002               2,607       7.89      3,231       7.89
      October, 2006                 2,640       7.27      2,436       7.27
                                    -----                 -----
                                   $7,165                $8,531
                                    =====                 =====


12. SENIOR AND SUBORDINATE DEBT

    Senior and subordinate debt is comprised of three notes payable to CT
    North America L.L.C, amounts outstanding as of December 31, 1996 and 1995 follow (amounts in thousands):

                                                                                1996        1995
                                                                                ----        ----
      Floating Rate Unsecured Senior Capital Note due April 25, 1997.
       Interest only payable semi-annually, based on the current six month
       LIBOR rate plus 4.5%                                                  $25,000     $25,000

      Fixed Rate Unsecured Subordinate Capital Note due March 25, 2003
        Interest only payable semi-annually.  Interest fixed at 8.25%.
        Obligation is subordinate to obligation under Floating Rate
        Unsecured Senior Capital Note                                         28,000      28,000

      Floating Rate Unsecured Senior Capital Note due March 10, 2005.
       Interest only payable semi-annually, based on the current six month
       LIBOR rate plus 1.0%                                                   29,000      29,000
                                                                              ------      ------
                                                                             $82,000     $82,000
                                                                              ======      ======


    The senior and subordinate debt of $82,000,000 was paid in full on January 2, 1997.


13. INCOME TAXES

    The components of the provision for income tax (benefit) expense charged to operations for the years ended December 31, 1996 and 1995 are as follows (amounts in thousands):

                                                         1996         1995
                                                         ----         ----
      Current:
       Federal                                       $ 18,661     $ 25,196
       State and local                                  4,171        8,838
       IRS and State audit settlements                (39,797)           -
                                                      -------      -------
                                                      (16,965)      34,034
      Deferred:
       Federal                                           (776)      (4,290)
       State and local                                    873         (701)
                                                      -------      -------
                                                           97       (4,991)
                                                      -------      -------
                                                     $(16,868)    $ 29,043
                                                      =======      =======



    Reconciliation of Expected Federal Statutory Rate to Actual Rate - The
    (benefit) provision for federal income taxes from continuing operations is based on income before taxes at the statutory rate of 35% for the years ended December 31, 1996 and 1995 adjusted for the following differences
    (amounts in thousands):

                                                                       1996        1995
                                                                       ----        ----
      Income tax at statutory rate                                 $ 20,065     $24,938

      Increase (reduction) in income taxes resulting from:
        State and local income taxes, net of Federal benefit          3,581       5,289
        IRS and state audit settlements                             (39,797)          -
        Change in valuation allowance for deferred tax assets          (801)     (1,164)
        NYS tax bad debt legislation                                 (1,889)          -
        Other differences                                             1,973         (20)
                                                                    -------      ------
      (Benefit) provision for income taxes                         $(16,868)    $29,043
                                                                    =======      ======



    Deferred Taxes - The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1996 and 1995 are presented below (amounts in thousands):


                                                                       1996        1995
                                                                       ----        ----
     Deferred tax assets:
       Loan valuation allowance                                    $ 18,839    $ 18,743
       Intangible asset amortization                                  4,485       3,092
       Compensation and benefits                                      6,099       5,001
       Purchase accounting - discounts                                1,590       4,116
       Net unrealized loss on securities available for sale           1,765           -
       Fixed assets                                                     608       1,331
                                                                    -------     -------
     Total gross deferred tax assets                                 33,386      32,283

     Less valuation allowance                                       (15,945)    (16,747)
                                                                    -------     -------
     Net deferred tax assets                                         17,441      15,536
                                                                    -------     -------
     Deferred tax liabilities:
       Tax bad debt reserve                                          10,901      10,844
       Deferred origination income                                      131         544
       Loan servicing rights                                          5,676       2,849
       Purchase accounting - premiums                                 6,745       9,477
       Net unrealized gain on securities available for sale               -       1,082
       Other                                                            862       2,222
                                                                    -------     -------
     Total gross deferred tax liabilities                            24,315      27,018
                                                                    -------     -------
     Net deferred tax liability, included in other liabilities     $  6,874    $ 11,482
                                                                    =======     =======


    The net change in the valuation allowance for deferred tax assets was a decline of $801,000 and $1,164,000 for the years ended December 31, 1996 and 1995, respectively.

    Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryback period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the continuing need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income and projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible.

    The net deferred tax liability includes $1,765,000 of deferred tax benefit that has been provided for the change in the valuation reserve on securities available for sale. This deferred tax asset was recorded as an adjustment to equity and was not recorded as a component of the tax provision.

    The Company maintains a tax reserve for bad debts for Federal, New York State and New York City on which no deferred taxes have been provided pursuant to SFAS 109 in the amounts of $3,460,698, $37,333,000 and $3,460,698, respectively. Generally, the Company will not be required to recapture these amounts into taxable income unless one of the following events occur: 1) the Subsidiary makes distributions in excess of its tax earnings and profits including dividends and distributions in liquidation;
    2) the Subsidiary redeems its stock; 3) the Subsidiary fails to qualify as a Bank; 4) there is a change in the tax law.

    The Company has been audited by the Internal Revenue Service through the year ended December 31, 1991 with the net settlement of that audit reflected above as a component of the income tax benefit. The IRS is currently auditing the years ended December 31, 1992 through and including December 31, 1994. The Company does not expect any significant adjustment to taxable income as reported to result from this audit.

    The Company has been audited by the State of New York through the year ended December 31, 1993 with the net settlement of that audit reflected above as a component of the income tax benefit.


14. FINANCIAL INSTRUMENTS

    Interest Rate Swaps - Interest rate swaps entitle the Company to receive variable interest payments based on specified spreads over various London Interbank Bid and Offer Rates (LIBOR), in exchange for fixed interest payments. The following summarizes the terms and characteristics of interest rate swaps as of December 31, 1995 (dollar amounts in thousands).


    All swaps outstanding at December 31, 1995 matured during 1996.

                                                         1995
                                                         ----
      Carrying amount (including accrued interest)       $(822)
      Fair value                                         $242
      Hedged item                                        3 Month CD's
      Notional amount                                    $85,000
      Original term to maturity                          3 Years
      Weighted average maturity                          3 Months
      Weighted average interest rate receivable          5.81%
      Weighted average interest rate payable             4.69%


    Net interest income from interest rate swaps for the years ended December 31, 1996 and 1995 was $218,068 and $1,834,478 which is included in interest expense on deposits.


    Interest Rate Caps - Interest rate caps entitle the Company to receive interest payments in exchange for payment of a premium, provided the 3 month LIBOR rate exceeds the cap rate. The following summarizes the terms and characteristics of the cap agreements as of December 31, 1996 and 1995
    (dollar amounts in thousands):

                                                             1996         1995
                                                             ----         ----
      Carrying amount (including accrued interest)       $  8,511      $ 5,329
      Fair value                                         $  3,933      $ 2,663
      Notional amount                                    $930,000     $550,000
      Weighted cap rate                                      6.73%        5.56%
      Weighted term to maturity                           2 years       1 year


    The Company recognized interest income of $2,850,000 for the year ended December 31, 1996 and $4,408,000 in 1995. Amortized premiums for the years ended December 31, 1996 and 1995 were $3,800,000 and $4,333,000.
    The income received and amortized premium expense were included in interest expense on FHLB advances.


    Put Options - The Company purchases put options on Eurodollar futures contracts, in order to offset for the potential effect of rising rates on interest margin. Eurodollar futures are indexed to LIBOR. The following summarizes the terms and characteristics of the put options as of December 31, 1996 and 1995 (dollar amounts in thousands):


                                                                      1996                  1995
                                                                      ----                  ----
     Carrying amount (including net deferred gains)                   $403                  $917
     Fair value                                                       $141                  $148
     Instrument underlying put option                   Eurodollar futures    Eurodollar futures
     Contract amount                                            $1,550,000            $1,875,000
     Option expiration dates                             December 15, 1997        March 17, 1997
     Strike price                                           92.75 to 93.75        92.25 to 95.75


    The amount of option premiums amortized and charged to income for the years ended December 31, 1996 and 1995 was $6,509,000 and $6,512,000.
    Amortized gains from sold option contracts were $1,793,000 in 1996 and $3,685,000 in 1995 and were offset against interest expense on FHLB advances. Unamortized premiums at December 31, 1996 and 1995 were $560,000 and $928,000. Unamortized gains at December 31, 1996 and 1995 were $157,000 and $11,000.


    Call Options - The Company purchases call options on Eurodollar futures contracts and Treasury Notes, in order to offset for the potential effect of falling rates on interest margin. Eurodollar futures are indexed to LIBOR. The following summarizes the terms and characteristics of the call options as of December 31, 1996 (dollar amounts in thousands):

                                                                      1996                  1995
                                                                      ----                  ----
     Carrying amount (including net deferred gains)                   $522                 $(812)
     Fair value                                                        $74                $3,364
     Instrument underlying call option                  Eurodollar futures    Eurodollar futures
                                                        and Treasury Notes    and Treasury Notes
     Contract amount                                            $2,850,000            $1,432,000
     Option expiration dates                                 June 16, 1997         June 17, 1996
     Strike price                                           95.25 to 95.50        93.25 to 95.50


    The amount of option premiums amortized and charged to income for the years ended December 31, 1996 and 1995 was $3,276,000 and $992,000.
    Amortized gains from sold option contracts in 1996 and 1995 were $3,524,000 and $1,211,000. Unamortized premiums at December 31, 1996 and 1995 were $522,000 and $728,000. Unamortized gains at December 31, 1996 and 1995 were $-0- and $1,540,000.


15. EMPLOYEE BENEFITS

    Retirement Plans - The Company has a non-contributory defined benefit pension plan covering substantially all employees. The plan provides pension benefits that are based on each employee's years of service and average compensation prior to retirement. The Company's funding policy is to contribute annually at least the minimum required by law. Plan assets are invested in the general account and certain separate accounts of The New England Company and Manning and Napier.


    For the years ended December 31, 1996 and 1995, the net pension cost is summarized as follows (amounts in thousands):

                                                         1996         1995
                                                         ----         ----
      Service cost                                    $ 1,498      $ 1,042
      Interest cost                                     2,429        2,498
       Return on plan assets                           (2,952)      (2,415)
      Net amortization and deferral                      (240)        (115)
                                                       ------       ------
      Net periodic pension cost                       $   735      $ 1,010
                                                       ======       ======



    The following schedule reconciles the funded status of the plan as of December 31, 1996 and 1995 (amounts in thousands):

                                                      1996                      1995
                                            -------------------------  -----------------------
      Estimated fair value of plan assets                   $ 40,023                 $ 32,296
      Benefit obligations:
        Vested benefit obligation            (29,160)                   (25,215)
                                             -------                    -------
        Accumulated benefit obligation       (31,208)                   (25,827)
                                             -------                    -------
        Projected benefit obligation                         (36,688)                 (32,068)
      Unrecognized net loss                                    1,127                    4,434
      Unrecognized prior service cost                           (576)                    (705)
      Remaining unrecognized net
        transition asset                                           -                     (111)
                                                             -------                  -------
            Net pension asset recognized
             in the consolidated balance
             sheet as of  December 31, 1996
             and 1995                                       $  3,886                 $  3,846
                                                             =======                  =======



    Certain assumptions utilized in the calculation summarized in the table above are as follows:

                                                             1996      1995
                                                             ----      ----
      Assumed discount rate                                  7.25%     8.25%
      Assumed rate of compensation increase                  5.00%     6.00%
      Expected long term rate of return on plan assets       8.25%     8.25%


    The Company also has a 401(K) Salary Reduction Profit Sharing Plan in which substantially all employees are eligible to participate. Total expense for this plan was $820,876 and $746,734 for the years ended December 31, 1996 and 1995.

    The Company maintains certain non qualified retirement plans (i.e., Supplemental Employee Retirement Plan and Directors Retirement Plan) for key officers and directors. Certain of these plans are funded annually, and the net periodic pension cost recorded for these plans was $356,598 and $304,672 for the years ended December 31, 1996 and 1995.

    Post Retirement Benefits - The Company sponsors a defined benefit post retirement medical plan that covers all of its full time employees. All employees who retire on or after age 55 with 5 years of service are eligible. Employees are required to contribute a portion of the premium based on their age and service at retirement. Spouses pay the full premium. The plan is not funded. Upon adoption of SFAS No. 106, the Company recorded the entire accumulated post retirement benefit obligation on May 1, 1991.


    Net periodic postretirement benefit cost for the years ended December 31, 1996 and 1995 included the following components (amounts in thousands):

                                                            1996      1995
                                                            ----      ----
     Service cost - benefits attributed to service
      during the period                                    $ 265      $472
     Interest cost                                           335       519
     Net amortization and deferral                          (225)      (95)
                                                            ----       ---
     Net periodic postretirement benefit cost              $ 375      $896
                                                            ====       ===


    The following table sets forth the plan's status reconciled with the amount shown in the Company's financial statements at December 31, 1996 and 1995 (amount in thousands):

                                                            1996      1995
                                                            ----      ----
     Accumulated postretirement benefit obligation:
       Retired employees                                 $(2,493)  $(1,544)
       Active employees                                   (2,446)   (5,123)
                                                          ------    ------
     Unfunded accumulated benefit obligation in excess
      of plan assets                                      (4,939)   (6,667)
     Unrecognized net gain                                (3,339)   (1,464)
     Unrecognized prior service cost                        (437)     (473)
                                                          ------    ------
     Accrued postretirement medical benefit cost         $(8,715)  $(8,604)
                                                          ======    ======


    For measurement purposes, a 10.0% annual rate of increase in the per capita cost of health care benefits for retirees was assumed for 1996.
    The rate was assumed to decrease gradually to 5.50% by 2005 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by 1% in each year would increase the accumulated postretirement benefit obligation at December 31, 1996 by $670,000, and the net periodic postretirement benefit cost by $135,000 for the year then ended.

    The weighted average discount rate used in determining the accumulated postretirement obligation was 7.50% for 1996 and 8.25% for 1995.


16. STOCK OPTION PLANS AND STOCK GRANT

    On May 8, 1991, the Subsidiary adopted a Non-qualified Stock Option Plan (the "Plan") for its officers. On that date, options were granted to purchase 1,004,900 shares of common stock at an exercise price equal to the net book value per share at date of grant. The plan provides for subsequent additional awards of stock options based on a formula linked to compensation increases. The basis of subsequent options purchased is based on the net book value per share at date of grant. Subsequent to exercise, the optionee may sell the shares back to the Subsidiary at a price equal to the current net book value per share. The right to exercise options granted is phased in over a seven year vesting schedule. As of December 31, 1996, 1,040,395 share options were outstanding and become exercisable according to the following schedule:



        Date of Exercisability      Aggregate Number Exercisable
        ----------------------      ----------------------------
              May 8, 1997                       907,045
              May 8, 1998                       950,320
              May 8, 1999                       983,080
              May 8, 2000                     1,009,630
              May 8, 2001                     1,029,070
              May 8, 2002                     1,040,395



    The following is a summary of the changes in options outstanding during 1996 and 1995:

                                                         Weighted
                                                          Average   Redemption
                                            Number   Option Price        Price
                                         of Shares      per Share    per Share
                                         ---------      ---------    ---------
    Outstanding at December 31, 1994     1,002,155         $10.57       $14.93
    Granted                                 73,700          15.49            -
    Exercised                              (43,295)         11.68        15.57
    Terminated                             (52,970)         12.31            -
                                         ---------          -----        -----

    Outstanding at December 31, 1995       979,590          10.79        16.84
    Granted                                 75,500          17.20            -
    Exercised                               (1,480)         15.49        17.09
    Terminated                             (13,215)         15.34            -
                                         ---------          -----        -----

    Outstanding at December 31,1996      1,040,395         $11.19       $20.19
                                         =========          =====        =====



    The following summarizes the pro forma net income as if the fair value method of accounting for stock-based compensation plans (as described in SFAS 123) had been utilized:

                                    For the Year Ended      For the Year Ended
      (amounts in thousands)         December 31, 1996       December 31, 1995
                                     -----------------       -----------------
     Net income (as reported)                  $74,196                 $42,208
     Proforma net income                       $74,391                 $42,237


    The fair value of the 1996 and 1995 option grants were estimated using the Black Scholes Options Pricing Method using the following assumptions: dividend yield of 1.62% and 1.78%, risk-free interest rate of 6.60% and 7.053% and an expected life of 10 and 10 years, respectively.

    On May 8, 1991 the Subsidiary also issued 199,487 shares of common stock to senior officers, at the book value per share at date of grant. The grantee may sell the stock back to the Subsidiary at a price equal to current net book value per share. The initial cost of the stock grant was included as a merger cost and represents the initial minority interest. Shares issued and outstanding at December 31, 1996 and 1995 were 156,758 and 156,758 respectively.

    The cost of both plans is recognized based on the increased value of all shares granted. The increased value of both plans, which has been recorded as compensation expense, was $4,220,129 for the year ended December 31, 1996 and $1,917,594 for 1995.


17. COMMITMENTS AND CONTINGENCIES

    At December 31, 1996 and 1995, the Company had commitments outstanding generally for up to 90 days, to originate and purchase loans and commitments to sell loans as follows (amounts in thousands):

                                                                     1996       1995
                                                                     ----       ----
     Commitments outstanding to originate and purchase loans     $166,570   $330,030
     Commitments to sell loans                                     88,582    164,319
     Commitments to purchase mortgage-backed securities                 -     25,000


    Substantially all commitments to originate and purchase loans (net of commitments to sell loans) are for adjustable rate loans with the initial interest rate fixed at the commitment date.


    The Company leases certain premises and equipment under various non-cancelable operating lease agreements. At December 31, 1996, the total future minimum rental commitments, exclusive of amortization of premiums arising from recapitalization, are as follows (amounts in thousands):

                1997                   $ 3,664
                1998                     3,535
                1999                     3,270
                2000                     2,936
                2001                     2,538
                Later Years             14,895


    The total rental expense was $6,980,265 for the year ended December 31, 1996 and $7,187,442 for 1995.

    In the conduct of business, the Company is involved in various litigation matters. Management of the Company, based on its review with counsel of the development of these matters, is of the opinion that the ultimate disposition of these litigation matters should not have a materially adverse effect on the financial position of the Company.


18. SAVINGS ASSOCIATION INSURANCE FUND ASSESSMENT

    On September 30, 1996, the President signed into law an omnibus appropriations act for fiscal year 1997 that included, among other things, the recapitalization of the Savings Association Insurance Fund ("SAIF") in a section entitled the Deposit Insurance Funds Act of 1996. The Act included a provision where all insured depository institutions would be charged a one-time special assessment on their SAIF assessable deposits as of March 31, 1995. The Company recorded a pre-tax charge of $26,691,979, which represented 65.7 basis points of the March 31, 1995 assessable deposits. This charge was recorded upon enactment on September 30, 1996, and later paid on November 29, 1996.


19. FAIR VALUES OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

    Securities - Fair values for securities are based on quoted market prices or dealer quotes, where available. Where quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

    Loans - The fair values of adjustable rate residential real estate loans are determined using an option based pricing model. The cash flows are discounted using a rate comprised of an option adjusted spread and the appropriate term rate. The option adjusted spread includes an additional spread over that of ARM securities to compensate for the added risk associated with whole loans.

    The fair values of fixed rate residential, second mortgage loans, consumer loans and commercial mortgages are estimated using a discounted cash flow approach, using the appropriate index plus a spread.

    Delinquent loans (not in foreclosure) are valued using the method noted above and loans delinquent more than 30 days but less than 91 days delinquent, are reduced by an allocated amount of required general valuation allowances. The fair value of loans currently in foreclosure is estimated to approximate carrying value, as such loans are generally carried at net realizable value.

    Mortgage Servicing Rights - Fair value is estimated by discounting the net servicing income to be received over the estimated servicing term using a current market rate.

    Deposits - The fair value of demand deposits, passbook savings accounts, and certain money market accounts is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated using a discounted cash flow approach that applies current market rates (prevailing CD rates) to a schedule of aggregated expected monthly maturities on time deposits.

    Advances from Federal Home Loan Bank - The carrying value of variable rate advances approximates fair value. The fair value of fixed rate advances is estimated using a discounted cash flow approach, that applies the current incremental advance borrowing rate.

    Collateralized Mortgage Obligations - The fair value of these instruments is estimated using a discounted cash flow approach that applies current market rates for similarly traded instruments.

    Senior and Subordinated Debt - The carrying value of the variable rate instrument, which reprices every six months, approximates fair value. The fair value of the fixed rate instrument is estimated using a discounted cash flow approach that applies a current market rate for similar securities.

    Interest Rate Swaps, Caps and Options - The fair value of interest rate swaps and interest rate caps are obtained from dealer quotes. These values represent current settlement prices. The fair value of options is also obtained from dealer quotes.

    Other Financial Instruments - Based on the characteristics of cash and cash equivalents, FHLB stock, accrued interest receivable and payable, securities sold under agreements to repurchase, advances from borrowers for taxes and insurance and the commitments to purchase or sell loans and securities, the carrying value approximates fair value.


    The following table presents the carrying value and the estimated fair values of the aforementioned Company's financial instruments as of December 31, 1996 and 1995 are as follows (amounts in thousands):

                                                      1996                       1995
                                           ------------------------    -------------------------
                                                                (2)                          (2)
                                            Carrying           Fair      Carrying           Fair
                                              Amount          Value        Amount          Value
                                              ------          -----        ------          -----
     Financial Assets:
       Securities                          $ 788,912     $  784,563    $  929,855     $  929,170
       Loans, net of loss allowances        5,828,14      5,994,605     5,738,209      5,908,304
       Mortgage servicing rights              74,342         95,050        74,113         79,642

     Financial Liabilities:
       Deposits                            4,268,377      4,270,249     4,210,502      4,221,482
       Advances from Federal Home
         Loan Bank                         1,767,698      1,778,913     1,710,955      1,723,322
       Collateralized mortgage
         obligations                           7,165          8,477         8,531         10,467

     Off-balance sheet financial
       instruments: (1)
         Interest rate swaps:
           Net receivable                          -              -           277            272
           Net payable                             -              -        (1,099)           (30)
         Interest rate caps                    8,511          3,933         5,329          2,663
         Option premiums                         925            215           105          3,512


    (1) Amounts reflected under "carrying amount" represent accruals or deferred income (expense) arising from those unrecognized financial instruments.

    (2) Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.


20. STOCK PURCHASE AGREEMENT

    On August 21, 1996, CT Financial Services, Inc.("CT Financial") and HSBC Americas, Inc. ("HSBC") entered into an agreement whereby HSBC will purchase all of the outstanding stock of CTUS Inc., the holding company of First Federal Savings and Loan Association of Rochester. The proposed transaction is subject to the approval of the Federal Reserve Bank of New York, the New York State Banking Department and the United States Office of Thrift Supervision. The transaction is expected to close in the first quarter of 1997. Due to the uncertainty of obtaining regulatory approval, no final accruals, contingencies or other adjustments that would be associated with the approved transaction have been reflected in these financial statements.

                                                               EXHIBIT 23


                         INDEPENDENT AUDITORS' CONSENT

HSBC Americas, Inc.

We consent to the incorporation by reference in Amendment no. 1 to Registration Statement no. 333-5801 on Form S-3 of HSBC Americas, Inc. of our report dated January 10, 1997 (relating to the consolidated financial statements of CTUS and subsidiaries for the year ended December 31, 1996) appearing in the Report on Form 8-K of HSBC Americas, Inc. and expresses an unqualified opinion, refers to the report of other auditors on the consolidated financial statements for the year ended December 31, 1995, and includes an explanatory paragraph that describes the adoption of a new accounting pronouncement.



/s/ Deloitte & Touche LLP

Cleveland, Ohio
May 8, 1997